Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

By and Among

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY,

ENTERCOM COMMUNICATIONS CORP.

and

ENTERCOM RADIO, LLC

Dated as of December 7, 2014

i

ii

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 7, 2014, by and among THE LINCOLN NATIONAL LIFE INSURANCE COMPANY, an Indiana corporation (“Seller”), ENTERCOM RADIO, LLC, a Delaware limited liability company (“Purchaser”) and ENTERCOM COMMUNICATIONS CORP., a Pennsylvania corporation (“Parent”).

RECITALS

WHEREAS, Seller owns all the issued and outstanding shares of capital stock (the “Shares”) of Lincoln Financial Media Company, a North Carolina corporation (“LFMC” and a “Company”);

WHEREAS, LFMC owns all the issued and outstanding shares of capital stock of Lincoln Financial Media Company of California, a North Carolina corporation (“LFMCA”), Lincoln Financial Media Company of Colorado, a North Carolina corporation (“LFMCO”), Lincoln Financial Media Company of Florida, a North Carolina corporation (“LFMFL”), and Lincoln Financial Media Company of Georgia, a North Carolina corporation (“LFMGA”, and together with LFMCA, LFMCO, and LFMFL, the “Subsidiaries”, and each individually, a “Subsidiary” or a “Company”, and together with LFMC, the “Companies”);

WHEREAS, the Subsidiaries own and operate radio stations KEPN(AM), Lakewood, Colorado, KKFN(FM), Longmont, Colorado, KRWZ(AM), Denver, Colorado, KQKS(FM), Lakewood, Colorado, KYGO-FM, Denver, Colorado, KYGO-FM1, Boulder, Colorado, K251AB, Longmont, Colorado, K276FK, Denver, Colorado, WQXI(AM), Atlanta, Georgia, WSTR(FM), Smyrna, Georgia, WAXY(AM), South Miami, Florida, WLYF(FM), Miami, Florida, WMXJ(FM), Pompano Beach, Florida, WAXY-FM, Miramar, Florida KBZT(FM), San Diego, California, KIFM(FM), San Diego, California, KSON-FM, San Diego, California, and KSOQ-FM, Escondido, California (together, and with all associated translator and booster facilities, the “Stations”) pursuant to certain authorizations issued by the FCC;

WHEREAS, Purchaser is a wholly owned subsidiary of Parent and is disregarded as an entity separate from Parent;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Companies and Purchaser or its Affiliates are entering into a Time Brokerage Agreement (the “TBA”); and

WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, the Shares, all upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, Seller and Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, litigation, action, suit, arbitration, inquiry, audit, examination, administrative or other proceeding or investigation, at Law or in equity, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person.

“Affiliated Group” means the affiliated group of corporations within the meaning of Section 1504 of the Code of which Seller is the common parent and each Company is a member.

“Assets” means all right, title and interest of the Companies in all properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, wherever located, including their business and goodwill, that are owned or leased by the Companies or otherwise used or held for use by any Company.

“Business” means the business and operation of the Stations by each of the Subsidiaries.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Return” means any Tax Return that Seller or any of its Affiliates (other than a Company) files with one or more Companies on a consolidated, combined, unitary or similar group basis.

“Company Intellectual Property” means all Intellectual Property owned by any Company that is used or held for use in the operation of the Business as currently conducted.

“Company IP Agreements” means all (a) licenses of Intellectual Property to any of the Companies, and (b) licenses of Intellectual Property by any of the Companies to third parties.

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, Seller or any Company as the owner of the Shares or an employee, officer or director of the Companies, as the case may be, in the performance of duties for, or on behalf of, the Companies or that relates to the business, services or research of the Companies, including: (a) internal business information (including information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods), (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the Companies, their vendors and suppliers, their customers and guests and their confidential information, (c) industry research compiled by, or on behalf of the Companies, including identities of potential target companies, potential development or acquisition opportunities (including locations thereof), management teams, and transaction sources identified by, or on behalf of, the Companies, (d) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto, and (e) information related to any Company Intellectual Property and updates of any of the foregoing, provided, however, “Confidential Information” shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by Seller in breach of Section 5.03 of this Agreement, (ii) becomes available to Seller on a non-confidential basis from a source other than one of the Companies; provided, that such source is not, to Seller’s Knowledge, bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any Company with respect to such information, or (iii) is independently developed by Seller without use of Confidential Information.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management and/or policies of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.

“Denver Programmer” means the “Programmer” as defined in the Denver TBA.

“Denver TBA” means the “Denver TBA” as defined in the TBA.

“Encumbrance” means any (a) pledge, charge, deed of trust, deed to secure debt, security interest, hypothecation, claim, mortgage, lien (statutory or otherwise), title defect, burden, option, right of first refusal, right of first offer, encroachment, encumbrance or similar restriction, (b) any covenant, condition, restriction, easement, charge, encroachment, right-of-way, adverse claim of any kind or similar matter of record, (c) any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, and (d) conditional, installment, contingent sale or other title retention agreement or lease in the nature thereof.

“Environment” means any and all environmental media, including ambient and indoor air, land, soil, surface or subsurface strata, surface water, drinking water, ground water, wetlands and sediment.

“Environmental Law(s)” means any federal, state, local statute, law, ordinance, regulation, rule, code, order, policy, guideline, principal of law, Environmental Permit, consent decree, judicial interpretation or judgment, in each case in effect as of the date hereof, relating to the Environment, pollution, human health and safety, protection or restoration of the Environment or natural resources, or noise, including those relating to Releases or threatened Releases of any Hazardous Material into the Environment, or otherwise relating to the manufacture, generation, processing, distribution, use, Release, treatment, storage, disposal, transport or handling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Federal Water Pollution Control Act (the “Clean Water Act”), the Clean Air Act, the Resource Conservation and Recovery Act (“RCRA”) and the

Occupational Safety and Health Act, and analogous state statutes, all as amended, and all regulations, codes, policies, guidelines, Environmental Permits, orders, and judicial interpretations issued thereunder.

“Environmental Liability” means any and all Liabilities to the extent arising out of or resulting from the occurrence or existence of (a) any Release of Hazardous Materials by any Company or on any Real Property, (b) the use, generation, storage, disposal, handling, treatment, recycling, shipment, transportation (or arrangement for any of the foregoing) of any Hazardous Materials by any Company or on any Real Property, or (c) any Liability of any Company under any Environmental Laws or any Environmental Permits, in each case, for any action, omission, event or state of facts occurring or existing on or before the TBA Effective Date.

“Environmental Permit(s)” means any permit, certificate, license, approval, registration, identification number, consent or other authorization required to conduct the Business by or pursuant to any applicable Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Taxes” means (a) Taxes of the Companies (including any obligation to contribute to the payment of a Tax determined on a consolidated, combined, unitary or similar group basis) for all Pre-Closing Tax Periods, (b) Taxes of any Person (other than the Companies and Purchaser and any of its Affiliates) imposed on any Company as a transferee or successor, by contract or otherwise (including any Liability for Taxes pursuant to Regulations Section 1.1502-6 or any corresponding or similar provision of state, local or foreign Law), which Taxes relate to an event, fact or circumstance (including prior membership in a consolidated, combined, unitary or similar group under applicable Tax Law) occurring, arising or existing before the Closing, and (c) Taxes of Seller or any of its Affiliates (excluding the Companies); provided, that, for purposes of determining the amount of Excluded Taxes in the case of any Straddle Period, Taxes of the Companies shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date based on the principles in Section 7.02(c)(ii).

“FCC” means the United States Federal Communications Commission or any successor agency thereto.

“FCC Applications” means the application or applications that Seller, the Companies and Purchaser must file with the FCC requesting its consent to the transfer of control and/or assignment of the FCC Licenses to Purchaser or any of its Affiliates.

“FCC Consent” means the initial Action by the FCC approving the FCC Applications.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Government Consents” means the FCC Consent and HSR Clearance.

“Governmental Authority” means any federal, state, local or foreign government, governmental, regulatory or administrative authority, agency, commission or department or any court, tribunal, or judicial or arbitral body or any non-governmental self-regulatory authority, agency, commission or department, domestic or foreign.

“Governmental Order” means any agreement, order, writ, judgment, injunction, prohibition, ruling, decree, stipulation, determination or award (arbitration or otherwise) entered by or with any Governmental Authority.

“Hazardous Material(s)” means, whether naturally occurring and whether alone or in combination, any hazardous, dangerous or toxic substance, pollutant, material or waste or any pollutant, contaminant, substance, material or chemical that is listed, classified, regulated pursuant to any Environmental Law or whose presence at some quantity requires investigation, notification, or remediation, or could give rise to liability, under any Environmental Law, including, without limitation, any material, substance, pollutant, or contaminant that is (a) designated as a “hazardous substance” pursuant to the Clean Water Act (33 U.S.C. §1317), (b) defined as “hazardous waste” pursuant to RCRA, (c) defined as a “hazardous substance” pursuant to CERCLA, (d) petroleum and any petroleum by-products and waste oil, (e) asbestos and asbestos-containing materials, (f) polychlorinated biphenyls, or (g) lead-based paint.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Clearance” means the expiration or termination of any applicable waiting period (and any extension thereof) under the HSR Act.

“Indebtedness” means, with respect to the Companies, all obligations of any Company with respect to, and with respect to Parent, all obligations of Parent or any of its subsidiaries with respect to, in each case without duplication: (a) all obligations under any indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money of such Person, (b) all indebtedness evidenced by any note, bond, debenture or other debt security, (c) all commitments that assure a creditor against loss (including contingent reimbursement obligations with respect to letters of credit, performance bonds or bankers acceptances (in each case, to the extent drawn)), (d) all obligations under capitalized leases determined in accordance with GAAP, (e) all obligations for the deferred purchase price of stocks, assets or property (including any earn-out obligations and ongoing commissions payments whether or not contingent and regardless of when due (for the avoidance of doubt, excluding obligations with respect to commission payments to sales staff in the ordinary course of business)), (f) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (to the extent drawn), (g) all obligations arising out of derivative or hedging arrangements, (h) all guarantees for any of the items described in clauses (a) and (g) of this definition, and (i) any indebtedness of another person or entity of the type described in clauses (a) through (h) of this definition secured by an Encumbrance on any assets of any Company or Parent and its subsidiaries, as applicable.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means Seller pursuant to Section 9.02 and Purchaser pursuant to Section 9.03, as the case may be.

“Intellectual Property” means all intellectual property and proprietary rights, including all (a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress, service names, logos, slogans, brand names, domain names, and other indicia of origin, together with the goodwill associated therewith, (c) copyrights, including copyrights in computer software, (d) trade secrets, and all intellectual property rights in confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (e) registrations, issuances, and applications for the registration or issuance of any of the foregoing, and all copies and tangible embodiments thereof (in whatever form or media).

“IRS” means the Internal Revenue Service of the United States.

“IT Assets” means the computers, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment owned, used, or held for use by any of the Companies.

“Law” means any federal, state, provincial, local, municipal, foreign or similar governmental statute, law, ordinance, regulation, rule, code, interpretation, directive, policy, treaty, writ, decree, injunction, stay, Governmental Order, requirement, rule of law (including common law) or of any Governmental Authority.

“Lease(s)” means the contracts granting any of the Companies the right of use or occupancy of any portion of the Leased Real Property, or any contract to which any of the Companies is a party and granting any other Person the right of use or occupancy of any portion of the Real Property, together with any amendments, modifications or supplements thereto.

“Leased Real Property” means the real property leased, subleased or licensed by any of the Companies, as lessee, sublessee or licensee, or for which any party or parties has granted to any of the Companies the right of use or occupancy of any portion of such real property, together with any right, title and interest of the Company pursuant to a Lease thereof and all improvements thereon.

“Liability” means any liability, cost, expense, debt or obligation of any kind, character, or description, and whether known or unknown, accrued, absolute, contingent or otherwise, and regardless of when asserted or by whom.

“made available” means that information or documents available for Purchaser to download in reviewable format on the Merrill electronic documentation site established on behalf of Seller prior to the execution of this Agreement.

“Material Adverse Effect” means any event, circumstance, change or effect that (a) has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or the financial condition of the Companies, taken as a whole, or (b) would reasonably be expected to prevent, materially delay or materially impede the performance by Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby, in the case of clause (a), other than any event, circumstance, change or effect to the extent (and only to the extent) resulting from (i) events, circumstances, changes or effects that generally affect the radio industry in the United States (including legal and regulatory changes), (ii) events, circumstances, changes or effects that generally affect the radio markets in which the Companies operate, (iii) general economic or political conditions or events, circumstances, changes or effects affecting the securities, financial or credit markets generally, (iv) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, or the performance of, this Agreement, including (A) any actions of competitors or (B) any delays or cancellations of orders for services or other effects on relationships with customers, suppliers or employees, (v) any change in accounting requirements or principles or the interpretation thereof, (vi) events, circumstances, changes or effects caused by any outbreak or escalation of war, act of foreign enemies, hostilities, terrorist activities, or acts of nature, and (vii) any circumstance, change or effect that results from any action taken or omitted pursuant to or in accordance with the express terms of this Agreement or at the request of Purchaser; except, in the case of clauses (i), (ii), (iii), (v), and (vi) above, to the extent that such events, circumstances, changes, effects, facts or developments disproportionately affect the Companies, taken as a whole, relative to other companies in the industry in which the Companies operate.

“Net Working Capital” as of any date or time means, in each case as determined in accordance with GAAP and the Net Working Capital Principles, (a) the consolidated current assets of the Companies as of such date or time, minus (b) the consolidated current liabilities of the Companies as of such date or time, plus (c) any accrued current liabilities of the Companies paid, reimbursed or discharged on or after such date and prior to the Closing by Seller or any of its Affiliates (other than the Companies) (other than, for the avoidance of doubt, (i) any TBA Termination Costs (as defined in the TBA), or (ii) as otherwise reimbursed by Purchaser or its Affiliates to Seller or any of its Affiliates (other than the Companies) pursuant to the TBA), plus (d) the aggregate amount of all security deposits held by utility providers; it being understood that, (i) with respect to the calculation of Net Working Capital as of the TBA Effective Date, the items requiring adjustment pursuant to clause (c) of this definition shall be given retroactive effect and, upon their occurrence, shall be deemed to have occurred as of the TBA Effective Date for purposes of such calculation, regardless of when such amounts are actually paid or discharged prior to the Closing, and (ii) any and all current assets and current liabilities accrued in respect of any Excluded Taxes shall be excluded from the calculation of Net Working Capital.

“Net Working Capital Principles” means the accounting policies, principles, practices and methodologies used in the preparation of the Financial Statements to the extent in accordance with GAAP and as otherwise set forth in Exhibit 1.01(a) attached hereto.

“Owned Real Property” means the real property in which any of the Companies have fee title (or equivalent) interest and all buildings, structures and other improvements located thereon, fixtures used or held for use in connection with the operation of the Station operated on such real property (as set forth in Section 3.12(a) of the Seller Disclosure Schedule) and all appurtenances thereto.

“Parent Subsidiaries” means each direct or indirect subsidiary of Parent.

“Permit” means any permit, license, approval, consent, registration, variance, certification, endorsement or qualification granted by or obtained from any Governmental Authority pursuant to Law.

“Permitted Encumbrances” means (a) statutory liens for current Taxes of the Companies not yet due or delinquent (or which remain payable and may be paid without interest or penalties) and liens for Taxes of the Companies the validity or amount of which is being contested diligently in good faith by appropriate proceedings and for which adequate reserves have been established and maintained in accordance with GAAP and which contested liens as of the date hereof are disclosed on Section 7.01(e) of the Seller Disclosure Schedule, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of any of the Companies, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) which do not or would not reasonably be expected to materially interfere with or impair the value, occupancy or current use of the Assets or operation of the Stations, (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not or would not reasonably be expected to materially interfere with or impair the occupancy or current use of the Assets or operation of the Stations, (d) all covenants, conditions, restrictions, easements, charges, rights-of-way, imperfections of title and other Encumbrances of record, and similar matters of record, which do not or would not reasonably be expected to materially interfere with or impair the occupancy or current use of the Assets or operation of the Stations, (e) matters which would be disclosed by an accurate survey or inspection of the Owned Real Property which do not or would not reasonably be expected to materially interfere with or impair the occupancy or current use of the Assets or operation of the Stations, and (f) the Leases identified on Section 3.12(b) of the Seller Disclosure Schedule pursuant to which the Company has granted any other person the right to lease or otherwise occupy any portion of the Real Property.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Preliminary Retained Liabilities Amount” means an amount equal to the Retained Liabilities as set forth on the Retained Liabilities Statement.

“Purchase Price Bank Account” means a bank account in the United States to be designated by Seller in a written notice to Purchaser at least two (2) Business Days before the Closing.

“Purchaser Disclosure Schedule” means the Disclosure Schedule of Purchaser delivered herewith.

“Purchaser MAE” means any event, circumstance, change or effect that (a) has had, or would reasonably be expected to be have, a material adverse effect on the business, results of operations or the financial condition of Parent and its subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, materially delay or materially impede the performance by Parent or Purchaser of its obligations under this Agreement or the consummation of the transactions contemplated hereby, in the case of clause (a), other than any event, circumstance, change or effect to the extent (and only to the extent) resulting from (i) events, circumstances, changes or effects that generally affect the radio industry in the United States (including legal and regulatory changes), (ii) events, circumstances, changes or effects that generally affect the radio markets in which Parent and its subsidiaries operate, (iii) general economic or political conditions or events, circumstances, changes or effects affecting the securities, financial or credit markets generally, (iv) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, or performance of, this Agreement, including (A) any actions of competitors, or (B) any delays or cancellations of orders for services or other effects on relationships with customers, suppliers or employees, (v) any change in accounting requirements or principles or the interpretation thereof, (vi) events, circumstances, changes or effects caused by any outbreak or escalation of war, act of foreign enemies, hostilities, terrorist activities, or acts of nature, and (vii) any circumstance, change or effect that results from any action taken or omitted pursuant to or in accordance with the express terms of this Agreement or at the request of Seller; except, in the case of clauses (i), (ii), (iii), (v), and (vi) above, to the extent that such events, circumstances, changes, effects, facts or developments disproportionately affect Parent and its subsidiaries relative to other companies in the industry in which Parent and its subsidiaries operate.

“Purchaser’s Knowledge”, “Knowledge of Purchaser”, “Parent’s Knowledge”, “Knowledge of Parent” or similar terms used in this Agreement means the actual knowledge of those Persons listed in Section 1.01(a) of the Purchaser Disclosure Schedule.

“Real Property” means all Owned Real Property and Leased Real Property.

“Reference Statement Date” means September 30, 2014.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Release” means any accidental or intentional, releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

“Representative” means, with respect to any Person, its officers, directors, employees, financial advisors, attorneys, accountants, actuaries, consultants, investment bankers, potential sources of debt or equity financing and other agents, advisors and representatives.

“Retained Liabilities” means all long-term Indebtedness and other long-term liabilities (as such term is defined in accordance with GAAP) of the Companies required to be set forth on a consolidated balance sheet of the Companies prepared in accordance with GAAP and the accounting policies, principles, practices and methodologies used in the preparation of the Financial Statements and existing as of the Closing Date; provided, that with respect to any Lease, Retained Liabilities shall exclude the liabilities from the straight-lining of fixed future rent obligations under any such Lease in accordance with GAAP.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means the Class A Common Stock, par value $0.01 per share, of Parent.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Disclosure Schedule” means the Disclosure Schedule of Seller delivered herewith.

“Seller’s Knowledge”, “Knowledge of Seller” or similar terms used in this Agreement means the actual knowledge of those Persons listed in Section 1.01(a) of the Seller Disclosure Schedule.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“subsidiaries” means, when used with respect to any Person, any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, or Person of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, or (ii) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions.

“Subsidiaries Shares” means all the issued and outstanding shares of capital stock of the Subsidiaries.

“Tax” or “Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, whether disputed or not, including any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever.

“Tax Return” means any return (including any information return), report, form, claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration, statement, or certification filed or required to be filed with a Governmental Authority with respect to Taxes, including all attachments thereto and amendments thereof.

“TBA Effective Date” shall mean the “Commencement Date” as defined in the TBA.

“TBA Period” means the period beginning on the TBA Effective Date and ending on the Termination Date (as defined in the TBA).

“Transaction Expenses” means all costs, fees and expenses incurred by or on behalf of Seller or any Company (or for which Seller or any Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise) in connection with this Agreement and the consummation of the transactions contemplated hereby to outside counsel, accountants, financial advisors, appraisers, investment bankers, brokers and other advisors retained by Seller or any Company.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including recording and escrow fees), but excluding any and all income Taxes and real property or leasehold interest transfer or gains Tax and any similar Tax.

“Transmission Equipment” means all digital, analog or other equipment used in connection with the Stations, including the antenna, transmitter and all associated transmission equipment, lines and facilities.

SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Affiliate Agreements”	3.15(a)(v)
“Agreement”	Preamble
“Alternative Transaction”	5.12
“Ancillary Documents”	3.01
“Appraisal”	7.05(c)
“Appraiser”	7.05(c)
“Auditor”	2.06(c)
“Basket Amount”	9.04(a)
“CERCLA”	Definition of Environmental Laws
“Claim Notice”	9.05(a)
“Clean Water Act”	Definition of Environmental Laws
“Closing”	2.03
“Closing Date”	2.03

Definition	Location

“Closing Net Working Capital Amount”	2.06(c)
“Communications Act”	3.06(a)
“Companies”	Recitals
“Company”	Recitals
“Company Plan”	3.13(a)
“Company Registered IP”	3.11(a)
“Company Releasees”	11.17
“Confidentiality Agreement”	5.03(a)
“Contract”	3.04
“Determination Date”	2.06(c)
“Divestiture Application”	5.13
“Enforceability Exceptions”	3.01
“ERISA”	3.13(a)
“Estimated Net Working Capital Amount”	2.06(a)
“Existing Counsel”	11.19
“FCC Licenses”	3.06(a)
“FCC Rules”	3.06(a)
“Final Allocation Schedule”	7.05(e)
“Final Retained Liabilities Amount”	2.07(c)
“Financial Statements”	3.07(a)
“Fundamental Representations”	9.01
“Guarantee”	5.17
“Interim Financial Statements”	3.07(a)
“Interim Net Working Capital Payments”	2.06(d)(i)
“LFMC”	Recitals
“LFMCA”	Recitals
“LFMCO”	Recitals
“LFMFL”	Recitals
“LFMGA”	Recitals
“Loss”	9.02
“Material Contracts”	3.15(a)
“Net Working Capital Adjustment Amount”	2.06(d)(ii)
“NWC Statement”	2.06(b)
“Outside Date”	10.01(a)
“Parent”	Preamble
“Parent Financial Statements”	4.11(b)
“Parent SEC Documents”	4.11(a)
“Parent Shares”	4.10(a)
“Plans”	3.13(a)
“Preferred Stock”	2.02
“Preliminary Closing Net Working Capital Amount”	2.06(b)
“Proposed Allocation Schedule”	7.05(c)
“Purchase Price”	2.02
“Purchaser”	Preamble

Definition	Location

“Purchaser Actions”	11.18
“Purchaser Indemnified Party”	9.02
“RCRA”	Definition of Environmental Laws
“Registration Rights Agreement”	5.18
“Retained Assets”	5.11
“Retained Liabilities Statement”	2.07(a)
“Retained Names and Marks”	5.05(a)
“Sarbanes-Oxley Act”	4.11(a)
“Section 338 Elections”	7.05(a)
“Section 338 Forms”	7.05(a)
“Seller”	Preamble
“Seller Indemnified Party”	9.03
“Shares”	Recitals
“Stations”	Recitals
“Subsidiary”	Recitals
“Subsidiaries”	Recitals
“Survey”	5.10(b)
“S-X Financials”	11.09
“Tax Claim”	7.03(b)
“TBA”	Recitals
“Third Party Claim”	9.05(a)
“Title Commitment”	5.10(a)
“Title Company”	5.10(a)
“Title Policy”	5.10(a)
“Towers”	3.12(h)
“Transmission Structures”	3.12(h)
“Trust Station”	5.13
“Year End Statements”	3.07(a)

SECTION 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) references to a Person are also to its successors and permitted assigns; and

(h) capitalized terms used but not defined in this Agreement and defined in the TBA shall have the meanings set forth in the TBA.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all right, title and interest in and to the Shares, free and clear of all Encumbrances, which Shares collectively constitute and shall constitute as of the Closing Date all of the issued and outstanding shares of capital stock of LFMC, for the Purchase Price as specified in Section 2.02.

SECTION 2.02. Purchase Price. The amount payable to Seller in consideration for the Shares shall be an aggregate of (a) $77,500,000 in cash or immediately available funds minus the Preliminary Retained Liabilities Amount, and (b) eleven (11) shares of Preferred Stock to be issued by Parent with the rights and preferences set forth in Exhibit 2.02 (the “Preferred Stock”) (collectively, the “Purchase Price”). The cash Purchase Price will be increased or decreased, as applicable, by the Closing Net Working Capital Amount as determined and paid in accordance with Section 2.06.

SECTION 2.03. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Latham & Watkins LLP, 330 North Wabash Street, Suite 2800, Chicago, Illinois, at 9:00 a.m. New York City time on a date that is at least one (1) and no more than fifteen (15) days following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Sections 8.01 and 8.02 (other than conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) (the “Closing Date”); provided, that each party shall use commercially reasonable efforts to effect the Closing as promptly as practicable following the satisfaction or waiver of such conditions, or at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree upon in writing. The Closing shall be deemed effective at 11:59 p.m. New York City time on the Closing Date.

SECTION 2.04. Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(a) stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer tax stamps affixed;

(b) copies of (i) the existing certificate of incorporation of LFMC, certified by the Secretary or an Assistant Secretary of Seller, and (ii) the bylaws of LFMC, certified by the Secretary or an Assistant Secretary of Seller;

(c) a certificate of a duly authorized officer of Seller certifying as to the matters set forth in Section 8.02(a);

(d) a certificate as to the non-foreign status of Seller pursuant to Regulations Section 1.1445-2(b)(2);

(e) resignations and releases by all directors and officers of each of the Companies who are not employees of the Companies;

(f) duly executed Section 338 Forms (as defined below); and

(g) a duly executed counterpart to the Registration Rights Agreement.

SECTION 2.05. Closing Deliveries by Purchaser and Parent. At the Closing:

(a) Purchaser shall deliver to Seller the cash Purchase Price, as adjusted in accordance with Section 2.02 and Section 2.06, by wire transfer in immediately available funds to the Purchase Price Bank Account;

(b) Parent shall issue and deliver to Seller the certificates evidencing the Preferred Stock (or at Seller’s discretion, in non-certificated book-entry form to Seller’s designated account), along with a certificate of the Secretary or an Assistant Secretary of Parent certifying that the Preferred Stock has been duly authorized and validly issued, is fully paid and nonassessable and is not being issued in violation of any preemptive rights;

(c) Parent shall deliver to Seller a certificate of a duly authorized officer of Parent certifying as to the matters set forth in Section 8.01(a); and

(d) Parent shall deliver to Seller a duly executed counterpart to the Registration Rights Agreement.

SECTION 2.06. Net Working Capital Adjustment.

(a) Estimated Net Working Capital Adjustment. Not later than ten (10) Business Days following the TBA Effective Date, Seller shall deliver to Purchaser its good faith estimate of Net Working Capital as of the TBA Effective Date (the “Estimated Net Working Capital Amount”), together with a reasonably detailed explanation of the calculation thereof, prepared in accordance with the Net Working Capital Principles. The Estimated Net Working Capital Amount may be positive or negative. The effective time for purposes of calculating the Estimated Net Working Capital Amount and the Closing Net Working Capital Amount shall be 12:01 a.m., local station time, on the TBA Effective Date. If the Estimated Net Working Capital Amount would otherwise exceed $17.5 million, and Purchaser provides a written objection to Seller not later than the date of the first installment under Section 2.06(d)(i) stating Purchaser’s good faith view that the Estimated Net Working Capital Amount is overstated, then the Estimated Net Working Capital Amount shall be deemed equal to $17.5 million.

(b) NWC Statement. Following the delivery by Seller of its calculation of the Estimated Net Working Capital Amount pursuant to Section 2.06(a), to the extent in the possession or control of Seller, Seller will provide to Purchaser and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the books and records (including work papers prepared in sufficient detail), employees and accountants of Seller and the Companies, to the extent reasonably related to its evaluation of Seller’s calculation of Net Working Capital, and shall cause the employees of Seller and the Companies to cooperate with Purchaser and its Representatives in connection with Purchaser’s review of such work papers and other documents and information relating to Seller’s calculation of Net Working Capital as Purchaser may request. Within sixty (60) calendar days after delivery by Seller of its calculation of the Estimated Net Working Capital Amount pursuant to Section 2.06(a), Purchaser shall deliver to Seller a statement (the “NWC Statement”), setting forth its calculation of Net Working Capital as of the TBA Effective Date (the “Preliminary Closing Net Working Capital Amount”), together with a reasonably detailed explanation of the calculation thereof. The NWC Statement shall be prepared in accordance with the Net Working Capital Principles.

(c) Disputes. Upon delivery of the NWC Statement, to the extent in the possession or control of Purchaser, Purchaser will provide to Seller and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the books and records (including work papers prepared in sufficient detail), employees and accountants of the Companies, to the extent reasonably related to its evaluation of the NWC Statement and the calculation of the Preliminary Closing Net Working Capital Amount, and shall cause the employees of Purchaser and the Companies to cooperate with Seller and its Representatives in connection with Seller’s review of such work papers and other documents and information relating to Purchaser’s calculation of Net Working Capital as Seller may request. If Seller shall disagree with the calculation of the Preliminary Closing Net Working Capital Amount or any element of the NWC Statement relevant thereto, it shall notify Purchaser of such disagreement in writing within twenty (20) days after its receipt of the NWC Statement, which notice shall set forth in reasonable detail the particulars of such disagreement. In the event that Seller does not provide such a notice of disagreement within such twenty (20) day period, Seller shall be deemed to have accepted the NWC Statement and the calculation of the Preliminary Closing Net Working Capital Amount delivered by Purchaser, and such Preliminary Closing Net Working Capital Amount shall be deemed the “Closing Net Working Capital Amount” for purposes of this Agreement. In the event any such notice of disagreement is timely provided by Seller, Purchaser and Seller shall use their commercially reasonable efforts for a period of twenty (20) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the Closing Net Working Capital Amount. If, at the end of such period, they are unable to resolve such disagreements, then an independent accounting firm of recognized national standing as may be mutually selected by Purchaser and Seller (the “Auditor”) shall resolve any remaining disagreements. If Purchaser and Seller cannot mutually agree on the choice of the Auditor, then Purchaser shall deliver to Seller a list of three independent accounting firms of national standing in the United States and Seller shall select one of such three accounting firms to act as the Auditor. The Auditor shall determine the Net Working Capital Amount as of the TBA Effective Date as promptly as practicable, but in any event within fifteen (15) days after the date on which such dispute is referred to the Auditor, based solely on written submissions forwarded by Purchaser and Seller to the Auditor within ten (10) days following the Auditor’s selection, and such amount, which shall be equal to or between Seller’s and Purchaser’s calculations of Closing Net Working Capital Amount, in the aggregate, shall be deemed the “Closing Net Working Capital Amount” for purposes of this Agreement. The fees and expenses of the Auditor shall be paid one-half by Purchaser and one-half by Seller. The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which the Closing Net Working Capital Amount is finally determined in accordance with this Section 2.06(c) is referred as to the “Determination Date.”

(d) Net Working Capital Payments.

(i) In the event the Estimated Net Working Capital Amount is a positive number, Purchaser shall pay, by wire transfer in immediately available funds, to Seller an amount equal to the Estimated Net Working Capital Amount in three (3) equal installments (the “Interim Net Working Capital Payments”), with one installment payable on the date that is (i) thirty (30) days, (ii) sixty (60) days, and (iii) ninety (90) days, respectively, after the TBA Effective Date; provided, that if any such date is not a Business Day, Purchaser shall pay the relevant Interim Net Working Capital Payment on the first Business Day immediately following such date. In the event the Estimated Net Working Capital Amount is a negative number, Seller shall pay, by wire transfer in immediately available funds, to Purchaser the Interim Net Working Capital Payments, with one installment payable on the date that is (i) thirty (30) days, (ii) sixty (60) days, and (iii) ninety (90) days, respectively, after the TBA Effective Date; provided, that if any such date is not a Business Day, Seller shall pay the relevant Interim Net Working Capital Payment on the first Business Day immediately following such date.

(ii) The “Net Working Capital Adjustment Amount,” which may be positive or negative, shall mean the difference between (A) the Closing Net Working Capital Amount and (B) the Estimated Net Working Capital Amount.

(iii) On the later of (A) the Determination Date, or (B) the day that is ninety-one (91) days after the TBA Effective Date, (1) if the Net Working Capital Adjustment Amount is positive, then within five (5) days after the Determination Date, Purchaser shall pay, by wire transfer in immediately available funds, to Seller the Net Working Capital Adjustment Amount, and (2) if Net Working Capital Adjustment Amount is negative, then within five (5) days after the Determination Date, Seller shall pay, by wire transfer in immediately available funds, to Purchaser the Net Working Capital Adjustment Amount.

SECTION 2.07. Purchase Price Adjustment.

(a) Not more than ten (10) nor less than two (2) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a reasonably detailed estimate, prepared in good faith and in accordance with the accounting policies, principles, practices and methodologies used in the preparation of the Financial Statements, of the Retained Liabilities as of the Closing Date (the “Retained Liabilities Statement”).

(b) Upon delivery of the Retained Liabilities Statement, to the extent in the possession or control of Seller, Seller will provide to Purchaser and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the books and records of Seller, to the extent reasonably related to its evaluation of the Retained Liabilities Statement, and shall cause the employees of Seller to cooperate with Purchaser and its Representatives in connection with Purchaser’s review of the Retained Liabilities Statement and other documents and information relating to Seller’s calculation of the Retained Liabilities as Purchaser may request. If Purchaser shall disagree with the calculation of the Retained Liabilities or any element of the Retained Liabilities Statement relevant thereto, it shall notify Seller of such disagreement in writing within sixty (60) days after its receipt of the Retained Liabilities Statement, which notice shall set forth in reasonable detail the particulars of such disagreement. In the event that Purchaser does not provide such a notice of disagreement within such sixty (60) day period, Purchaser shall be deemed to have accepted the Retained Liabilities Statement and the calculation of the Retained Liabilities delivered by Seller, which shall be final, binding and conclusive for all purposes hereunder. In the event a notice of disagreement is timely provided by Purchaser, Purchaser and Seller shall use their commercially reasonable efforts for a period of twenty (20) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the Retained Liabilities. If, at the end of such period, they are unable to resolve such disagreements, then an Auditor shall resolve any remaining disagreements. If Purchaser and Seller cannot mutually agree on the choice of the Auditor, then Purchaser shall deliver to Seller a list of three independent accounting firms of national standing in the United States and Seller shall select one of such three accounting firms to act as the Auditor. The Auditor shall determine the Retained Liabilities as of the Closing Date as promptly as practicable, but in any event within fifteen (15) days after the date on which such dispute is referred to the Auditor, based solely on written submissions forwarded by Purchaser and Seller to the Auditor within ten (10) days following the Auditor’s selection, and such Retained Liabilities amount, which shall be equal to or between Seller’s and Purchaser’s calculations with respect to the Retained Liabilities, in the aggregate, shall be final, binding and conclusive for all purposes hereunder. The fees and expenses of the Auditor shall be paid one-half by Purchaser and one-half by Seller.

(c) Within five (5) Business Days following the final determination of the Retained Liabilities in accordance with this Section 2.07, (i) in the event that the Final Retained Liabilities Amount exceeds the Preliminary Retained Liabilities Amount, Seller shall pay to Purchaser the amount of such excess in cash or immediately available funds, and (ii) in the event that the Preliminary Retained Liabilities Amount exceeds the Final Retained Liabilities Amount, Purchaser shall pay to Seller the amount of such excess in cash or immediately available funds. The “Final Retained Liabilities Amount” means an amount equal to the Retained Liabilities as finally determined in accordance with this Section 2.07.

SECTION 2.08. Withholding. Any party shall be entitled to deduct and withhold from any payments made pursuant to this Agreement any amounts required to be deducted and withheld with respect to the making of any such payment under applicable Tax Law at the applicable rate for such withholding, and shall timely remit any such withheld amounts to the appropriate Governmental Authority as required by applicable Law, unless, with respect to a certain payment, the payee provides the payor with a valid exemption from or reduction of withholding tax in respect of such payment at least five (5) Business Days prior to the date of such payment. Any amounts deducted and withheld and timely remitted pursuant to this Section 2.08 shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF SELLER

Except as set forth in the Seller Disclosure Schedule, which Seller Disclosure Schedule is arranged in sections corresponding to the lettered and numbered paragraphs contained in this Agreement, and whether or not the corresponding lettered and numbered paragraph contains an explicit reference to the Seller Disclosure Schedule, provided that (i) items disclosed in one section of the Seller Disclosure Schedule shall be deemed disclosed in all other applicable sections of the Seller Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another section of this Agreement or of the Seller Disclosure Schedule, and (ii) the mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission by Seller that such item has had, or would have, a Material Adverse Effect, or that such item is material or meets or exceeds any monetary or other threshold specified for disclosure in the Agreement, Seller hereby represents and warrants to Purchaser as follows:

SECTION 3.01. Organization, Authority and Qualification of Seller. Seller is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the other agreements, instruments, documents and certificates to be executed and delivered by Seller in connection herewith, including the TBA and the Registration Rights Agreement (the “Ancillary Documents”), to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. The execution and delivery of this Agreement and the Ancillary Documents by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller, including its board of directors and applicable shareholders (to the extent required by applicable Law). This Agreement and the Ancillary Documents have been, or upon execution and delivery thereof

(in the case of Ancillary Documents not delivered herewith) will be, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser and Parent) this Agreement and the Ancillary Documents are, or upon execution and delivery thereof (in the case of Ancillary Documents not delivered herewith) will be, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (the “Enforceability Exceptions”). No further act or proceeding on the part of Seller or its shareholders is necessary to authorize this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

SECTION 3.02. Organization, Authority and Qualification of the Companies. Each Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to own, operate or lease the properties and Assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Each Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that any failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.03. Capitalization; Ownership of Shares. A complete list of the authorized and the issued and outstanding capital stock or other ownership interests, as the case may be, of the Companies and the record holders thereof as of the date hereof is set forth in Section 3.03 of the Seller Disclosure Schedule. No shares of capital stock of any Company are held in the treasury of such Company. All of the Shares and the Subsidiaries Shares are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Shares or the Subsidiaries Shares obligating either Seller or any Company to sell any Shares or Subsidiaries Shares, or to issue or sell any shares of capital stock of any Company, any securities convertible into or exchangeable for any shares of capital stock of any Company, or any other interest in any Company. There are no promises by Seller or any Company to grant or award any securities, options, warrants, calls or other rights to purchase or subscribe for Shares or Subsidiaries Shares. The Shares constitute all the issued and outstanding capital stock of LFMC and are owned of record and beneficially by Seller free and clear of all Encumbrances (other than any restrictions imposed by applicable securities Laws). The Subsidiaries Shares constitute all the issued and outstanding capital stock of the Subsidiaries and are owned of record and beneficially by LFMC free and clear of all Encumbrances (other than any restrictions imposed by applicable securities Laws).

SECTION 3.04. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained and all filings and notifications described therein made, and except as may result from any facts or circumstances relating solely to Purchaser, the execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which Seller is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of Seller or any of the Companies, (b) conflict with or violate any Law or Governmental Order applicable to Seller or any of the Companies, (c) except as set forth in

Section 3.04(c) of the Seller Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any loan or credit agreement, debenture, concession, purchase or sale order or other obligation, commitment, understanding, undertaking, Permit, note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, franchise or other instrument or arrangement, whether oral or written (including any amendment, extension, renewal, guarantee or other supplement with respect thereto) (each, other than any Plan, a “Contract”) to which Seller or any of the Companies is a party or by which any of their respective properties or Assets are bound, (d) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Shares or any Assets, or (e) require the approval, consent, authorization or act of, or the making by Seller or any of the Companies of any declaration, filing or registration with, any third party or any Governmental Authority, except for such of the foregoing as are necessary pursuant to the Communications Act and the HSR Act and except, in the case of clauses (b), (c) and (e), as would not reasonably be expected to (i) adversely affect in any material respect the ability of Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Documents, or (ii) materially impair the conduct of the Business.

SECTION 3.05. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Documents by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, and the performance by Seller of its obligations hereunder do not and will not require any consent, approval, authorization or other order of, Action by, filing or registration with or notification to, any Governmental Authority, except (a) as described in Section 3.05 of the Seller Disclosure Schedule, (b) the Government Consents, or (c) as may be necessary as a result of any facts or circumstances relating to Purchaser or any of its Affiliates.

SECTION 3.06. FCC Licenses.

(a) The Companies are the holders as of the date hereof of the licenses, permits and authorizations set forth in Section 3.06 of the Seller Disclosure Schedule. The Companies hold all of the licenses, permits and authorizations issued by the FCC that are required for or otherwise used in the present operation of the Stations (the “FCC Licenses”). Except as set forth in Section 3.06 of the Seller Disclosure Schedule, the FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is not pending, or, to Seller’s Knowledge, threatened, and, to Seller’s Knowledge on the date hereof, no facts exist that may result in, any Action by or before the FCC to revoke, suspend, cancel, rescind or materially and adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability). Except as set forth in Section 3.06 of the Seller Disclosure Schedule, there is not issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, investigation (to Seller’s Knowledge), letter of inquiry or order of forfeiture against any of the Stations or against any Company with respect to any of the Stations that could result in any such Action, or that may materially affect Purchaser’s ability to operate any Station in accordance with the FCC Licenses. The Stations are operating in compliance in all material respects with the FCC Licenses, the Communications Act of 1934, as amended (the “Communications Act”), and the rules, regulations and policies of the FCC (the “FCC Rules”).

(b) All material reports and filings required to be filed with the FCC by each of the Companies with respect to each of the Stations have been timely filed. All such reports and filings are accurate and complete in all material respects. Each of the Companies maintain appropriate public inspection files at the Stations as required by the FCC Rules.

(c) Set forth in Section 3.06 of the Seller Disclosure Schedule are the Towers on which the main antenna of each of the Stations is mounted. With respect to Owned Real Property, and to Seller’s Knowledge with respect to Leased Real Property, the Transmission Structures are registered with the FCC to the extent required by FCC Rules and all such Transmission Structures have been constructed, and are operated and maintained, in compliance in all material respects with the FCC Licenses and all applicable Laws, including the Communications Act and those promulgated by the FAA (and including, to the extent applicable, all such Laws concerning the marking, painting, lighting, height and registration of the Transmission Structures).

(d) The Stations and their respective transmission facilities are operating in material compliance with the FCC Licenses, the Communications Act and the FCC Rules. To Seller’s Knowledge, none of the Stations is causing interference in violation of the FCC Rules to the transmissions of any other broadcast station or communications facility. As of the date hereof, neither Seller nor the Companies has received any written complaint with respect to any such interference. To Seller’s Knowledge, as of the date hereof no other broadcast station or communications facility is causing interference in violation of the FCC Rules to any of the Stations’ transmissions or, to the best of Seller’s Knowledge, to the public’s reception of such transmissions.

(e) The Companies do not hold, directly or indirectly, any licenses or other authorization issued by the FCC with respect to any broadcast station other than the Stations.

SECTION 3.07. Financial Information.

(a) Section 3.07 of the Seller Disclosure Schedule contains true and complete copies of (a) the audited combined balance sheet of the Lincoln Financial Media Radio Stations for the year ended December 31, 2013 and the related audited statements of income and cash flows for the fiscal year of the Lincoln Financial Media Radio Stations then ended (the “Year End Statements”), and (b) the unaudited combined balance sheet of the Lincoln Financial Media Radio Stations and the related unaudited combined statements of income for the nine (9) month period ending on the Reference Statement Date, together with the notes thereto (the “Interim Financial Statements” and, together with the Year End Statements, the “Financial Statements”). The Financial Statements have been prepared from the books and records of the Companies and in accordance with GAAP consistently applied with the past practices of the Companies, are true and complete, and present fairly in all material respects the financial condition and results of operations of the Lincoln Financial Media Radio Stations for the respective periods covered thereby, subject to any matter disclosed in the notes thereto and, in the case of the Interim Financial Statements, normal year-end adjustments, which will not be material in amount or materially different in nature from past practices. The books and records of the Companies have been kept accurately and maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(b) Seller as of the date hereof has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Lincoln Financial Media Radio Stations combined financial statements in conformity with GAAP.

SECTION 3.08. Absence of Certain Changes.

(a) Except for actions taken in preparation of the transactions contemplated by this Agreement and the Ancillary Documents, from the Reference Statement Date through the date of this Agreement (i) the Business has been conducted in the ordinary course consistent with past practices in all material respects, and (ii) there has not been any event, occurrence or development which has had a Material Adverse Effect.

(b) Since the Reference Statement Date and through the date of this Agreement, neither the Seller nor any of the Companies has taken any action that if taken by Seller or any Company from the date hereof through the Closing Date, would require the consent of Purchaser under Section 5.01 (other than Section 5.01(b)(xiv)).

SECTION 3.09. Absence of Undisclosed Material Liabilities. There are no Liabilities of any Company (whether accrued, contingent, absolute, determined, determinable or otherwise) of a nature required to be disclosed or reflected on or reserved against in, or to be disclosed in the notes to, the Financial Statements prepared in accordance with GAAP, other than Liabilities (a) reflected or reserved against on the Financial Statements or the notes thereto, (b) set forth in Section 3.09 of the Seller Disclosure Schedule, (c) incurred since the Reference Statement Date in the ordinary course of business of the Companies (consistent with past practice), or (d) which would not reasonably be expected, individually or in the aggregate, to materially impair the ownership of the Companies or the ownership or use of the Assets, and there is no circumstance currently existing as of the date hereof that would reasonably be expected to result in such Liability.

SECTION 3.10. Compliance with Laws; Litigation.

(a) No Company is in violation of, and for the past three (3) years, no Company has been given written or, to Seller’s Knowledge, oral notice of or been charged with any violation of, any Law or Governmental Order applicable to any of the Companies or any of their respective Assets and properties by, or investigation, audit or review with respect to, any of the Companies except for such violations, investigations, audits or reviews that have not and would not reasonably be expected to, individually or in the aggregate, result in material liability to any Company or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted or result in any criminal or quasi-criminal Action.

(b) The Companies have the Permits set forth in Section 3.10(b) of the Seller Disclosure Schedule as of the date hereof, which represent all such Permits required under applicable Law or necessary to conduct its business in all material respects as presently conducted and are in compliance in all material respects with the terms of the Permits, and no event has occurred which, with notice or the lapse of time or both, would cause any Company not to be in compliance in all material respects with, or would allow revocation or termination of, or would result in any other material impairment of the rights of the holder of, any such Permit. No Company has received written or, to Seller’s Knowledge, oral notice claiming that any Permit may be terminated, revoked, suspended, limited or modified or may not be renewed except where such revocation, suspension, modification or limitation has not resulted, and would not reasonably be expected to result in material liability to the Business or otherwise materially interfere with the conduct of the Business in substantially the manner currently conducted.

(c) There is no Action pending or, to Seller’s Knowledge, threatened against or affecting Seller or any of the Companies or their respective Assets, or any officers or directors of any Company in their capacities as such, at Law or in equity or before or by any Governmental Authority that would result in material liability to the Business or otherwise materially interfere with the conduct of the Business in substantially the manner currently conducted or would affect the legality, validity or enforceability of this Agreement or the Ancillary Documents, or the consummation of the transactions contemplated hereby or thereby. None of the Companies are subject to any judgment, writ, injunction, settlement agreement, order or decree entered in any lawsuit or proceeding. There is no Governmental Order outstanding against any Company or any of their respective Assets that, individually or in the aggregate, has resulted or would reasonably be expected to result in material liability to any Company or otherwise interfere in any respect with the conduct of their respective businesses as currently conducted or result in any criminal or quasi-criminal Action. No Company has received any written notification of, and to Seller’s Knowledge there is no, investigation by any Governmental Authority involving any Company or any of their respective Assets that, individually or in the aggregate, have resulted or would reasonably be expected to result in material liability to any Company or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted or result in any criminal or quasi-criminal Action.

(d) This Section 3.10 does not relate to matters with respect to Taxes.

SECTION 3.11. Intellectual Property.

(a) Section 3.11 of the Seller Disclosure Schedule sets forth a true and complete list as of the date hereof of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by any of the Companies (the “Company Registered IP”). Each item of Company Registered IP is subsisting, and has not been abandoned, cancelled, or otherwise compromised in any material respect. No Action is pending, or to Seller’s Knowledge is threatened, challenging the validity, enforceability, registration, ownership or use of any of the Company Registered IP in any material respect. Each Company is the owner of the entire right, title and interest in and to the Intellectual Property set forth opposite its name on Section 3.11 of the Seller Disclosure Schedule, free and clear of all liens and encumbrances other than licenses granted pursuant to the Company IP Agreements.

(b) To Seller’s Knowledge, (i) none of the Companies is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property of any Person, and (ii) no Person is infringing, misappropriating, diluting, or otherwise violating any Company Intellectual Property in any material respect. No Action is pending, or to Seller’s Knowledge is threatened, alleging that any of the Companies is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property of any Person.

(c) The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which Seller is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, will not result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate or consent to the continued use of, any material rights of any of the Companies in any Intellectual Property.

(d) To Seller’s Knowledge, all material and competitively sensitive and confidential Intellectual Property of the Companies has been maintained in confidence in all material respects.

(e) All former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of the Companies who have contributed to or participated in the conception and development of Company Registered IP for any of the Companies have entered into valid and binding proprietary rights agreements with the applicable Company vesting ownership of such Company Registered IP in the applicable Company.

(f) To Seller’s Knowledge, the IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Companies and have not materially malfunctioned or failed within the past three (3) years. The Companies have security policies relating to their IT Assets that they believe are commercially reasonable.

SECTION 3.12. Real Property.

(a) Section 3.12(a) of the Seller Disclosure Schedule lists the street address and legal description of each parcel of Owned Real Property as of the date hereof and the applicable Company that is the current owner of each parcel of Owned Real Property. Except as described in Section 3.12(a) of the Seller Disclosure Schedule, (i) the applicable Companies (as set forth in Section 3.12(a) of the Seller Disclosure Schedule) are the sole owners and holders of good, marketable and insurable (at standard rates) title in fee simple (and such fee simple interest is recorded) to each parcel of Owned Real Property free and clear of all Encumbrances, except Permitted Encumbrances, and (ii) Seller has made available to Purchaser copies of each deed for each parcel of Owned Real Property and all title insurance policies, underlying title exception documents, Leases and surveys relating to the Owned Real Property, in each case to the extent in Seller’s or any Company’s possession. None of the Companies nor, to Seller’s Knowledge, any other Person is a party to any Lease relating to such parcels of Owned Real Property except for those Leases listed on Section 3.12(a) of the Seller Disclosure Schedule. Seller has delivered to Purchaser true and complete copies of all Leases in effect at the date hereof relating to the Owned Real Property.

(b) Section 3.12(b) of the Seller Disclosure Schedule lists the street address and legal description of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. Seller has delivered to Purchaser true and complete copies of the Leases in effect at the date hereof relating to the Leased Real Property, and, except as described in Section 3.12(b) of the Seller Disclosure Schedule, there has not been any sublease, license, assignment entered into or other use or occupancy right granted by any of the Companies, nor to Seller’s Knowledge, any other Person, in respect of the Leases relating to the Leased Real Property. The Companies (as set forth in Section 3.12(b) of the Seller Disclosure Schedule) are the sole owners and holders of good, valid, existing and enforceable leasehold interests in all of the Leased Real Property, subject to no Encumbrances other than Permitted Encumbrances. Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of all title insurance reports and policies, underlying title exception documents, surveys, Leases and agreements, related documents and information pertaining to Leased Real Property (including any and all amendments and modifications thereto) in the possession or under the control of Seller or any of the Companies as of the date hereof. Each Company that is a party thereto has peaceful and undisturbed possession under each Lease with respect to the Leased Real Property. As of the date hereof, other than as reflected in the Interim Financial Statements or incurred in the ordinary course since the Reference Statement Date, there are no leasing commissions or similar payments due, arising out of, resulting from or with respect to any Lease, that is owed by any of the Companies.

(c) The Real Property constitutes all interests in real property currently used in or held for use in connection with the operation of the Stations and which are necessary for the continued operation of the Stations as currently conducted. One of the Companies owns, leases or has the legal and recorded right to use in the ordinary course of business all easements, rights of entry and rights-of-way which are material to the business and operations of the Stations. There are no material structural, electrical, mechanical, plumbing, air conditioning, heating or other defects in the Real Property that materially adversely affect the operation of the Stations, and all of the buildings, fixtures and improvements located on the Real Property are in good condition and repair (normal wear and tear excepted), adequate to operate such facilities as currently used, are suitable for the current operation of the Stations and no condition exists that would interfere with the Companies’ customary use and operation thereof in any material respect.

(d) Except as disclosed in Section 3.12(d) of the Seller Disclosure Schedule, there are no parties in possession of any portion of the Real Property other than the Companies, whether as lessees, tenants at will, trespassers or otherwise, and no Company, nor, to the Seller’s Knowledge, any other Person has granted any oral or written right to any Person other than the Companies to Lease the Owned Real Property. There are no options or rights in any third party to purchase or acquire any ownership interest in the Owned Real Property, including pursuant to any executory contracts of sale, rights of first refusal or options.

(e) Each parcel of Owned Real Property is properly and duly zoned for its current use, and such current use is a conforming use and does not violate any restrictive covenants affecting or encumbering the Owned Real Property, and no zoning, subdivision, building, health, land use, fire or other federal, state or municipal Law is violated by the continued maintenance, operation, use or occupancy of the Owned Real Property or any tract or portion thereof or interest therein in its present manner, except for such violations that are not material.

(f) All utilities required in connection with the use, occupancy and operation of each parcel of Real Property are sufficient for its present purposes and are fully operational and in working order in all material respects.

(g) Neither Seller nor any of the Companies has received any written notice of any assessments, general or special, that have been or are in the process of being levied against any parcel of Real Property, and to Seller’s Knowledge, there are no threatened or contemplated assessments.

(h) The following are included in the Assets: (i) with respect to Owned Real Property and Leased Real Property pursuant to a ground lease, the antenna support structures, including any guy anchors and guy wires, used or useful in connection with the operation of the Stations (“Towers”), buildings (including transmitter buildings) and other structures and improvements used or useful in connection with the operation of the Stations (collectively, “Transmission Structures”), (ii) Transmission Equipment, and (iii) other tangible assets and property. The Companies have, and upon the Closing Purchaser shall continue to have, full legal and practical access to Real Property in all material respects, and each parcel of Real Property is accessible without charge by a public right of way or is otherwise reasonably accessible for purposes of conducting the use of each such property, as currently conducted, including reasonable access between and among each transmitter building, the Tower corresponding thereto and, if applicable, each guy anchor supporting each such Tower. In all material respects, all ingress and egress to, from, between and among the transmitter building, the Tower corresponding thereto and, if applicable, each guy anchor supporting each such Tower are located entirely on the Real Property; provided, that to the extent that any transmitter building, Tower or, if applicable, guy anchor supporting any Tower is located on an easement comprising the Real Property, such easement (and the corresponding transmitter building, Tower, or guy anchor thereon) is identified and described in Section 3.12(h) of the Seller Disclosure Schedule. None of the Transmission Structures or the use thereof violates in any material respect any restrictive covenants or encroaches on any property owned by any other Person, and all such Transmission Structures are constructed in conformity with all applicable “set-back” lines, easements and other restrictions or rights of record in all material respects.

(i) With respect to Owned Real Property, except as described in Section 3.12(i) of the Seller Disclosure Schedule, no condemnation or eminent domain proceeding is pending or, to Seller’s Knowledge, threatened which could reasonably be expected to preclude or impair the use of any Owned Real Property by the Stations. With respect to Leased Real Property, to Seller’s Knowledge, no condemnation or eminent domain proceeding is pending or, to Seller’s Knowledge, threatened which could reasonably be expected to preclude or impair in any way the use of any Leased Real Property by the Stations.

SECTION 3.13. Employee Benefit Matters.

(a) For purposes of this Agreement, “Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, equity compensation, incentive, deferred compensation, vacation, paid time off, disability, medical, welfare benefit, retirement, retiree medical or life insurance, supplemental retirement, severance, change in control, retention, termination or other material benefit plans, agreements, policies, programs or arrangements, and all material employment agreements and independent contractor or other agreements, whether or not reduced to writing (i) to which any of the Companies is a party or with respect to which any of the Companies has any obligation, and (ii) which are maintained, contributed to or sponsored by Seller or any of the Companies for the benefit of any current or former employee, officer or director of any of the Companies. Section 3.13(a) of the Seller Disclosure Schedule identifies each Plan that is solely maintained or sponsored by any of the Companies (each, a “Company Plan”); provided, that with respect to employment agreements, Section 3.13(a) of the Seller Disclosure Schedule is only required to include employment agreements with total annual compensation payments in excess of $200,000. Seller has made available to Purchaser a true and complete copy of each Company Plan (including any amendment) and, if applicable, related trust agreements, annuity contracts, insurance contracts, summary plan descriptions, and summaries of material modification, all amendments thereto, the most recent IRS determination or opinion letter (if any), the most recent annual reports (including Form 5500 and any applicable schedules thereto) required to be filed in connection with any such Company Plan, and all notices that were given to Seller, the Companies or a Company Plan by the Internal Revenue Service, Department of Labor, or other Governmental Authority concerning any Company Plan.

(b) Each Company Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. Except as set forth in Section 3.13(b) of the Seller Disclosure Schedule, no material Action is pending or, to Seller’s Knowledge, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course).

(c) Except as set forth in Section 3.13(c) of the Seller Disclosure Schedule, all benefits, contributions and premiums required by and due under the terms of each Company Plan or applicable Law have been timely paid in accordance with the terms of such Company Plan and applicable Law or, if not yet due, have been properly accrued.

(d) Each Company Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination or opinion letter from the IRS on which it is entitled to rely covering all of the provisions applicable to the Plan for which determination or opinion letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt. To Seller’s Knowledge, nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the IRS or the unavailability of reliance on such opinion letter from the IRS, as applicable.

(e) No Plan: (i) is subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA), (iii) is a “multiple employer plan welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) in the case of Company Plans only, is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. None of the Companies: (A) has any unsatisfied liability under Title IV of ERISA, (B) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation, or (C) has engaged in any transaction which would give rise to a liability of such Company under Section 4069 or Section 4212(c) of ERISA; and to Seller’s Knowledge, no condition exists that presents a material risk to any Company of incurring a material liability under Title IV of ERISA.

(f) Except as set forth in Section 3.13(f) of the Seller Disclosure Schedule and other than as required under Section 4980B of the Code or other applicable Law, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(g) Except as set forth in Section 3.13(g) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in combination with another event, (i) entitle any employee, director, or independent contractor of a Company to severance pay or any material increase in severance pay (other than severance pay required by any Law) for which Purchaser or any of the Companies will be liable, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, or independent contractor, or (iii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

SECTION 3.14. Labor Matters.

(a) No Company is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its employees. Within the past three (3) years, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar material labor activity or dispute affecting any Company.

(b) Each of the Companies is in material compliance with all applicable Laws pertaining to employment, employment practices, labor, collective bargaining, discrimination, parental leave and pay, immigration control, worker classification, information and data privacy and security, terms and conditions of employment, wages and hours, employment standards, human rights, occupational safety, workers’ compensation, mass layoffs, collective redundancies and plant closings. There are no actions, suits, claims, investigations or other legal proceedings against any of the Companies pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Companies, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

SECTION 3.15. Material Contracts.

(a) Section 3.15(a) of the Seller Disclosure Schedule lists each of the following Contracts and agreements to which Seller or any of the Companies is a party or by which it is bound, or to which any of the Assets are subject as of the date hereof (such Contracts and agreements being “Material Contracts”):

(i) all collective bargaining agreements or Contracts with any labor union or labor organization applicable to employees of any of the Companies;

(ii) all Contracts relating to Indebtedness (other than Indebtedness between Companies) or pursuant to which any Company has committed to incur Indebtedness, or guaranteed Indebtedness of any other Person (other than another Company) or any indemnification agreements (other than indemnification provisions set forth in customer or vendor agreements entered into in the ordinary course of business);

(iii) all Contracts that limit or purport to limit in any material respect the ability of any of the Companies to compete in any line of business or with any Person or in any geographic area or during any period of time or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any material Asset and which would so limit the freedom of Purchaser and the Companies after the Closing Date;

(iv) all employment Contracts with total annual compensation payments in excess of $200,000, and all non-employment Contracts with total annual payments in excess of $50,000 or with total aggregate payments in excess of $100,000;

(v) all Contracts between or among any of the Companies, on the one hand, and Seller or any Affiliate of Seller, on the other hand (the “Affiliate Agreements”);

(vi) all Leases;

(vii) all Contracts providing any of the Companies with national advertising sales representation;

(viii) all partnership or joint venture agreements in which any Company participates as a general partner or joint venturer or any limited liability company agreements, partnership agreements, or joint venture agreements;

(ix) all Contracts that by their terms provide for the sale, assignment, license or other disposition of any material Asset or right of any Company, other than in the ordinary course of business;

(x) all Contracts during the five (5) year period prior to the date hereof with respect to the acquisition or disposition of any business, assets or securities outside the ordinary course of business, or any equity or debt investment in or any loan or capital contribution to any Person, in each case with any continuing obligation on the part of any Company;

(xi) all Contracts pursuant to which any Company has advanced or loaned any amount to any of its directors, officers or employees;

(xii) all Contracts requiring capital expenditures after the date of this Agreement in excess of $100,000 in any calendar year; and

(xiii) all commitments to enter into any of the foregoing.

(b) Seller has made available to Purchaser true and complete copies of all written Material Contracts, and set forth in Section 3.15(b) of the Seller Disclosure Schedule are true and complete descriptions of the material terms and conditions of all oral Material Contracts (including any and all amendments and other modifications to such Material Contracts). Each Material Contract (i) is the legal, valid and binding obligation of the Company that is party thereto, as the case may be, and, to Seller’s Knowledge, the counterparties thereto, in each case enforceable in accordance with their respective terms, and is in full force and effect, subject to the Enforceability Exceptions, and (ii) upon consummation of the transactions contemplated by this Agreement shall continue in full force and effect without penalty or other adverse consequence. None of the Companies (nor, to Seller’s Knowledge, any other party) is in breach of, or default under (or to Seller’s Knowledge alleged to be in breach of, or default under), any Material Contract, and, to Seller’s Knowledge, no other party to any Material Contract has breached or defaulted thereunder, in each case, except for such breaches or defaults that would not result in material liability to the Business or otherwise materially interfere with the conduct of the Business in substantially the manner currently conducted. No event has occurred and no condition or state of facts exists that, with the receipt of notice or the passage of time or both, will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract by any Company or, to Seller’s Knowledge, any counterparty or other third party thereto, (B) give any counterparty or other third party the right to declare a default or exercise any remedy under any Material Contract, (C) give any counterparty or other third party the right to accelerate the maturity or performance of any Material Contract, or (D) give any counterparty or third party the right to cancel, terminate or modify any Material Contract. Neither Seller nor any Company has (1) sent or received any notice indicating that any party to any of the Material Contracts intends to amend the terms of, cancel, refuse to renew upon its expiration on terms or to renew only upon terms and conditions that are materially less favorable to the Company that is a party thereto, or terminate any Material Contract, or (2) sent or received any notice of default under any Lease that remains outstanding and uncured as of the date of this Agreement. All oral Material Contracts set forth in Section 3.15(b) of the Seller Disclosure Schedule are terminable by the Company that is a party thereto at will or upon no more than thirty (30) days’ notice.

SECTION 3.16. Environmental Matters. Except as set forth in Section 3.16 of the Seller Disclosure Schedule:

(a) The Companies are now and at all times have been in compliance in all material respects with all applicable Environmental Laws, including such Environmental Laws relating to the manufacture, generation, processing, storage, treatment, recycling, removal, cleanup, transport or disposal of all Hazardous Materials at the Real Property or otherwise applicable to the Business and operations of the Companies and the possession of all Environmental Permits required by any applicable Environmental Laws.

(b) Neither Seller nor any Company has received any demand notice, claim, request for information, complaint or administrative or judicial order, and there is no pending or, to Seller’s Knowledge, threatened civil or criminal litigation, claim, notice of violation, formal administrative proceeding, or investigation, inquiry or information request from any Governmental Authority or any Person regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, arising under Environmental Law with respect to the Companies, the Real Property, the Stations or the Assets and there are no conditions or occurrences with respect to the Companies, the Real Property, the Stations or the Assets that would reasonably be expected to lead to any such demands, claims, information requests or notices.

(c) The current and historical operation and use of the Stations, the Real Property and the Assets is and has been during the past five (5) years in compliance in all material respects with all applicable Environmental Laws, including those Environmental Laws relating to the manufacture, generation, processing, storage, treatment, recycling, removal, cleanup, transport or disposal of all Hazardous Materials at or from the Stations or the Real Property.

(d) There has been no Release of any Hazardous Materials at or from the Real Property (to Seller’s Knowledge, in the case of periods prior to the Companies’ ownership of the Owned Real Property or in the case of the Leased Real Property) or other Asset reportable under or in violation of any Environmental Law or that would reasonably be expected to give rise to any liability or remediation obligation on Purchaser under any Environmental Law.

(e) There are no Hazardous Materials at, on, under or emanating from any Real Property that are in excess of any concentration levels or standards prescribed by any Environmental Law or that would reasonably be expected to give rise to any liability or remediation obligation under any Environmental Law.

(f) There are no underground storage tanks, polychlorinated biphenyls or asbestos-containing material located at any of the Real Property and, any storage tanks (whether under or above ground) previously located at any such property were, to Seller’s Knowledge, at all times maintained, operated, sealed, closed and disposed of in accordance with all applicable Environmental Laws.

(g) There are no circumstances or conditions present at the operations of the Stations or any of the Real Property or other Assets that would reasonably be expected to prevent the operations, when used and operated in the manner currently used and operated, from continuing to operate in material compliance with all applicable Environmental Laws.

(h) Neither Seller, any Company nor, to Seller’s Knowledge, any third party (including any prior owner or tenant of the Real Property) has manufactured, generated, processed, used, handled, treated, stored, disposed of or Released any Hazardous Materials at, under, on or about the Real Property in violation of any Environmental Law.

(i) True and complete copies of all material environmental reports pertaining to the Real Property, the Assets, the Stations or the Companies in Seller’s or any Company’s possession or control have been delivered to Purchaser prior to Closing.

(j) This Section 3.16 contains the sole and exclusive representations and warranties of Seller with respect to Environmental Laws and other environmental matters.

SECTION 3.17. Insurance. As of the date hereof, the Companies have in force, or are an insured party pursuant to, policies of insurance in the amounts and with the insurance companies as set forth in Section 3.17 of the Seller Disclosure Schedule. As of the date hereof, each such policy is valid and binding, and is or has been in effect during the entire policy period stated therefor and, except as set forth in Section 3.17 of the Seller Disclosure Schedule, no such policy will terminate or lapse prior to the Closing by reason of the transactions contemplated by this Agreement. True and complete copies of all such policies have been delivered to Purchaser. All insurance policies are in the name of Seller, Seller’s parent company or in the name of any of the Companies and all premiums with respect to such policies are currently, and as of the Closing Date will be, paid or accrued. As of the date hereof, none of Seller or any of the Companies has received any written notice of any defects in the Real Property or cancellation or termination of any insurance policy maintained in favor of a Company or been denied or had revoked or rescinded any insurance coverage. As of the date hereof, none of the Companies has received any written notice, and to Seller’s Knowledge, any other notice, from any board of fire underwriters (or other body exercising similar functions) requesting that Seller or any Company perform any material repairs, alterations or other work to the improvements on any Real Property, with which full compliance has not been made.

SECTION 3.18. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of the Companies, in each case, for which either Purchaser or any of the Companies will have liability following the Closing.

SECTION 3.19. Corporate Records. All significant corporate actions taken by any of the Companies since their respective incorporations have been duly and validly authorized by all necessary corporate action, except as would not be material to the Companies, taken as a whole. True and complete copies of the certificates of incorporation and bylaws of each of the Companies, each as amended to the date hereof and currently in full force and effect, have been made available to Purchaser.

SECTION 3.20. Subsidiaries. No Subsidiary owns, directly or indirectly, any capital stock or other participation in or of any Person other than another Subsidiary. LFMC does not own, directly or indirectly, any capital stock or other participation in or of any Person other than the Subsidiaries.

SECTION 3.21. Assets of the Business. Except as set forth in Section 3.21 of the Seller Disclosure Schedule, the Assets owned, leased or licensed by the Companies (a) constitute all of the assets used or held for use by the Companies in the Business, (b) are adequate to continue to operate the Business as it is presently conducted consistent with past practice in all material respects, and (c) to the extent owned by the Company are owned free and clear of all Encumbrances other than Permitted Encumbrances. The Companies have good and valid title to, or a valid leasehold interest in or license to, all of the properties and Assets used by the Companies in the Business, free and clear of all Encumbrances other than Permitted Encumbrances.

SECTION 3.22. Related Party Transactions. Except as set forth in Section 3.22 of the Seller Disclosure Schedule, none of the Companies, nor any of their respective Affiliates or any directors or officers of Lincoln National Corporation (or any of their “immediate family members,” as defined in Item 404 of Regulation S-K promulgated under the Exchange Act) is presently, or during the twelve (12) month period ending on the date hereof has been, (a) a party to any transaction with any Company, including any Contract providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such Affiliate, director or officer, or (b) the direct or indirect owner of any material property right, tangible or intangible, which is used by a Company in the conduct of its business. Ownership of five percent or less of any class of securities of a company whose securities are registered under the Exchange Act, as amended, shall not be deemed to be an interest for purposes of this Section 3.22.

SECTION 3.23. Bank Accounts. Section 3.23 of the Seller Disclosure Schedule contains a complete list as of the date hereof of all (a) bank accounts, and (b) lock-box accounts of each of the Companies.

SECTION 3.24. Preferred Stock. Seller is an “accredited investor” within the meaning set forth in the rules and regulations promulgated under the Securities Act. Seller has such knowledge and experience in financial and business matters that Seller is capable of evaluating the risks and merits of the transactions contemplated hereby, including an investment in the Preferred Stock to be received by Seller pursuant to this Agreement and is able to bear the economic risk inherent in holding such Preferred Stock. The Preferred Stock is being acquired by Seller on behalf of itself and not for any other Person and for the account of Seller (or one of Seller’s Affiliates to which it may transfer the Preferred Stock), not as a nominee or agent and not for the account of any other Person. Seller (a) has had reasonable opportunity to ask questions of and receive answers from Purchaser concerning the acquisition of the Preferred Stock, (b) has been permitted access, to Seller’s satisfaction, to any information or data regarding Purchaser that it has requested, and (c) understands that the acquisition of the Preferred Stock is subject to risks and acknowledges that it fully understands such risks. Seller acknowledges that Seller and its advisors have been given access to documents filed by Purchaser with the SEC. Each party acknowledges that the Preferred Stock was not offered to Seller by way of general solicitation or general advertising by any means. Seller understands that the shares of Preferred Stock being issued hereunder have not been registered or qualified under the Securities Act, or any applicable state securities laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Except as set forth in the Purchaser Disclosure Schedule, which Purchaser Disclosure Schedule is arranged in sections corresponding to the lettered and numbered paragraphs contained in this Agreement, and whether or not the corresponding lettered and numbered paragraph contains an explicit reference to the Purchaser Disclosure Schedule, provided that (i) items disclosed in one section of the Purchaser Disclosure Schedule shall be deemed disclosed in all other applicable sections of the Purchaser Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another section of this Agreement or of the Purchaser Disclosure Schedule, and (ii) the mere inclusion of an item in the Purchaser Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission by Purchaser that such item has had, or would have, a Purchaser MAE, or that such item is material or meets or exceeds any monetary or other threshold specified for disclosure in the Agreement, Purchaser hereby represents and warrants to Seller as follows:

SECTION 4.01. Organization, Authority and Qualification of Parent and Purchaser. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority to enter into this Agreement and the Ancillary Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Parent is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of Purchaser and Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Purchaser MAE. The execution and delivery of this Agreement and the Ancillary Documents by Purchaser and Parent, the performance by Purchaser and Parent of their obligations hereunder and thereunder and the consummation by Purchaser and Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Purchaser and Parent, including its board of directors. This Agreement and the Ancillary Documents have been, or upon execution and delivery thereof (in the case of Ancillary Documents not delivered herewith) will be, duly executed and delivered by Purchaser and Parent, and (assuming due authorization, execution and delivery by Seller) this Agreement and the Ancillary Documents are, or upon execution and delivery thereof (in the case of Ancillary Documents not delivered herewith) will be, legal, valid and binding obligations of Purchaser and Parent, enforceable against Purchaser and Parent in accordance with their respective terms, subject to the Enforceability Exceptions. No further act or proceeding on the part of Purchaser, Parent or its shareholders is necessary to authorize this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby. True and complete copies of the certificates of incorporation and bylaws of each of Parent and Purchaser, each as amended to the date hereof and currently in full force and effect, have been made available to Seller.

SECTION 4.02. Organization, Authority and Qualification of the Parent Subsidiaries. Each of the Parent Subsidiaries that is a “significant subsidiary” as defined in Rule 210.1-02(w) of Regulation S-X promulgated under the Exchange Act is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Each of the Parent Subsidiaries that is a “significant subsidiary” as defined in Rule 210.1-02(w) of Regulation S-X promulgated under the Exchange Act is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that any failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Purchaser MAE.

SECTION 4.03. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained and all filings and notifications described therein made, and except as may result from any facts or circumstances relating solely to Seller, the execution, delivery and performance by Purchaser and Parent of this Agreement and the Ancillary Documents to which Purchaser or Parent is a party (including the guarantee agreements pursuant to Section 5.17), and the consummation by Purchaser and Parent of the transactions contemplated hereby and thereby, do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of Purchaser or Parent, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser or Parent or their respective assets, properties or businesses, (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any Contract to which Purchaser or Parent is a party or by which any of their respective properties or assets are bound, (d) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any of their assets, or (e) require the approval, consent, authorization, act of, or the making by Purchaser or Parent of any declaration, filing or registration with, any third party or any Governmental Authority, except for such of the foregoing as are necessary pursuant to the Communications Act and the HSR Act, except, in the case of clauses (b), (c) and (e), as would not reasonably be expected to (i) adversely affect in any material respect the ability of Purchaser and Parent to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Documents or (ii) have a Purchaser MAE.

SECTION 4.04. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Documents by Purchaser and Parent, and the consummation of the transactions contemplated hereby and thereby, and the performance by Purchaser and Parent of their respective obligations hereunder and thereunder do not and will not require any consent, approval, authorization or other order of, Action by, filing or registration with or notification to, any Governmental Authority, except (a) as described in Section 4.04 of the Purchaser Disclosure Schedule, or (b) the Government Consents.

SECTION 4.05. Investment Purpose. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof, and in compliance with all applicable Laws, including United States federal securities Laws. Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Purchaser (a) has had reasonable opportunity to ask questions of and receive answers from Seller concerning the acquisition of the Shares, (b) has been permitted access, to Purchaser’s satisfaction, to any information or data regarding Seller that it has requested, and (c) understands that the acquisition of the Shares is subject to risks and acknowledges that it fully understands such risks.

SECTION 4.06. Compliance with Laws; Litigation.

(a) No Action by or against Purchaser, Parent or any Parent Subsidiary is pending or, to the Knowledge of Purchaser or Parent, threatened, which would be reasonably expected to result in a Purchaser MAE or have a material adverse impact on the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby or thereby. None of Purchaser, Parent or any Parent Subsidiary is subject to any material judgment, writ, injunction, settlement agreement, order or decree entered in any lawsuit or proceeding. There is no Governmental Order outstanding against Purchaser, Parent or any Parent Subsidiary or any of their respective assets that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Purchaser MAE. None of Purchaser, Parent or any Parent Subsidiary has received any written notification of, and to Purchaser’s and

Parent’s Knowledge there is no, investigation by any Governmental Authority involving any of them or any of their respective assets that, individually or in the aggregate, have resulted or would reasonably be expected to result in a Purchaser MAE.

(b) None of Purchaser, Parent or any Parent Subsidiary is in violation of, and for the past three (3) years, none of Purchaser, Parent or any Parent Subsidiary has been given written or, to the Knowledge of Purchaser and Parent, oral notice of or been charged with any violation of, any Law or Governmental Order applicable to any of them or any of their respective assets and properties by, or investigation, audit or review with respect to, any of them, except for such violations, investigations, audits or reviews that have not and would not reasonably be expected to, individually or in the aggregate, result in material liability to Purchaser or Parent or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted or result in any criminal or quasi-criminal Action.

(c) Each of Purchaser, Parent and the Parent Subsidiaries possesses all Permits required under applicable Law or necessary to conduct its business in all material respects as presently conducted and is in compliance in all material respects with the terms of the Permits, and no event has occurred which, with notice or the lapse of time or both, would cause any of them not to be in compliance in all material respects with, or would allow revocation or termination of, or would result in any other material impairment of the rights of the holder of, any such Permit. None of Purchaser, Parent or any Parent Subsidiary has received written or, to Purchaser’s and Parent’s Knowledge, oral notice claiming that any Permit may be terminated, revoked, suspended, limited or modified or may not be renewed except where such revocation, suspension, modification or limitation has not resulted, and would not reasonably be expected to result in, material liability to the business of Parent and its subsidiaries or otherwise materially interfere with the conduct of the business of Parent and its subsidiaries in substantially the manner currently conducted.

SECTION 4.07. Qualification. Except as set forth on Section 4.07 of the Purchaser Disclosure Schedule, Purchaser and Parent are legally, financially and otherwise qualified to acquire the Shares and to own each of the Companies and to control and operate the Stations under the Communications Act and the FCC Rules, and there are no facts that would, under existing Law, including the FCC Rules, disqualify Purchaser as transferee of control of the FCC Licenses. Except as set forth on Section 4.07 of the Purchaser Disclosure Schedule, neither Purchaser nor Parent is required to obtain any waiver of or exemption from any FCC Rule for the FCC Consent to be obtained. Except as set forth in Section 4.07 of the Purchaser Disclosure Schedule, there are no matters relating to Purchaser or Parent that would reasonably be expected to result in the FCC’s denial or delay of approval of the FCC Application. At Closing, Purchaser will have sufficient net liquid assets on hand or available from committed sources to consummate the transactions contemplated by this Agreement, including, to pay the Purchase Price and to operate the Stations and otherwise conduct its business following Closing.

SECTION 4.08. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or Parent.

SECTION 4.09. Preferred Stock. The Preferred Stock to be issued in connection with this Agreement will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights.

SECTION 4.10. Capitalization.

(a) As of the date hereof, the authorized capital stock of Parent consists of (i) 200,000,000 shares of Securities, of which 31,888,613 shares are issued and outstanding, (ii) 75,000,000 shares of Class B Common Stock of Parent, of which 7,197,532 shares are issued and outstanding, (iii) 50,000,000 shares of Class C Common Stock of Parent, of which 0 shares are issued and outstanding, and (iv) 25,000,000 shares of preferred stock of Parent, of which zero (0) shares are issued and outstanding (collectively, the “Parent Shares”). No Parent Shares are held in treasury. All of the outstanding Parent Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) Except as set forth in Section 4.10(b) of the Purchaser Disclosure Schedule, and except for incentive or other compensation plans or arrangements for directors, officers, employees and consultants of Parent and its subsidiaries involving Securities, there are no (i) options, warrants, convertible securities or other rights relating to any equity interests of Parent, or (ii) agreements or arrangements obligating Parent to issue, acquire or sell any equity interests of Parent.

(c) There are no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Shares may vote.

SECTION 4.11. SEC Filings; Financial Statements.

(a) Since January 1, 2012, Parent has filed with, or otherwise furnished to, as applicable, all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and other documents required to be filed with or furnished by it to the SEC pursuant to the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by Parent with or furnished by Parent to the SEC, together with any supplements, modifications and amendments thereto since the time of filing, collectively, the “Parent SEC Documents”). As of their respective filing dates and, if supplemented, modified or amended since the time of filing, as of the date of such supplement, modification or amendment (and at the time of effectiveness, in the case of registration statements, and at the time of the applicable shareholder meeting, in the case of proxy statements), the Parent SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the Sarbanes-Oxley Act. No executive officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date hereof, no Parent Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent SEC Documents.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and the Parent Subsidiaries (including, in each case, any related notes and schedules thereto) included in the Parent SEC Documents (collectively, the “Parent Financial Statements”), (i) complied as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared from the books and records of Parent and in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in shareholders’ equity of Purchaser as of the dates and for the periods referred to therein (except, in the case of interim financial statements, for normal and recurring year-end adjustments as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act). The books and records of Parent have been kept accurately and maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date hereof, neither PricewaterhouseCoopers LLP nor any director or officer of Parent has resigned (or informed Parent that it intends to resign) or been dismissed by Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) Parent has established and maintains a system of internal accounting controls that comply with Rule 13a-15 under the Exchange Act and are sufficient to provide reasonable assurance: (i) that material transactions, receipts and expenditures of Parent and the Parent Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the board of directors of Parent, (ii) that transactions are recorded as necessary to permit preparation of Parent’s consolidated financial statements in conformity with GAAP, (iii) that material information relating to Parent and the Parent Subsidiaries is made known to management and the board of directors of Parent, and (iv) that the amount recorded for assets on the books and records of the Parent and the Parent Subsidiaries are compared with the existing assets and appropriate action is taken with respect to any difference. Parent’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s board of directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

SECTION 4.12. Absence of Undisclosed Material Liabilities. There are no material Liabilities of Purchaser, Parent or the Parent Subsidiaries (whether accrued, contingent,

absolute, determined, determinable or otherwise) of a nature required to be disclosed or reflected on or reserved against in, or to be disclosed in the notes to, the Parent Financial Statements as of and for the period ended on the Reference Statement Date included in the Parent SEC Documents, other than Liabilities (a) reflected or reserved against on the Parent Financial Statements or the notes thereto, (b) set forth in Section 4.12 of the Purchaser Disclosure Schedule, (c) incurred since the Reference Statement Date in the ordinary course of business of Purchaser and Parent (consistent with past practice), or (d) that would not reasonably be expected, individually or in the aggregate, to materially impair the operation of Purchaser’s business, and to Purchaser’s Knowledge there is no circumstance currently existing as of the date hereof that would reasonably be expected to result in such Liability.

SECTION 4.13. Absence of Certain Changes. Since the Reference Statement Date, through the date of this Agreement, there has not been any Purchaser MAE or any event(s), circumstance(s), change(s), or effect(s) which have had or would reasonably be expected to have, individually or in the aggregate with all other such event(s), circumstance(s), change(s), or effect(s), a Purchaser MAE.

SECTION 4.14. Financing. On the Closing Date, Purchaser will have sufficient cash, available lines of credit or other sources of immediately available funds to make the payments required by this Agreement.

SECTION 4.15 Material Contracts. Parent, or its applicable subsidiary party to each of the Contracts filed as exhibits to Parent’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q pursuant to Item 601 of Regulation S-K promulgated by the SEC, is in compliance with, and is not in default under, any such Contract, except as has not, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser MAE.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Conduct of Business Prior to the Closing.

(a) Except (i) with the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 5.01(a) of the Seller Disclosure Schedule, (iii) as otherwise expressly permitted by the terms of this Agreement or the TBA, or (iv) as required by Law, from the date hereof until the earlier of the TBA Effective Date and the termination of this Agreement in accordance with its terms, Seller shall, and shall cause each of the Companies to, (A) conduct its business in all material respects in the ordinary course in substantially the same manner as currently conducted, and in compliance with all Laws, and (B) use commercially reasonable efforts to preserve intact in all material respects the Companies’ present operations, organization and goodwill and present relationships with customers, suppliers, Governmental Authorities and other Persons with whom any Company has similar relationships. Notwithstanding the foregoing, or anything in this Agreement to the contrary, Seller shall not be required to make or incur any capital expenditures with respect to the Companies except as and to the extent expressly set forth in Item 5(c) to Schedule 1.4 of the TBA.

(b) Seller covenants and agrees that, except as described in Section 5.01(b) of the Seller Disclosure Schedule and except as required or expressly permitted by this Agreement or the TBA, or as required by Law, between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), none of the Companies will (and in the case of clause (xvi) below, with respect to any Company, Seller (or any of its Affiliates) will not):

(i) (A) issue, transfer, sell or dispose of any capital stock, notes, bonds or other securities (or any option, warrant or other right to acquire the same) or other equity interests of any Company, (B) redeem any of its capital stock, or (C) grant (or make any promises to grant) options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other equity interests of any Company;

(ii) amend or restate its certificate of incorporation or bylaws (or similar organizational documents);

(iii) except as required pursuant to Plans in effect prior to the date of this Agreement, or as otherwise required by Law, (A) grant any severance or termination payments or benefits to any director, officer or employee of any of the Companies, except in the case of employees who are not executive officers, in the ordinary course of business, (B) grant or announce any increase in the compensation, bonuses or other benefits payable to any director, officer or employee of any of the Companies, other than merit increases in the ordinary course of business consistent with past practice, (C) establish, adopt, terminate or amend any Company Plan or collective bargaining agreement that applies to any Company, or (D) grant or materially amend the terms of any equity based awards (with respect to equity securities of any of the Companies) granted to any director, officer or employee of any of the Companies;

(iv) change any method of accounting or accounting practice or policy used by it, other than such changes required by GAAP;

(v) exercise or fail to exercise any rights of renewal with respect to any Lease of Leased Real Property that by its terms would otherwise expire, except in the ordinary course of business following consultation with Purchaser;

(vi) materially or adversely modify the FCC Licenses or fail to maintain the FCC Licenses in full force and effect (including by timely filing all necessary applications for renewal of the FCC Licenses, and all required reports, and paying all required annual regulatory fees for the operation of each Company), or fail to operate the Companies in accordance with the terms of their respective FCC Licenses in all material respects and in compliance in all material respects with all applicable Laws, including the Communications Act and the FCC Rules;

(vii) apply to the FCC for any construction permit that would materially restrict any Company’s present operations, or make any material change in any Company’s buildings, leasehold improvements, or fixtures that is not in the ordinary course of business;

(viii) fail to remain qualified under the Communications Act to perform its obligations hereunder, to be the licensee of, and to own and operate the Stations;

(ix) effect any recapitalization, reclassification, stock split or like change in the capitalization of any Company;

(x) (A) incur any Indebtedness or guarantee any such Indebtedness of another Person, or (B) make any loans, advances or capital contributions to any other Person (other than loans, advances or capital contributions made by one Company to another Company);

(xi) mortgage, pledge, create or otherwise grant any Encumbrance on any material property or Assets (whether tangible or intangible) of any Company, other than Permitted Encumbrances;

(xii) transfer, sell or otherwise dispose of, or lease or exclusively license, any material property or Assets of any Company;

(xiii) purchase or otherwise acquire (whether by merger or otherwise), or lease or license, any material property or assets of any company;

(xiv) except in the ordinary course of business, enter into or materially amend or modify or terminate any Material Contract or any Contract that, if it was in effect on the date hereof, would have been a Material Contract, or waive any material default under, or release, settle, or compromise any material claim against any of the Companies or any material Liability owing to any of the Companies under any Material Contract or such Contract;

(xv) settle, release, waive or compromise any pending or threatened Action unless the costs of such settlement are borne entirely by Seller or any of its Affiliates (other than the Companies) and the settlement does not involve injunctive or non-monetary equitable relief applicable to any Company;

(xvi) with respect to the Companies, (A) make, change or revoke any material Tax election, (B) adopt or materially change (or request to adopt or change) any method of Tax accounting, (C) enter into or amend (or seek to enter or amend) any agreement, settlement or compromise with respect to any material Tax Liability, (D) amend any material Tax Return, (E) surrender any right to claim a refund of Taxes, or (F) consent to any extension or waiver of the statute of limitations for the assessment or collection of any Tax;

(xvii) (A) except as otherwise provided in the TBA, after the TBA Effective Date, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity interests (whether payable in stock or property), (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of any Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; or

(xviii) authorize any of, or commit or agree to take any of the foregoing actions.

(c) Each of Parent and Purchaser covenants and agrees that from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, except as required or expressly permitted by this Agreement or the TBA, as required by Law, or with the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Parent and Purchaser shall not do any of the following:

(i) amend or restate Parent’s certificate of incorporation or bylaws in a manner that would adversely affect the economic benefits of the transactions contemplated by this Agreement to Seller as the holder of the Preferred Stock, or issue any shares of Preferred Stock or any other series or class of preferred stock, including any Senior Stock (as defined in Exhibit 2.02), other than the shares of Preferred Stock to be issued to Seller pursuant to this Agreement;

(ii) effect any recapitalization, reclassification, stock split or like change in the capitalization of Parent in a manner that would adversely affect the economic benefits of the transactions contemplated by this Agreement to Seller as the holder of the Preferred Stock;

(iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization of Parent; or

(iv) authorize any of, or commit or agree to take any of the foregoing actions.

SECTION 5.02. Access to Information.

(a) From the date hereof until the Closing, upon reasonable notice, Seller shall, and shall cause the Companies and each of their respective officers, directors, employees, agents, Representatives, accountants and counsel to, afford Purchaser and its Representatives reasonable access to the offices, properties and books and records of each of the Companies; provided, however, that any such access shall be conducted during normal business hours, under the supervision of Seller’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Purchaser if such disclosure would, in Seller’s reasonable discretion, (a) jeopardize any attorney-client or other legal privilege, or (b) contravene any applicable Law (including the HSR Act), fiduciary duty or agreement; provided, that Seller and the Companies, as applicable, shall make any reasonable and appropriate substitute disclosure arrangements under circumstances in which disclosure is so restricted, such as by designating certain portions of such information as being provided on an outside-counsel basis only. All information provided pursuant to this Section 5.02 shall remain subject in all respects to the Confidentiality Agreement.

(b) In order to facilitate the resolution of any claims made by or against or incurred by any party or any of its Affiliates or Representatives after the Closing (other than any claim made by a party against another party to this Agreement or any of the Ancillary Documents), and any applicable Law or any request or requirement of any Governmental Authority or for any other reasonable purpose, for a period of six (6) years after the Closing, each of the parties shall, and shall cause their respective subsidiaries to, (A) retain the books and records (including Tax Returns) of the Companies within their possession or control in a manner consistent with such party’s customary document retention policies (other than destruction policies) on or after the Closing, (B) upon reasonable notice, afford the Representatives of the other parties reasonable access (including the right to make photocopies, at such parties expense), during normal business hours, under the supervision of the other party’s personnel and in such a manner as not to unreasonably interfere with the normal operations of such party’s business, to such books and records and reasonable access to and the reasonable assistance of the other party and its subsidiaries and respective Representatives with respect to the matters contemplated by this Section 5.02(b) and (C) otherwise cooperate with and assist the other parties or any of their respective Affiliates or Representatives, at the other parties’ cost and expense, in connection with the matters contemplated by this Section 5.02(b), including by causing its and its Affiliates’ employees to avail themselves for trial, depositions, interviews and other Action-related litigation endeavors.

SECTION 5.03. Confidentiality.

(a) The terms of the letter agreement dated as of September 7, 2014, as amended September 15, 2014 (the “Confidentiality Agreement”) between Seller and Purchaser are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Purchaser under this Section 5.03 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.

(b) Nothing provided to Purchaser pursuant to Section 5.02 shall in any way amend or diminish Purchaser’s obligations under the Confidentiality Agreement. Purchaser acknowledges and agrees that any information provided to Purchaser pursuant to Section 5.02 or otherwise by Seller, the Companies or any officer, director, employee, agent, Representative, accountant or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement; provided, that neither the foregoing nor anything in the Confidentiality Agreement shall prohibit Purchaser or its Affiliates from (i) engaging in discussions with one (1) or more potential acquirers of one (1) or more of the Stations during the term of the Confidentiality Agreement; provided, that upon Seller’s request, Purchaser shall furnish a list of the parties with which it has disclosed Confidential Information in connection with such discussions, or (ii) sharing Confidential Information relating to such Station(s) with such potential acquirer(s), it being agreed that such potential acquirer(s) shall be deemed a “Representative” of Purchaser under the Confidentiality Agreement.

(c) From and after the Closing, Seller shall treat and hold as confidential all of the Confidential Information and refrain from disclosing or using any of the Confidential Information except in connection with this Agreement or to its Representatives who have a need to know to such Confidential Information and who agree to hold such information as confidential. In the event that Seller is requested or required (by oral question or request for information or documents in any Action or by any Governmental Authority) to disclose any Confidential Information, Seller shall, to the extent legally permissible, notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 5.03(c). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority, Seller may disclose the Confidential Information to such Governmental Authority; provided, however, that Seller shall use its commercially reasonable efforts to obtain, at the reasonable request of Purchaser and at Purchaser’s expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate. Upon consummation of the transactions contemplated by this Agreement, Seller shall, and shall cause its Affiliates and Representatives to deliver promptly to Purchaser, at the request and option of the Purchaser, all tangible embodiments (and copies thereof), of such Confidential Information which are in Seller’s possession or under Seller’s control with respect to which copies are not already in the possession of the Companies, and shall destroy all other Confidential Information, provided, that neither Seller nor its Affiliates or Representatives shall be required to destroy any routine backup tapes or systems, and each shall be permitted to retain copies of the Confidential Information included in non-Company board materials, included in this Agreement (including the schedules, exhibits and related agreements) or retained solely for compliance purposes or purposes of fulfilling its obligations hereunder, provided that they shall continue to maintain the confidentiality of such Confidential Information as provided herein.

SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents.

(a) Each of Purchaser and Seller shall use its reasonable best efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that are necessary or advisable for its performance of its obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby, and will cooperate with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. As soon as practicable, but in no event later than ten (10) Business Days after the date of this Agreement, Purchaser and Seller shall make any required filings with the Federal Trade Commission and the United States Department of Justice pursuant to the HSR Act with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation and shall use its reasonable best efforts to promptly cause the expiration or termination of the waiting period under the HSR Act.

(b) Purchaser and Seller each shall oppose any petitions to deny or other objections filed with respect to the FCC Applications, the Divestiture Application or any of them, to the extent such petition or objection relates to such party. Neither Purchaser nor Seller shall take any intentional action that would, or intentionally fail to take such action the failure of which to take would, reasonably be expected to have the effect of materially delaying receipt of the FCC Consent or grant of the Divestiture Application.

(c) Each party to this Agreement shall, except as prohibited by Law, promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless, to the extent permitted by Law, it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking the Government Consents. Except as prohibited by Law, the parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

SECTION 5.05. Retained Names and Marks.

(a) Purchaser hereby acknowledges that all right, title and interest in and to any of the trademarks, service marks, domain names, trade names, corporate names, logos and other identifiers of Seller and its Affiliates which are comprised of or incorporate the terms “Lincoln”, “Lincoln National”, “Lincoln Financial”, “LFM”, “Jefferson-Pilot”, “Lincoln Financial Media” (including the website “lincolnfinancialmedia.com”), “Lincoln Financial Management”, “You’re In Charge,” “Chief Life Officer” and “Hello Future,” together with trademarks, service marks, domain names, trade names, corporate names, logos and other identifiers of source of Seller and its Affiliates that comprise or are derived from any of the foregoing, or that constitute confusingly similar variations thereof or confusingly similar derivations therefrom (the “Retained Names and Marks”) are owned exclusively by Seller or its Affiliates, and that any and all rights of any of the Companies to use the Retained Names and Marks as source identifiers shall terminate as of the Closing. Purchaser further acknowledges that it is not acquiring any rights (including any title or interest in or license or other right to use) with respect to the Retained Names and Marks, and that any title, interest, license or other such right or arrangement relating thereto existing prior to the Closing shall automatically terminate simultaneously with and effective as of the Closing.

(b) Purchaser shall, promptly and within ten (10) days following the Closing, cause each of the Companies to file amended articles of incorporation with the appropriate authorities changing their corporate names to corporate names that do not contain any Retained Names and Marks and to promptly supply copies of any such filings to Seller. As soon as practicable following the Closing, but not later than ninety (90) days after the Closing, Purchaser shall cause the Companies to remove and change signage, change and substitute promotional or advertising material in whatever medium, change stationery and packaging and take all such other steps as may be required or appropriate to cease use of all Retained Names and Marks; provided, however, that Purchaser shall not be deemed to have violated this Section 5.05 by reason of (i) the appearance of any Retained Names and Marks in or on any tools, dies, equipment, engineering/manufacturing drawings, manuals, work sheets, operating procedures, other written materials or other assets that are used for internal purposes only in connection with the Business; provided, that the Companies endeavor to remove such Retained Names and Marks in the ordinary course of the operation of the Business, or (ii) the appearance of any Retained Names and Marks in or on any third party’s publications, marketing materials, brochures, instruction sheets, or other materials Seller distributed in the ordinary course of business prior to the TBA Effective Date, and that generally are in the public domain, or any other similar uses by any such third party over which Purchaser has no control.

SECTION 5.06. Control. Purchaser shall not, directly or indirectly, control, supervise or direct the operation of the Stations prior to Closing. Between the date hereof and the Closing Date, subject to the terms of the TBA, and consistent with the Communications Act and the FCC Rules, control, supervision and direction of the operation of the Stations prior to Closing shall remain the responsibility of the holders of the FCC Licenses.

SECTION 5.07. Notifications. Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VIII of this Agreement becoming incapable of being satisfied, provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute the failure of any condition set forth in Article VIII to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of a condition set forth in Article VIII to be satisfied. Notwithstanding anything to the contrary herein, no disclosure made pursuant to this Section 5.07 shall be deemed to amend or supplement the Seller Disclosure Schedules or the Purchaser Disclosure Schedules, as applicable, for the purposes of determining whether (a) the conditions set forth in Article VIII have been satisfied, (b) either party has the right to terminate this Agreement under Article X, or (c) either party is entitled to indemnification under Article IX.

SECTION 5.08. Affiliate Agreements. Except as set forth in Section 5.08 of the Seller Disclosure Schedule, effective at the Closing, all Affiliate Agreements set forth in Section 3.15(a)(v) of the Seller Disclosure Schedule shall be terminated and all amounts owing thereunder shall be cancelled and full releases of all obligations shall be executed and delivered with respect thereto.

SECTION 5.09. Further Action. The parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement; provided, that no party shall be required to (a) take any action that would result in the incurrence of a fine or other penalty that would require payment by such party, or (b) divest or otherwise dispose of any assets except as contemplated in this Agreement.

SECTION 5.10. Title Insurance, Surveys, and Lien Search.

(a) With respect to each parcel of the Real Property, Seller and the Companies shall cooperate with Purchaser to enable Purchaser, at Purchaser’s election, to obtain at Purchaser’s own expense: (i) preliminary reports on title covering a date subsequent to the date hereof, issued by Purchaser’s title company (“Title Company”) containing a commitment (the “Title Commitment”) of the Title Company to issue one or more (as appropriate) ALTA owner’s or lessee’s title insurance (and corresponding mortgagee’s, if applicable) policies (or updates to existing ALTA owner’s or lessee’s title insurance policies) (each, a “Title Policy”) insuring the fee simple or leasehold interest of the Company in such parcels of Real Property, and (ii) copies of all documents, filings and information disclosed in the Title Commitment.

(b) With respect to each parcel of the Real Property, Seller and the Companies shall cooperate with Purchaser to enable Purchaser, at Purchaser’s election and expense, to seek a boundary survey, as-built survey or of similar depiction (which Purchaser shall be entitled to determine) of the Owned Real Property (and to the extent the prior consent of the owner(s) of the Leased Real Property (or such other party whose consent is required) has been obtained, which consent Seller shall use commercially reasonable efforts to obtain at Purchaser’s request) the Leased Real Property (the “Survey”). Purchaser and Parent will indemnify the Seller Indemnified Parties for any Loss arising out of or related to the preparation of any Survey (which, for the avoidance of doubt, shall not include Loss related to matters disclosed therein), including any claim asserted by the owner of any Leased Real Property, except to the extent of the gross negligence or willful misconduct of the Seller Indemnified Parties or any owner of any Leased Property.

(c) The parties understand and agree that the procedures outlined in this Section 5.10 shall in no event delay the Closing or affect the conditions to Closing set forth in this Agreement, shall in no way affect the representations, warranties, covenants or agreements of Seller set forth in this Agreement, and shall in no way affect the Liabilities of Seller, including any indemnification obligations of Seller, under this Agreement. Seller and the Companies agree to cooperate reasonably with Purchaser in the event Purchaser elects to obtain Surveys or Title Policies pursuant to Section 5.10(a) and Section 5.10(b) hereof, such cooperation to include, without limitation, the delivery to Purchaser and/or the Title Company of all customary certificates, affidavits and other materials reasonably requested by the Title Company as a condition to the issuance of an owner’s or lessee’s title insurance policy for each parcel of the Real Property which Purchaser elects to seek (including an (i) affidavit with respect to mechanics’ liens certifying that there are no unpaid bills (except as included in the Permitted Liens) for services rendered or materials furnished to any Real Property, (ii) a non-imputation affidavit, and (iii) customary seller’s or owner’s affidavits and indemnities).

SECTION 5.11. Retained Assets. Between the date hereof and the Closing Date, Seller shall sell, transfer or assign the Assets and Liabilities set forth on Section 5.11 of the Seller Disclosure Schedule (the “Retained Assets”) to an Affiliate or a third party. With respect to any sale of such Retained Assets prior to the Closing Date, Seller shall provide Purchaser with a reasonable opportunity to review drafts of all agreements pursuant to which Seller will dispose of such Retained Assets, and shall incorporate any comments reasonably requested by Purchaser. Any sale, transfer or assignment of the Retained Assets prior to the Closing Date shall be made at the sole cost and expense of Seller (including any Taxes incurred in connection with such sale, transfer or assignment). For the avoidance of doubt, the Retained Names and Marks and the privileges and rights set forth in Section 11.19 shall also constitute Retained Assets.

SECTION 5.12. No Solicitation. From the date of this Agreement through the Closing or the earlier termination of this Agreement, Seller shall not, and will cause its Representatives not to, directly or indirectly, take any of the following actions with any Person other than Purchaser or its Affiliates without the prior written consent of Purchaser: (a) solicit, initiate, facilitate or encourage, or furnish information with respect to the Companies in connection with, any inquiry, proposal or offer with respect to any merger, consolidation, sale of equity interests or other securities, sale of assets or other business combination involving the Companies or the acquisition of any assets (other than assets sold or acquired in the ordinary course of business consistent with past practices) or securities of, the Companies (an “Alternative Transaction”), (b) negotiate, discuss, explore or otherwise communicate or cooperate in any way with any third party with respect to any Alternative Transaction, (c) enter into any agreement, arrangement or understanding with respect to an Alternative Transaction or requiring Seller to abandon, terminate or refrain from consummating a transaction with Purchaser, or (d) make or authorize any public statement, recommendation or solicitation in support of any Alternative Transaction. Seller shall immediately cease any discussions or negotiations existing as of the date hereof with any third party relating to any proposed Alternative Transaction, and shall request that all Confidential Information furnished on behalf of the Companies to any such third parties be returned.

SECTION 5.13. Divestiture of Trust Station. In furtherance of and without limiting Section 5.04, as soon as practicable but in any event within ten (10) Business Days after the date of this Agreement, Purchaser and Seller shall, and Seller shall cause the Companies to, file the FCC Applications, which if Purchaser so elects shall contemplate the assignment effective as of the Closing of the FCC authorizations for the Stations to one or more wholly-owned subsidiaries of Purchaser; provided, that such process would not reasonably be expected to delay the grant of the FCC Consent. Purchaser shall, and Seller shall cause the Companies to, diligently prosecute the FCC Applications, and otherwise use their reasonable best efforts to obtain the FCC Consent as promptly as possible. The FCC Applications shall include all necessary applications with the FCC and any other applicable Governmental Authority to request consent to the assignment of the FCC licenses and authorizations for KKFN (the “Trust Station”) to a third party, which may include a divestiture trustee, in order to comply with the provisions of section 73.3555(a) of the FCC’s Rules regarding local radio ownership and obtain the expiration or termination of the waiting period under the HSR Act (the “Divestiture Application”). Purchaser shall diligently prosecute the foregoing, including (i) responding to any requests by the FCC or any other Governmental Authority for (a) amendments to the Divestiture Application, or (b) additional information, (ii) using reasonable best efforts to oppose any petition to deny or other objection to the grant of the Divestiture Application, and (iii) taking any necessary auxiliary measures.

SECTION 5.14. Transaction Expenses. The Companies will, immediately following the Closing, have no unpaid Transaction Expenses.

SECTION 5.15. Preferred Stock. From the date of this Agreement until the earlier of (a) the termination of this Agreement, or (b) the first day after the Closing Date that no shares of Preferred Stock remain outstanding, Seller will not enter into any swap, hedge, short-sale or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to enter into any such transaction, swap, hedge, short-sale or other arrangement, without, in each case, the prior written consent of Parent; provided, that, for the avoidance of doubt, (i) the foregoing shall not prohibit Seller from selling any Securities received upon the conversion of or in exchange for shares of Preferred Stock (subject to the following sentence), and (ii) the foregoing shall not prohibit Seller’s Affiliates from engaging in such aforementioned transactions or other transactions involving securities of Parent in the ordinary course of their insurance, advisory and other financial services businesses.

SECTION 5.16. Disclaimer. PURCHASER, PARENT AND SELLER AGREE THAT (A) EXCEPT AS SET FORTH IN THIS AGREEMENT, NONE OF SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE COMPANIES, THE SHARES, THE ASSETS OR THE BUSINESS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE BUSINESS BY PURCHASER AFTER THE CLOSING OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANIES OR THE BUSINESS AFTER THE CLOSING, INCLUDING IN RESPECT OF ANY MATERIALS PROVIDED OR STATEMENTS MADE IN CONNECTION WITH PURCHASER’S, PARENT’S OR SELLER’S DUE DILIGENCE INVESTIGATION, AND NONE OF PURCHASER, PARENT OR SELLER HAS RELIED ON ANY REPRESENTATION, WARRANTY OR OTHER STATEMENT MADE OR MATERIALS PROVIDED BY OR ON BEHALF OF ANY PARTY HERETO EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT, AND (B) OTHER THAN THE INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE IX, NEITHER PARTY OR ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE OTHER PARTY OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION OR USE OF, ANY INFORMATION RELATING TO THE COMPANIES, THE BUSINESS, THE ASSETS, OR THE PURCHASER, RESPECTIVELY OR IN ANY OTHER FORM IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

SECTION 5.17. Purchaser Covenants. Parent shall cause Purchaser to perform all of its obligations under this Agreement and the TBA and shall be jointly liable for the same. Simultaneously with the execution of this Agreement, and as an inducement to Seller entering into this Agreement, Parent has provided to Seller the Guarantee attached to the signature page hereto (the “Guarantee”).

SECTION 5.18. Registration Rights Agreement. Effective at the Closing, Parent shall enter into a registration rights agreement with Seller in the form of Exhibit 5.18 (the “Registration Rights Agreement”).

SECTION 5.19. Employee Matters. At or prior to the effectiveness of the Closing, each of the Companies shall cease being a participating or adopting employer in each Plan that is maintained or sponsored by Seller.

ARTICLE VI

[RESERVED]

ARTICLE VII

TAX MATTERS

SECTION 7.01. Tax Representations. Seller hereby represents and warrants to Purchaser that, except as set forth in Section 7.01 of the Seller Disclosure Schedule:

(a) All federal, state and local income Tax Returns and other material Tax Returns required to have been filed by or with respect to any of the Companies (whether separately or on a consolidated, combined, unitary or similar group basis) have been timely filed with the appropriate Governmental Authority (taking into account any extension of time to file granted or obtained), and all such Tax Returns are correct and complete in all material respects. No Company is currently the beneficiary of any extension of time to file any material Tax Return (other than extensions arising solely as a result of automatic extensions of filing deadlines). No claim has been made by a Governmental Authority in a jurisdiction where a Company does not file Tax Returns that such Company may be subject to taxation by that jurisdiction.

(b) All material Taxes due and payable by or with respect to the Companies (whether or not shown or reportable on any Tax Return) have been paid.

(c) All material Taxes (including, without limitation, sales and use and employment Taxes) required by Law to be withheld or collected by any Company have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Authority. Each Company has complied with all information reporting and backup withholding provisions of applicable Law, including the collection and retention of all required exemption certificates and other comparable documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which the Company would have been obligated to collect or withhold a material amount of Taxes.

(d) No deficiency or other assessment relating to any material Taxes of the Companies or the Business or any other material Taxes has been claimed, proposed, asserted or assessed in writing or threatened in writing by a Governmental Authority against or with respect to any of the Companies that has not been satisfied by payment, settled or withdrawn. No material Taxes or material Tax Returns of or with respect to any of the Companies are currently under audit, examination or investigation, in each case, by a Governmental Authority, and no such audits, examinations or investigations have been threatened in writing.

(e) There are no liens for Taxes on any assets of any Company, other than statutory liens for current Taxes of such Company not yet due and payable. None of the assets of any Company is required to be treated for federal income Tax purposes as property owned by any other Person.

(f) None of the Companies (or any member of any consolidated, combined, unitary or similar group with which any Company filed or was required to file a group Tax Return) has granted any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, in each case, of or with respect to the Companies, which period (after giving effect to such extension or waiver) has not yet expired. No power of attorney has been executed by or on behalf of any Company with respect to any matters relating to Taxes that is currently in force and that will continue to be in force after the Closing.

(g) None of the Companies has ever been a member of an affiliated group of corporations (other than a group of which Seller or any of the Companies is or was the common parent) that filed or was required to file a consolidated, combined, unitary or similar group Tax Return. None of the Companies is a party to any Tax sharing, allocation or similar agreement or arrangement or has any contractual obligation (other than a commercial agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) to indemnify any other Person with respect to Taxes. None of the Companies has any Liability for the Taxes of any Person under Regulations Section 1.1502-6 or any corresponding or similar provision of state, local or foreign Law (other than other members of the Affiliated Group), as a transferee or successor, by contract or otherwise.

(h) None of the Companies has requested or received, or is the subject of, any private letter ruling, technical advice memoranda, closing agreement or other agreement relating to Taxes or ruling entered into or issued by any Governmental Authority. None of the Companies is currently the beneficiary of any Tax holiday or other Tax reduction or incentive arrangement with any Governmental Authority (including any voluntary disclosure agreement). To the Knowledge of Seller, none of the Companies will be subject to any recapture, clawback, termination or similar adverse consequence with respect to any Tax credits, grants or other Tax reduction, abatement or incentive arrangement with any Governmental Authority as a result of the transactions contemplated by this Agreement.

(i) None of the Companies has entered into or participated in any “reportable transaction” as defined in Regulations Section 1.6011-4(b).

(j) None of the Companies has been a “distributing corporation” or a “controlled corporation” in connection with any transaction that was treated by the parties as a distribution to which Section 355 of the Code applies.

(k) None of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of: (i) an adjustment under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Law) or any other change in method of accounting requested or made on or prior to the Closing Date, (ii) any closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in the Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) occurring or arising on or prior to the Closing Date, (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, (v) any prepaid amount received on or prior to the Closing Date, or (vi) any election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Law) made on or prior to the Closing Date. None of the Companies have deferred or elected to defer any gross income economically realized in a Pre-Closing Tax Period to a Post-Closing Tax Period.

(l) Seller and the Companies are eligible to make an election under Section 338(h)(10) of the Code and the Regulations promulgated thereunder with respect to the purchase and sale of the Shares pursuant to this Agreement and the deemed purchase and sale of the outstanding capital stock of the Subsidiaries resulting from an election under Section 338(h)(10) of the Code with respect to the purchase and sale of the Shares.

(m) All unclaimed property reports required to be filed by or with respect to any Company have been timely filed with the appropriate Governmental Authority. All unclaimed property held by any Company has been remitted to the appropriate Governmental Authority or delivered or paid to the proper recipient, in each case, as required by applicable Law.

SECTION 7.02. Preparation of Tax Returns; Payment of Taxes.

(a) Group Returns. Seller or its Affiliate shall prepare or cause to be prepared (at Seller’s expense) and timely file the U.S. federal consolidated income Tax Return for the Affiliated Group and any other Combined Returns for all taxable periods of the Companies and shall pay all Taxes due with respect thereto. The parties agree that the Companies shall be treated as if they ceased to be part of the Affiliated Group, and any other group for which a Combined Return is filed, as of the end of the day on the Closing Date. With respect to any short-year Tax Return required to be filed as a result of the consummation of the transactions contemplated in this Agreement, the parties hereto agree to use a closing of the books method to allocate Tax items of the Companies between the short-year ending on the Closing Date and the short-year that begins after the Closing Date, and none of Seller, Purchaser, or any of their respective Affiliates will make a ratable allocation election under Regulations Section 1.1502-76(b)(2)(ii) (or any corresponding or similar state, local or foreign Law) with respect to the transactions contemplated in this Agreement to the extent such election is permissible. To the extent required by Regulations Section 1.1502-76(b)(1)(ii)(B) (and any corresponding or similar state, local or foreign Law), any extraordinary transaction that occurs on the Closing Date after the Closing shall be treated as occurring on the day after the Closing Date. Seller or its Affiliate shall provide Purchaser with copies of the separate company pro-forma portion of all such Tax Returns relating to the Companies within ten (10) Business Days after filing any such Tax Returns.

(b) Separate Company Returns. Seller or its Affiliate shall prepare or cause to be prepared (at Seller’s expense) any other Tax Returns of the Companies required to be filed after the Closing Date for any taxable period ending on or prior to the Closing Date and shall pay all Taxes due with respect thereto. If a Company is permitted under applicable Law to treat the Closing Date as the last day of the taxable period in which the Closing occurs, Seller and Purchaser shall treat (and cause their respective Affiliates to treat) the Closing Date as the last day of such taxable period. All such Tax Returns shall be prepared consistent with the past practices of the applicable Company, except as otherwise required by applicable Law. Seller shall provide a draft of each such Tax Return to Purchaser for its review and comment a reasonable time, and no later than twenty (20) Business Days for any income Tax Return, prior to the due date for filing such Tax Return (including any applicable extensions). Seller shall in good faith consider all reasonable comments received from Purchaser in writing no later than five (5) Business Days prior to the due date for filing such Tax Return, including any applicable extensions. Seller shall deliver the final Tax Return to Purchaser, together with an amount equal to the Taxes shown as due thereon, no later than three (3) Business Days prior to the due date thereof, and Purchaser shall timely file each such Tax Return and timely pay all Taxes shown as due thereon. No such Tax Return shall be filed without Purchaser’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Straddle Period Returns and Taxes.

(i) Purchaser shall prepare or cause to be prepared (at Purchaser’s expense) all Tax Returns of the Companies for all Straddle Periods (other than any Combined Returns described in Section 7.02(a)). All such Tax Returns shall be prepared consistent with the past practices of the applicable Company, except as otherwise required by applicable Law. Purchaser shall provide a copy of each such Tax Return (accompanied, where appropriate, by an allocation between the Pre-Closing Tax Period and the Post-Closing Tax Period of the Taxes shown to be due on such Tax Return) to Seller for its review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) a reasonable time, and no later than twenty (20) Business Days for any income Tax Return, prior to the due date for filing such Tax Return (including any applicable extensions). Purchaser shall incorporate all reasonable comments received from Seller in writing no later than five (5) Business Days before the due date of such Tax Return, including any applicable extensions. Purchaser shall timely file each such Tax Return and, subject to the other provisions in this Agreement, timely pay all Taxes shown as due thereon. Seller shall pay to Purchaser no later than three (3) Business Days prior to the due date for filing any such Tax Return the amount of Taxes owing with respect to the portion of such Straddle Period ending on the Closing Date as determined pursuant to Section 7.02(c)(ii).

(ii) For purposes of this Agreement, including Article IX, in the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the Pre-Closing Tax Period shall be deemed equal to (A) in the case of real or personal property Taxes or other similar Taxes imposed on an ad valorem basis, the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in the Straddle Period, (B) in the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, a proportionate amount of such Taxes computed by reference to the level of such items on the Closing Date and the timing of the Closing Date in relation to the relevant Straddle Period, and (C) in the case of any other Taxes, the amount of Taxes that would be payable based on an interim closing of the books of the applicable Company as of the end of the day on the Closing Date; provided, that, exemptions, allowances or deductions that are calculated on an annual basis (such as depreciation) shall be apportioned on a pro rata basis. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the applicable Company, unless otherwise required by applicable Law.

(d) Tax Sharing Agreements; Amendments. All Tax sharing, allocation or other similar agreements or arrangements to which any Company is a party shall be terminated effective prior to or as of the Closing. Neither Seller nor any of its Affiliates shall file any amended Tax Return for any Company for any Pre-Closing Tax Period without Purchaser’s consent, which shall not be unreasonably withheld, conditioned or delayed, if such filing reasonably could be expected to increase the Liability of Purchaser or any Company for Taxes in a Post-Closing Tax Period. Neither Purchaser nor any of its Affiliates (including the Companies after the Closing Date) shall file any amended Tax Return for any Pre-Closing Tax Period without Seller’s written consent, which shall not be unreasonably withheld, conditioned or delayed.

(e) Tax Refunds and Tax Benefits. Except as provided with respect to refunds of Transfer Taxes, any refund or credit resulting from overpayment of any Excluded Taxes or any Taxes (including any interest paid or credited with respect thereto) relating to a Pre-Closing Tax Period shall be the property of Seller, and if received by Purchaser or the Companies after the Closing Date, shall be paid over promptly to Seller; provided, that any refund or credit resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in Section 7.02(c)(ii) taking into account the type of Tax to which the refund relates. If any such refund is paid over to Seller pursuant to this Section 7.02(e) and is subsequently revoked, rescinded or otherwise required to be repaid to the relevant Governmental Authority, Seller shall repay the amount of such refund that is required to be repaid to the relevant Governmental Authority to Purchaser within fifteen (15) Business Days after demand therefor. Purchaser shall, at Seller’s reasonable request and at Seller’s expense, cause the Companies or other relevant entity to file for and use commercially reasonable efforts to obtain the receipt of any refund to which Seller is entitled under this Section 7.02(e). Purchaser shall permit Seller to participate in (at Seller’s expense) the prosecution of any such refund claim. Neither Purchaser nor any of the Companies shall, to the extent permitted by applicable Tax Law, carryback to a Pre-Closing Tax Period any item of loss, deduction or credit or any net operating loss, net capital loss or other tax credit or benefit that is attributable to, arises from or relates to any taxable period (or portion thereof) commencing after the Closing Date.

(f) Transfer Taxes. All Transfer Taxes incurred in connection with Purchaser’s acquisition of the Shares shall be borne one-half by Seller and one-half by Purchaser. Seller and Purchaser shall cooperate in timely preparing and filing all Tax Returns and other documentation required to be filed in connection with such Transfer Taxes. Seller shall cause all appropriate stock Transfer Tax stamps to be affixed to the certificate or certificates representing the Shares sold and delivered pursuant to this Agreement. To the extent a party pays any Transfer Tax in excess of the amount for which it is liable under this Section 7.02(f), the party responsible for such excess amount shall reimburse the other party for such amount within fifteen (15) Business Days of delivery to the responsible party of evidence of payment of such Transfer Tax to the applicable Governmental Authority. Notwithstanding anything to the contrary in this Agreement, any refund of Transfer Taxes shall be for the benefit of the party who paid such Taxes (whether directly or by way of reimbursing the other party) and, if applicable, shall be paid over to such party within fifteen (15) Business Days of another party’s receipt of any such refund.

SECTION 7.03. Tax Claims.

(a) Payment of Claims. Any Purchaser Indemnified Party making a claim for Excluded Taxes or other Losses pursuant to Article IX shall promptly give written notice of such claim to Seller, together with a copy of the Tax Return or other relevant documentation evidencing the Tax Liability or other Loss. Seller shall pay the amount of such claim to the Indemnified Party within fifteen (15) Business Days after written demand is made; provided, in no event shall Seller be obligated to make any such payment with respect to Taxes earlier than five (5) Business Days before the date on which such Taxes are required to be paid to the relevant Governmental Authority. In the case of any contested Tax, payment of the Tax to the appropriate Governmental Authority shall not be considered to be due earlier than the date a final determination with respect to such Tax Liability is made by the appropriate Governmental Authority.

(b) Notice of Tax Claims. If a Governmental Authority shall make any claim relating to Taxes that, if successful, might result in a claim for indemnification under Article IX (a “Tax Claim”), the party against whom such claim is made shall promptly (and, in any event within ten (10) calendar days) give written notice to the other party, together with copies of all notices and communications relating to such Tax Claim; provided, however, no failure or delay in providing notice of a Tax Claim shall reduce or otherwise affect the obligation of the indemnifying party hereunder except to the extent the indemnified party is actually prejudiced thereby. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Governmental Authority.

(c) Tax Claims Relating to Group Taxes. Seller shall have the right (at Seller’s expense) to control the conduct of all proceedings and make all decisions relating to any Tax Claims relating to any U.S. federal consolidated income Tax Return of the Affiliate Group and any Combined Returns; provided, however, that solely to the extent the resolution of such Tax Claim reasonably would be expected to increase the Tax liability of Purchaser or any of its Affiliates (including a Company) for any taxable period ending after the Closing Date or reasonably would be expected to result in a Tax or Loss to Purchaser or any of its Affiliates (including a Company) for which Seller is not obligated to indemnify a Purchaser Indemnified Party pursuant to Article IX, Seller shall consult with Purchaser before taking any significant action in connection with such Tax Claim and shall not compromise or settle any such Tax Claim without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(d) Tax Claims Relating to Other Pre-Closing Taxes. Seller shall have the right (at Seller’s expense) upon written notification to Purchaser within ten (10) calendar days following receipt of any Tax Claim made against Seller or its Affiliates or notice of any Tax

Claim made against Purchaser or its Affiliates, to control the conduct of all proceedings and make all decisions relating to any Tax Claim (other than those described in Section 7.03(c)) relating to a taxable period ending on or before the Closing Date; provided, that solely to the extent the resolution of such Tax Claim reasonably would be expected to increase the Tax liability of Purchaser or any of its Affiliates (including a Company) for any taxable period ending after the Closing Date or reasonably would be expected to result in a Tax or Loss to Purchaser or any of its Affiliates (including a Company) for which Seller is not obligated to indemnify a Purchaser Indemnified Party pursuant to Article IX, (i) Seller shall consult with Purchaser before taking any significant action in connection with such Tax Claim, (ii) Seller shall keep Purchaser informed regarding the progress and substantive aspects of such Tax Claim, (iii) Purchaser (at its own expense) shall be entitled to participate in any proceedings relating to such Tax Claim; provided, further, however, that if (A) Seller fails to timely notify Purchaser of its desire to control the conduct of such proceedings, or (B) Seller declines to control the conduct of such proceedings, then (1) Seller shall not be entitled to control such Tax Claim and Purchaser (at Seller’s expense) shall control such Tax Claim, (2) Purchaser shall keep Seller informed regarding the progress and substantive aspects of such Tax Claim, and (3) Seller (at its own expense) shall be entitled to participate in any proceedings relating to such Tax Claim. Neither Seller nor Purchaser shall compromise or settle any such Tax Claim without obtaining the other party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(e) Tax Claims Relating to Straddle Periods. Purchaser shall have the right (at Purchaser’s expense) to control the conduct of all proceedings and make all decisions relating to any Tax Claim (other than those described in Section 7.03(c)) relating to a Straddle Period, provided that (i) Purchaser shall keep Seller informed regarding the progress and substantive aspects of any such Tax Claim, (ii) Purchaser shall consult with Seller before taking any significant action in connection with such Tax Claim, (iii) Purchaser shall defend such Tax Claim diligently and in good faith as if it were the only party in interest in connection with such Tax proceeding, (iv) Seller (at its own expense) shall be entitled to participate in any proceedings relating to any such Tax Claim, and (v) Purchaser shall not compromise or settle any such Tax Claim without Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

SECTION 7.04. Tax Cooperation and Exchange of Information. From and after the Closing Date, Purchaser and Seller shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other Representatives to reasonably cooperate, in connection with preparing, executing and filing all Tax Returns pursuant to Section 7.02 and any Action relating to Taxes of the Companies (including Tax Claims). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information relating to Taxes of the Company or the Business or otherwise reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or to testify at any proceedings relating to Taxes of the Company or the Business. Purchaser and Seller shall (i) retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (taking into account any extensions thereof) of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority, (ii) allow the other party and its Representatives at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as such party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours at such party’s expense, and (iii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the requesting party to take possession of such books and records at such other party’s own expense.

SECTION 7.05. Section 338(h)(10) Election.

(a) Seller and Purchaser (and each of their applicable Affiliates) shall jointly and timely make and file irrevocable elections under Section 338(h)(10) of the Code and, if permissible, any comparable provisions of applicable state or local Tax Law (together, the “Section 338 Elections”) with respect to the purchase and sale of the Shares under this Agreement, including the deemed purchase and sale of the outstanding capital stock of the Subsidiaries resulting from the Section 338 Election with respect to the purchase and sale of the Shares. No later than ten (10) Business Days prior to the Closing Date, Seller shall deliver to Purchaser for its review and comment draft IRS Forms 8023 for each of the Companies, including any schedules thereto, and any corresponding or similar forms required under applicable state and local Law to make the Section 338 Elections (the “Section 338 Forms”). Seller shall incorporate any and all reasonable comments to the Section 338 Forms received from Purchaser in writing prior to the Closing. At the Closing, Seller shall deliver to Purchaser the Section 338 Forms, duly executed by Seller (and its applicable Affiliates) for execution by Purchaser at Closing. Each of Seller and Purchaser shall execute and timely file such Section 338 Forms in accordance with applicable Law.

(b) The parties (and any applicable Affiliates) shall cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, Tax Returns, elections, schedules and other documents as may be required) to effect and preserve the Section 338 Elections in accordance with Regulations Section 1.338(h)(10)-1 (or any comparable provisions of state or local Tax Law) or any successor provisions. Seller and Purchaser agree that neither of them shall, or shall permit any of its Affiliates to, revoke the Section 338 Elections following the filing of the Section 338 Forms without the prior written consent of Seller or Purchaser, as the case may be. Seller and Purchaser (and their respective applicable Affiliates) shall file all Tax Returns consistent with the Section 338 Elections and shall not take any action that could cause the Section 338 Elections to be invalid, or take any position contrary thereto unless required pursuant to a determination as defined in Section 1313(a) of the Code or any similar provision of state or local Tax Law.

(c) Purchaser will retain Bond & Pecaro, Inc. (the “Appraiser”) to value each Company and the individual assets of the Business conducted by each Company (such valuation, the “Appraisal”), and the costs of obtaining the Appraisal shall be borne equally by Purchaser and Seller. Seller shall reasonably cooperate with the Appraisal process, including responding to any reasonable requests for information from the Appraiser, and shall be entitled to receive, review and respond to draft reports prior to completion of the Appraisal. Purchaser shall direct the Appraiser to consider in good faith any comments of Seller on any draft reports, provided the Appraiser shall retain the ultimate discretion and authority with respect to the Appraisal. Purchaser shall deliver a copy of the Appraisal to Seller upon completion. Within ninety (90)

days following the later of Determination Date or the Closing Date, Purchaser shall prepare and deliver to Seller a schedule setting forth (i) a determination of the ADSP (as defined in the applicable Regulations under Section 338 of the Code) for each Company, and (ii) an allocation of the ADSP of each Company among the assets of the Company, which shall be prepared in accordance with Sections 338 and 1060 of the Code and the Regulations promulgated thereunder and based on the Appraisal (the “Proposed Allocation Schedule”). Seller shall have thirty (30) days following receipt of the Proposed Allocation Schedule to provide written notice to Purchaser of any good faith objection to any portion of the Proposed Allocation Schedule, which objection shall be set forth with reasonable detail in such notice. Unless Seller timely delivers notice of an objection to the Proposed Allocation Schedule, Seller shall be deemed to accept and approve the Proposed Allocation Schedule, which shall thereafter be final and binding upon the parties.

(d) Following receipt of any timely notice of any objection to the Proposed Allocation Schedule, the parties shall attempt in good faith to resolve their disagreement and arrive at a mutually agreed allocation. If the parties are unable to reach agreement within thirty (30) days following notice by Seller to Purchaser of an objection to the Proposed Allocation Schedule, then any unresolved disputed matters shall be submitted to the Auditor for final determination in a manner consistent with Section 2.06(c). The Auditor’s resolution of the disputed matters shall be final and binding on the parties.

(e) The Proposed Allocation Schedule as accepted (or deemed accepted) pursuant to Section 7.05(c) or as finally agreed and determined pursuant to Section 7.05(d) shall become the “Final Allocation Schedule” and the parties shall file all Tax Returns (including but not limited to IRS Form 8883 and any similar forms required by applicable state and local Law) consistent with the Final Allocation Schedule and shall not take any position contrary thereto in connection with any Action relating to Taxes; provided, however, that nothing contained herein shall prevent Seller or Purchaser (and their respective Affiliates) from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Final Allocation Schedule, and neither Seller nor Purchaser shall be required to litigate before any court, any proposed deficiency or adjustment by any Governmental Authority challenging such allocation. If the Purchase Price is adjusted pursuant to Section 9.07, the Final Allocation Schedule shall be adjusted in a consistent manner.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) (A) The Fundamental Representations (as defined below) of Purchaser and Parent shall be true and correct in all respects at and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified) other than such failures to be true and correct as are de minimis, and (B) all other representations and warranties of Purchaser and Parent set forth in Article IV of this Agreement shall be true and correct (without giving effect to any limitations as to “materiality” or “Purchaser MAE”) at and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified) except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Purchaser MAE, and (ii) the covenants and agreements contained in this Agreement and the TBA to be complied with by Purchaser and Parent on or before the Closing shall have been complied with in all material respects;

(b) Government Consent. The Government Consents shall have been obtained;

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that is in effect and that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions;

(d) Officer’s Certificate. Parent shall have delivered to Seller a certificate of a duly authorized officer of Parent certifying as to the matters set forth in Section 8.01(a); and

(e) No Purchaser MAE. Since the date of this Agreement, no event, effect, circumstance, change, occurrence, fact or development shall have occurred, come into existence or become known that, individually or in the aggregate, has had or would reasonably be expected to have a Purchaser MAE.

SECTION 8.02. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) (A) The Fundamental Representations of Seller shall be true and correct in all respects at and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified) other than such failures to be true and correct as are de minimis, and (B) all other representations and warranties of Seller set forth in Article III of this Agreement shall be true and correct (without giving effect to any limitations as to “materiality” or “Material Adverse Effect”) at and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) the covenants and agreements contained in this Agreement and the TBA to be complied with by Seller at or before the Closing shall have been complied with in all material respects;

(b) Government Consents. The Government Consents shall have been obtained;

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that is in effect and that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions; and

(d) Officer’s Certificate. Seller shall have delivered to Purchaser a certificate of a duly authorized officer of Seller certifying as to the matters set forth in Section 8.02(a).

ARTICLE IX

INDEMNIFICATION

SECTION 9.01. Survival of Representations and Warranties. The representations and warranties (other than the Fundamental Representations (as defined below)) of the parties hereto contained in this Agreement shall survive the Closing for a period of eighteen (18) months from the Closing Date; provided, however, that representations and warranties set forth in (a) Section 3.01 (Organization, Authority and Qualification of Seller), (b) Section 3.02 (Organization, Authority and Qualification of the Companies), (c) Section 3.03 (Capitalization; Ownership of Shares), (d) Section 7.01 (Tax Representations), (e) Section 4.01 (Organization, Authority and Qualification of Parent and Purchaser), (f) Section 4.02 (Organization, Authority and Qualification of the Parent Subsidiaries), (g) Section 4.09 (Preferred Stock), and (h) Section 4.10 (Capitalization) (collectively, the “Fundamental Representations”; provided, that the representations and warranties set forth in Section 7.01 (Tax Representations) shall be considered Fundamental Representations only for purposes of this Article IX, and not for purposes of Article VIII) shall survive the Closing until six (6) years from the Closing Date; provided, however, that any claim made in writing (specifying the nature of the claim and the underlying basis for which indemnification is sought) by the party seeking to be indemnified thereunder within the time periods set forth in this Section 9.01 shall survive until such claim is finally and fully resolved. The covenants and agreements of the parties in this Agreement that by their terms are to be performed following the Closing shall survive the Closing and continue in effect in accordance with their terms until performed or the obligation to so perform shall have expired. The covenants and agreements of the parties contained herein that by their terms are to be performed at or prior to the Closing shall survive the Closing until one (1) year from the Closing Date. The indemnity obligations set forth in Section 9.02(c) and Section 9.02(d) shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations period; provided, however, that any claim made in writing (specifying the nature of the claim and the underlying basis for which indemnification is sought) by the party seeking to be indemnified thereunder within the time period set forth in this Section 9.01 shall survive until such claim is finally and fully resolved. The indemnity obligations set forth in Section 9.02(e), Section 9.02(f), Section 9.02(g), and Section 9.02(h), shall survive the Closing for a period of three (3) years from the Closing Date; provided, however, that any claim made in writing (specifying the nature of the claim and the underlying basis for which indemnification is sought) by the party seeking to be indemnified thereunder within the time period set forth in this Section 9.01 shall survive until such claim is finally and fully resolved.

SECTION 9.02. Indemnification by Seller. Subject to the provisions of this Article IX, following the Closing, Purchaser and its Affiliates, and their respective officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by Seller for and against all losses, Liabilities, damages, claims, costs and expenses, interest, awards, judgments, fines, fees, obligations and penalties (including reasonable attorneys’ and consultants’ fees and expenses) suffered, sustained or incurred by them (hereinafter, a “Loss”), arising out of or resulting from, without duplication: (a) any breach by Seller of any representation or warranty made by Seller contained in this Agreement, which shall be deemed made on the date hereof and the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be made on the date so specified) (provided, however, that Seller shall not be obligated to indemnify the Purchaser Indemnified Parties pursuant to this Section 9.02(a) for any Tax imposed with respect to a Post-Closing Tax period on the basis of a breach of any representation or warranty contained in Section 7.01 (Tax Representations) other than the representations and warranties contained in the second sentence of Section 7.01(e), Section 7.01(h), and Section 7.01(k)), (b) the breach of any covenant or agreement contained in this Agreement requiring performance by Seller or any Company (prior to Closing), (c) Excluded Taxes, (d) an invalid or ineffective (for federal income Tax purposes and to the extent applicable for state or local income Tax purposes) Section 338 Election solely to the extent Taxes are caused by, and would not have been incurred but for, a breach of any representation in Section 7.01 or a breach of any covenant of Seller or any Company (other than covenants to be performed by a Company after the Closing unless performed at the direction and control of Seller, if and to the extent so exercised by the Seller) contained in this Agreement or any other document contemplated hereby, (e) any Retained Assets, (f) any Liability, whether known or unknown as of the Closing Date, with respect to the operation of the Business or the Companies prior to the TBA Effective Date (whether such claim or Action is brought by a third party or otherwise), other than to the extent any such Loss arises under any Contract (other than under any Contract for any prior sales of business units by any Company or any Losses arising out of or resulting from any breach of any Contract by any Company prior to the TBA Effective Date), (g) any Third Party Claim to the extent of any punitive damages award where such Third Party Claim arises out of or results from the operation or conduct of the Business or the Companies prior to the TBA Effective Date and any Environmental Liability, and (h) any Environmental Liability.

SECTION 9.03. Indemnification by Purchaser. Subject to the provisions of this Article IX, following the Closing, Seller and its Affiliates, and their respective officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by Purchaser, for and against any and all Losses arising out of or resulting from: (a) any breach of any representation or warranty made by Purchaser or Parent contained in this Agreement, which shall be deemed made on the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be made on the date so specified), and (b) the breach of any covenant or agreement contained in this Agreement requiring performance by Purchaser or Parent.

SECTION 9.04. Limits on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Agreement: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.02(a), Section 9.02(f), Section 9.02(g), Section 9.02(h), or Section 9.03(a), as applicable, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party exceeds an amount equal to $500,000 (the “Basket Amount”), after which the Indemnifying Party shall be liable only for indemnifiable Losses in excess of the Basket Amount, (ii) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 9.02(a), Section 9.02(f) or Section 9.03(a) shall be an amount equal to $25,000,000, and (iii) Seller shall not be required to indemnify any Person under this Agreement or be liable to any Person under this Agreement under any theory of recovery whatsoever for Losses in the aggregate exceeding the cash Purchase Price; provided, however, that the limitations set forth in clauses (i) and (ii) of this Section 9.04(a) shall not apply to (A) claims arising out of breaches of the Fundamental Representations, (B) claims pursuant to Section 9.02(c), (C) claims pursuant to Sections 9.02(d) and 9.02(e), or (D) in the case of fraud by the other party in connection with entering into this Agreement or consummating the transactions contemplated hereby, and the limitations set forth in clause (ii) shall not apply to claims pursuant to Section 9.02(g) and 9.02(h); provided, further, that the limitations set forth in clause (iii) of this Section 9.04(a) shall not apply to claims pursuant to Section 9.02(c) in respect of clause (b) (to the extent such Excluded Taxes are Taxes of Seller or any its Affiliates (other than the Companies) or any of their respective predecessors, successors or former Affiliates) and (c) of the definition of Excluded Taxes.

(b) Notwithstanding anything in this Agreement to the contrary, no Indemnifying Party shall have any Liability (including under this Article IX) for, and Losses shall be deemed to exclude, (i) any punitive damages, and (ii) any consequential or special damages, loss of profits, diminution in value, or damages based on any multiplier of the earnings, income or cash flow or any other premium or valuation methodology, except, (A) in the case of clause (ii), to the extent such damages or Losses are found to be (x) not based on any special circumstances of the party entitled to indemnification, and (y) are the natural, probable and reasonably foreseeable result of the event that gave rise thereto or the matter for which indemnification is sought hereunder, regardless of the form of Action through which such damages are sought, or (B) in the case of clauses (i) and (ii), to the extent such Losses or damages are awarded and paid with respect to a Third Party Claim as to which a party is entitled to seek indemnification under this Agreement. Notwithstanding anything to the contrary and for the avoidance of doubt, any Taxes arising or resulting from an invalid or ineffective (for federal income Tax purposes and to the extent applicable for state or local income Tax purposes) Section 338 Election solely to the extent such Taxes are caused by, and would not have been incurred but for, a breach of any representation in Section 7.01 or a breach of any covenant of the Seller or the Companies (other than covenants to be performed by the Companies after the Closing unless performed at the direction and control of the Seller, if and to the extent so exercised by the Seller) contained in this Agreement or any other document contemplated hereby shall be deemed direct damages and not consequential, special, or punitive damages for purposes of indemnification pursuant to Section 9.02(d).

(c) Notwithstanding anything in this Agreement to the contrary, the representations and warranties of Seller, Parent and Purchaser contained in this Agreement shall not be affected or deemed waived by reason of any investigation made (or not made) by or on behalf of Purchaser or Seller, as applicable, including, but not limited to, any investigations made (or not made) by any of Purchaser’s or Seller’s, as applicable, respective Representatives, or by reason of the fact that Purchaser or Seller, as applicable, or any of its Representatives knew or should have known that any such representation and warranty is or might be inaccurate or untrue. Seller and Purchaser hereby acknowledge that, regardless of any investigation made (or not made) by or on behalf of Purchaser or Seller, as applicable, and regardless of the results of any such investigation, Purchaser and Seller have entered into this Agreement in express reliance upon the representations and warranties of the other and the Company made herein. Seller and Purchaser further acknowledge that, in connection with this Agreement, each has furnished to the other good and sufficient consideration in exchange for the representations and warranties made herein.

(d) Except with respect to the representations and warranties set forth in Section 3.04 (No Conflict), Section 3.07 (Financial Information), Section 3.08 (Absence of Certain Changes), Section 3.13(a) (Employee Benefits Matters), Section 3.15(a)(iii) and (ix) (Material Contracts), Section 3.21 (Assets of the Business), Section 3.22 (Related Party Transactions) Section 4.11 (SEC Filings; Financial Statements) and Section 4.13 (Absence of Certain Changes), for purposes of (i) determining whether there has been a breach of any representation or warranty, and (ii) calculating Losses hereunder, any “materiality” or “Material Adverse Effect” or “Purchaser MAE” qualifier in any representation or warranty made by Seller, Purchaser or Parent, as applicable, shall be disregarded. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be liable for any claim for indemnification for any Loss or Tax to the extent such Loss or Tax is included in the Closing Net Working Capital Amount or the Final Retained Liabilities Amount or otherwise deducted from the Purchase Price pursuant to Section 2.02, or otherwise paid pursuant to the TBA.

SECTION 9.05. Notice of Loss; Third Party Claims.

(a) If an Indemnified Party reasonably expects to seek indemnification with respect to any claim asserted or threatened by an unaffiliated third party against the Indemnified Party (a “Third Party Claim”), it shall give the Indemnifying Party prompt notice of the Third Party Claim (a “Claim Notice”), which Claim Notice shall describe in reasonable detail the facts and circumstances with respect to such Third Party Claim, stating a reasonable estimate of the amount of the Loss, to the extent known or reasonably determinable; provided, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) the Indemnifying Party is prejudiced by such failure.

(b) The Indemnifying Party shall be entitled to direct the defense of such Third Party Claim at its sole expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such Claim Notice from the Indemnified Party. If the Indemnifying Party elects to direct the defense of a Third Party Claim within thirty (30) days of the receipt of notice of such claim from the Indemnified Party, and such claim can reasonably be expected to be resolved by money damages alone without any injunctive or equitable relief that would be binding on the Indemnified Party, the Indemnifying Party has the financial resources to pay such damages, then the Indemnifying Party shall be entitled to direct the defense of any claim at its sole cost and expense and to settle or compromise any such claim or consent to the entry of any judgment, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party; provided, that if (i) the Indemnifying Party assumes the defense of a Third Party Claim and thereafter discovers facts as a result of which the Indemnifying Party, acting reasonably, determines that such information is likely to mean that the Indemnifying Party does not have an indemnification obligation in respect of such Third Party Claim, then (ii) the Indemnifying Party shall provide the Indemnified Party written notice of the same and shall cooperate with the other party to transfer control back to the Indemnified Party, and shall cooperate in respect of the same, in order to ensure that such other party is not prejudiced in its defense; provided, further, that the Indemnified Party shall be entitled to assume control of such defense and to settle or compromise any such claim or consent to the entry of any judgment (provided, that the Indemnified Party shall not settle, compromise, consent to the entry of a judgment with respect to or pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment (which consent shall not be unreasonably withheld, conditioned or delayed) or unless a final judgment from which no appeal may be taken is entered against the Indemnified Party for such Third Party Claim) if the Indemnifying Party failed or is failing to diligently defend such Third Party Claim. The Indemnifying Party shall not be entitled to settle, compromise or consent to the entry of a judgment with respect to such Third Party Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement, compromise or judgment does not involve any injunctive or non-monetary equitable relief that would be binding on the Indemnified Party, and contains a complete and unconditional release of the Indemnified Party and the Indemnifying Party verifies to the Indemnified Party in writing that such Indemnifying Party shall be solely responsible (with no reservation of rights) for the full amount of such settlement, compromise or judgment. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 9.05 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that the Indemnified Party shall have the right to employ counsel to represent it, at its sole cost and expense; provided, further, that if, in the reasonable opinion of the Indemnified Party, based on the advice of counsel, it is advisable for the Indemnified Party to be represented by separate counsel due to actual or potential conflicts of interest, then in such event, the reasonable fees and expenses of one such separate counsel (in addition to one firm of local counsel reasonably required) shall be paid by the Indemnifying Party. The Indemnified Party and the Indemnifying Party shall each render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim or proceeding, including as provided in Section 5.02(b). If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not settle, compromise, consent to the entry of a judgment with respect to or pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment (which consent shall not be unreasonably withheld, conditioned or delayed) or unless a final judgment from which no appeal may be taken is entered against the Indemnified Party for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 9.05 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding. Notwithstanding anything to the contrary in this Section 9.05, the Indemnified Party will have the absolute right to conduct and control, through counsel of its choosing (the reasonable fees and expenses of which shall be paid by the Indemnifying Party, subject to the limitations set forth in this Article IX), the defense, compromise and settlement of any Third Party Claim if (A) such Third Party Claim seeks an injunction or other non-monetary relief against the Indemnified Party that poses a reasonable likelihood of resulting in non-monetary relief that would materially and adversely affect the business of the Indemnified Party, (B) the Third Party Claim is a criminal or quasi criminal Action, (C) the amount of potential damages exceeds the indemnification available hereunder by an amount that exceeds the amount that is available hereunder, after taking into account all other claims made or reasonably anticipated or (D) the Indemnifying Party does not elect to assume control of the defense within thirty (30) Business Days after receiving notice of such Third Party Claim; provided that the Indemnifying Party shall be permitted to participate in the defense of such Third Party Claim with its own counsel and it its own expense.

(c) If an Indemnified Party reasonably expects to make a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, it shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, a reasonable estimate of the amount of such claim (to the extent known or reasonably determinable) and such other information with respect thereto as the Indemnifying Party may reasonably request; provided, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) the Indemnifying Party is prejudiced by such failure.

(d) In the event of any conflict between the provisions of this Section 9.05 and Section 7.03 with respect to Tax Claims, Section 7.03 shall control.

SECTION 9.06. Remedies. Except in the case of fraud by the other party in connection with entering into this Agreement or consummating the transactions contemplated hereby, following the Closing, the indemnification provisions of Article IX shall be the sole and exclusive remedies of Parent, Purchaser and Seller and the other Purchaser Indemnified Parties and Seller Indemnified Parties with respect to the subject matter of this Agreement and the transactions contemplated hereby; provided, that this provision shall not limit any remedies available to Seller in respect of a breach of Section 5.04 or the right to specific performance or injunctive relief pursuant to Section 11.16.

SECTION 9.07. Treatment of Indemnity Payments. Any indemnity payments made by an Indemnifying Party pursuant to this Article IX shall be treated as an adjustment to the Purchase Price for all income Tax purposes, unless otherwise required by Law.

SECTION 9.08. Additional Indemnification Provisions.

(a) Any party that becomes aware of a Loss for which it seeks indemnification under this Article IX shall be required to use commercially reasonable efforts to mitigate the Loss, including taking any actions reasonably requested by an Indemnifying Party, and an Indemnifying Party shall not be liable for any Loss to the extent such Loss is attributable to the Indemnified Party’s failure to mitigate the Loss.

(b) In calculating the amount of any Loss for which indemnification is sought hereunder, the proceeds actually received by any Indemnified Party under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person (including pursuant to any indemnity, contribution or similar proceeds recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification), net of any deductible or actual costs or expenses incurred in connection with securing or obtaining such proceeds, shall be deducted from the amount of such Losses (it being agreed that if any such amounts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment, such amount shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made). Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other Person alleged to have any responsibility for such Loss. Upon making any payment to the Indemnified Party pursuant to this Article IX, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any Person with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by either Seller or Purchaser if the Closing shall not have occurred by the date that is no later than eighteen (18) months after the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

(b) by either Purchaser or Seller in the event that any Law or Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable or in the event that any Government Consent is denied by final, nonappealable action of the relevant Governmental Authority; provided, that the party hereto seeking to terminate this Agreement pursuant to this Section 10.01(b) shall have used commercially reasonable efforts to remove such Governmental Order and obtain such Government Consent;

(c) by Seller if Purchaser or Parent shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement or the TBA which would give rise to the failure of a condition set forth in Article VIII, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by Seller to Purchaser specifying such breach, provided, however, that a failure by Purchaser to pay the Purchase Price at Closing shall be a material breach not subject to cure and provided, further, that Seller is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the TBA;

(d) by Purchaser if Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement or the TBA which would give rise to the failure of a condition set forth in Article VIII, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by Purchaser to Seller specifying such breach; provided, that neither Purchaser nor Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the TBA;

(e) by the mutual written consent of Seller and Purchaser; or

(f) by Purchaser prior to the TBA Effective Date if an event, effect, circumstance, change, occurrence, fact or development shall have occurred, come into existence or become known that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 10.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no Liability on the part of either party hereto except as provided in the TBA and except that (i) Section 5.03 and Article XI shall survive such termination, and (ii) nothing herein shall relieve either party from liability for any willful and material breach of this Agreement occurring prior to such termination.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01. Expenses. Except as otherwise specified in this Agreement, each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement. All governmental fees and charges applicable to any requests for Government Consents shall be paid one-half by Purchaser and one-half by Seller, except that if more than one HSR Act filing is necessary because a party has more than one ultimate parent entity, then such party shall pay the HSR Act filing fees for any additional filings.

SECTION 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile (subject to written confirmation of receipt by the recipient) or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(a)	if to Seller:

Lincoln National Corporation

Legal Dept. – Contract Law

150 N. Radnor Chester Road

Radnor, PA 19087

Facsimile:	(484) 583-8141
Attention:	Vice President – Contract Law

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Facsimile:	(212) 403-2000
Attention:	Nicholas G. Demmo

(b)	if to Purchaser:

Entercom Communications Corp.

401 E. City Avenue, Suite 809

Bala Cynwyd, PA 19004

Facsimile:	(610) 660-5662
Attention:	Andrew P. Sutor, IV,
Senior Vice President and General Counsel

with a copy to:

Latham & Watkins LLP

330 N. Wabash Ave., Suite 2800

Chicago, IL 60611

Facsimile:	(312) 993-9767
Attention:	Zachary A. Judd

SECTION 11.03. Public Announcements. Neither party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed) unless otherwise required by Law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 11.04. Severability. If any term or other provision of this Agreement is deemed by any court to be violative of Law or public policy and therefore invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 11.05. Entire Agreement. This Agreement, the TBA and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Seller, Parent and Purchaser with respect to the subject matter hereof and thereof.

SECTION 11.06. Assignment. This Agreement may not be assigned by any party hereto without the express written consent of the other parties (which consent may be granted or withheld in such parties’ sole discretion); provided, however, so long as Purchaser remains liable for the performance of its obligations hereunder, Purchaser or Seller may assign its rights under this Agreement (including the right to acquire the title to and ownership of the Shares or to receive the Purchase Price, as applicable) to a wholly owned subsidiary without the consent of the other party, provided that such assignment would not reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

SECTION 11.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each party hereto, or (b) by a waiver in accordance with Section 11.08.

SECTION 11.08. Waiver. Either Seller, on the one hand, or Purchaser or Parent, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 11.09. Audit Assistance. Seller acknowledges that Parent is a reporting company under the Exchange Act and that, in connection therewith, Parent may be required to file with the SEC financial statements relating to the Companies, the Business and the Stations prepared in accordance with Regulation S-X of the Securities Act of 1933, as amended (“S-X Financials”). Accordingly, Seller will use its commercially reasonable efforts to furnish promptly to Parent and Purchaser any additional information or documents as Parent or Purchaser may reasonably request which are necessary for the completion of the S-X Financials that are within its possession or control; provided, that none of Seller or any of its Affiliates or Representatives shall be required to pay any fee or incur any cost or expense that is not promptly reimbursed by Parent or Purchaser. None of the Seller Indemnified Parties shall have any Liability in respect of such S-X Financials except as expressly set forth in this Agreement, and Purchaser and Parent shall indemnify the Seller Indemnified Parties for and against any and all Losses arising out of or resulting from the S-X Financials or Seller’s or its Affiliates’ or Representatives’ cooperation pursuant to this Section 11.09.

SECTION 11.10. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article IX relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 11.11. Neutral Construction. Seller and Purchaser agree that this Agreement was negotiated at arms-length and that the final terms hereof are the product of the parties’ negotiations. This Agreement shall be deemed to have been jointly and equally drafted by Seller and Purchaser, and the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.

SECTION 11.12. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 11.13. Governing Law. This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute hereunder) without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws rules of the State of Delaware. Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any State or Federal court sitting in the State of Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware State or Federal court), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each party agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 11.14. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

SECTION 11.15. Counterparts. This Agreement may be executed and delivered (including by email or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 11.16. Enforcement. The parties hereto agree that irreparable damage to the parties would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that any party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any other remedy to which such party is entitled at Law or in equity.

Section 11.17. Release. Effective as of the Closing, Seller, on behalf of itself and its Affiliates and Representatives, hereby does release and forever discharge the Companies and the Transferred Employees and their respective successors and assigns (the “Company Releasees”), in their capacities as such, from any and all Liabilities whatsoever, whether at Law or in equity, and whether known or unknown, in respect of the Companies as a result of any act or omission, prior to the TBA Effective Date, by such Company Releasees, other than any action or omission involving fraud, willful misconduct or gross negligence. From and after the Closing, the Seller shall not initiate or maintain any Action against the Company Releasees in respect of Liabilities released pursuant to this Section 11.17.

SECTION 11.18. Effect of TBA; Denver TBA. Notwithstanding any other provision of this Agreement to the contrary, Seller shall have no liability under, and shall not be deemed in breach of, this Agreement, the TBA or the Denver TBA for the breach of any representation or warranty or failure to perform or comply with any covenant or agreement herein or therein, nor shall any condition precedent to Purchaser’s obligations hereunder be deemed to have not been satisfied, to the extent such breach or failure, or the failure of such condition precedent, arises out of or results from Purchaser’s or the Denver Programmer’s, or their respective Affiliates’ or their respective Representatives’ actions or omissions under the TBA or Denver TBA or during the TBA Period (collectively, the “Purchaser Actions”).

SECTION 11.19. Conflicts and Privilege. It is acknowledged by each of the parties hereto that Seller and the Companies have retained Wachtell, Lipton, Rosen & Katz and Lerman Senter PLLC (together, the “Existing Counsel”) to act as counsel in connection with the transactions contemplated hereby and with respect to other matters occurring prior to or after the date hereof. To the extent that any material subject to the attorney-client privilege or any other applicable legal privilege, as regards the Companies, has been shared between them, whether prior to or after the date hereof, it is the parties’ desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way such material’s continued protection under attorney-client or any other applicable legal privilege. Specifically, the parties agree that (a) Parent and Purchaser shall not, and from and after the Closing shall cause the Companies to not, seek to have any Existing Counsel disqualified from representing Seller or (prior to the Closing only) the Companies in any dispute (whether in contract, tort or otherwise) based upon, arising out of or related to this Agreement or any of the transactions contemplated hereunder in whole or in part, and (b) in connection with any dispute that may arise, prior to the Closing, between Seller or any of the Companies, on the one hand, and Parent or Purchaser, on the other hand, or, from and after the Closing, Parent, Purchaser or the Companies, on the one hand, and Seller, on the other hand, Seller (and not any of the Companies) will have the sole and exclusive right to decide whether or not to waive any attorney-client or other applicable privilege that may apply to any communications between Seller or any of the Companies and any Existing Counsel that occurred on or prior to the Closing. Except with respect to any existing or pending litigation or administrative proceedings, or any internal investigations relating to circumstances that could result in either of the foregoing, for which the parties shall cooperate in good faith to share attorney-client privilege, upon and after the Closing, (i) Seller and its Affiliates (and not the Companies) shall be the sole holders of the attorney-client and any other applicable legal privilege with respect to the engagement of Existing Counsel, and none of the Companies shall be a holder thereof, (ii) to the extent that files of Existing Counsel constitute property of the client, only Seller and its Affiliates (and not the Companies) shall hold such property rights, and (iii) Existing Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Companies by reason of any attorney-client relationship between Existing Counsel and any of the Companies or otherwise.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Seller, Purchaser and Parent have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Rondal J. Freitay
Name: Rondal J. Freitay
Title: Chief Financial Officer

ENTERCOM COMMUNICATIONS CORP.

By:	/s/ Andrew P. Sutor
Name: Andrew P. Sutor, IV
Title: Senior Vice President

ENTERCOM RADIO, LLC

By:	/s/ Andrew P. Sutor
Name: Andrew P. Sutor, IV
Title: Senior Vice President

[Signature Page to Stock Purchase Agreement]

GUARANTEE

Entercom Communications Corp., a Pennsylvania corporation (“Parent” or “Purchaser Guarantor”), hereby executes this Guarantee, which shall be deemed a part of the preceding Stock Purchase Agreement among The Lincoln National Life Insurance Company (“Seller”), Parent and Entercom Radio, LLC (“Purchaser”), dated as of December 7, 2014 (the “Agreement”), attached hereto, for purposes of making the following guarantee in favor, and for the benefit, of the Seller. Capitalized terms used herein without definition shall have the meaning ascribed thereto in the Agreement.

Purchaser Guarantor hereby absolutely, irrevocably, and unconditionally, guarantees to Seller and the other Seller Indemnitees the prompt and complete performance of each and all of (a) Purchaser’s obligations under the Agreement and the TBA, including, without limitation, all of Purchaser’s obligations to pay the Purchase Price to Seller and all amounts due to Seller under the TBA, and all of Purchaser’s indemnification obligations under Article IX of the Agreement, and (b) the Denver Programmer’s obligations under the Denver TBA, including, without limitation, all of the Denver Programmer’s obligations to pay amounts due to Seller under the TBA, in each case as and when the performance of the same shall become due (collectively, the “Guarantee Obligations”). Upon failure by Purchaser to perform punctually any Guarantee Obligation, Purchaser Guarantor shall forthwith without demand perform such obligation in the manner specified herein. The obligations of Purchaser Guarantor hereunder shall be an unconditional and absolute guarantee of payment and performance and not of collectability only.

Purchaser Guarantor hereby agrees that the Guarantee Obligations set forth herein shall not be released, diminished, impaired, reduced, or affected by any renewal, extension, adjustment, or modification of the Guarantee Obligations, including the time, place or manner of payment thereof, and Purchaser Guarantor consents to any extensions of time of the Guarantee Obligations, to any changes in the terms of the Guarantee Obligations as agreed to by Seller and Purchaser, and to any settlement or adjustment with respect to the Guarantee Obligations entered into between Seller and Purchaser. Purchaser Guarantor hereby waives any and all rights or defenses which would otherwise require an election of remedies by Seller, and further waives promptness, diligence, presentment, demand for payment, default, dishonor and protest, notice of any Guarantee Obligations incurred and all other notices of any kind (other than those expressly required by the Agreement, the TBA or the Denver TBA), all defenses that may be available by virtue of any valuation, stay, moratorium, or similar law now or hereafter in effect, any right to require the marshalling of assets of Purchaser or any other Person, and all suretyship defenses generally (other than fraud and defenses that are available to Parent or Purchaser under the Agreement, the TBA or Denver TBA to performance of the Guarantee Obligations). Purchaser Guarantor hereby waives and agrees not to exercise any rights that it may have or acquire against Purchaser that arise from the existence, payment, performance, or enforcement of the Guarantee Obligations (other than any such rights that Parent or Purchaser has against Seller under the Agreement, the TBA the Denver TBA), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Seller against Purchaser, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Purchaser, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guarantee Obligations shall have been performed in full (including, with respect to any payment obligations, all such amounts due having been paid to Seller in cash in full). If any amount shall be paid to Purchaser Guarantor in violation of the immediately preceding sentence at any time prior to the performance in full of the Guarantee Obligations (including the payment to Seller in cash in full of all amounts due), such amount shall be received and held in trust for the benefit of Seller, shall be segregated from other property and funds of Purchaser Guarantor and shall forthwith be paid or delivered to Seller in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guarantee Obligations. Purchaser Guarantor acknowledges that it will receive substantial benefits from the transactions contemplated by the Agreement, the TBA and the Denver TBA, and this Guarantee, including the waivers set forth herein, is knowingly made in contemplation of such benefits. The Guarantee Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance on this Guarantee.

No delays on the part of Seller in the exercise of any right or remedy with respect to any of the Guarantee Obligations shall operate as a waiver thereof, and no single or partial exercise by Seller of any right or remedy with respect to any of the Guarantee Obligations shall preclude any other or further exercise thereof or the exercise of any other right or remedy. Seller shall not be obligated to file any claim relating to the Guarantee Obligations in the event that Parent or Purchaser becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Seller to so file shall not affect the Guarantee Obligations hereunder. Purchaser Guarantor’s obligations hereunder shall remain in full force and effect until all Guarantee Obligations shall have been performed in full. If at any time any performance of any Guarantee Obligation is rescinded or must be otherwise restored or returned upon Purchaser’s insolvency, bankruptcy or reorganization or otherwise, Purchaser Guarantor’s obligations hereunder with respect to such performance shall be reinstated as though such performance had been due but not made at such time. If acceleration of the time for performance of any Guarantee Obligation is stayed upon Purchaser’s insolvency, bankruptcy or reorganization, all such Guarantee Obligations otherwise subject to acceleration under the terms of the Agreement, the TBA or the Denver TBA shall nonetheless by performed by Purchaser Guarantor hereunder forthwith. Purchaser Guarantor acknowledges and agrees that the Guarantee Obligations set forth herein shall not be released, discharged or affected by any change in corporate existence, structure or ownership of Parent or Purchaser or any other Person, any insolvency, bankruptcy, reorganization or similar proceeding involving Parent or Purchaser, the addition, substitution or release of any Person now or hereafter liable with respect to the Guarantee Obligations, any rescission, waver or amendment of the Agreement or the TBA, the existence of any claim, set-off or other right that Purchaser Guarantor may have against any Person, the adequacy of any other means of Seller obtaining payment or performance related to any of the Guarantee Obligations, the validity or enforceability of the Agreement or the TBA or any provision of applicable Law purporting to prohibit the performance by Purchaser Guarantor of any of the Guarantee Obligations, any release, impairment, non-perfection or invalidity of any direct or indirect security or co-obligor for any of Purchaser’s obligations under the Agreement, the TBA or the Denver TBA, or any other act or omission to act or delay of any kind by Seller, Purchaser or any other Person or any other circumstance which might, but for the provisions hereof, constitute a legal or equitable discharge of or defense to Purchaser Guarantor’s obligations hereunder (other than to the extent such act, omission, delay or circumstance gives rise to a defense available to Parent or Purchaser under the Agreement, the TBA or the Denver TBA to performance of the Guarantee Obligations).

Purchaser Guarantor acknowledges and agrees that this Guarantee is a primary obligation of Purchaser Guarantor, and that Seller shall be entitled to make a demand hereunder, and pursue all of its rights and remedies against it, whether or not Seller has made any demand or pursued any remedies, or during the pendency of any demand made hereunder or remedies pursued, against Purchaser or any other Person. Purchaser Guarantor further agrees that this Guarantee shall inure to the benefit of and be binding upon Purchaser Guarantor and its successors and assigns. Purchaser Guarantor represents and warrants to Seller that it has the financial capacity to pay and perform the Guarantee Obligations and has all requisite power and authority to make, execute and deliver this Guarantee and that this Guarantee constitutes the legal, valid and binding obligation of Purchaser Guarantor, enforceable against Purchaser Guarantor in accordance with its terms, subject to the Enforceability Exceptions.

This Guarantee shall remain in full force and effect and shall be binding on Purchaser Guarantor, its successors and assigns, until all the Guarantee Obligations have been performed in full.

IN WITNESS WHEREOF, Purchaser Guarantor has caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

ENTERCOM COMMUNICATIONS CORP.

By:	/s/ Andrew P. Sutor
Name: Andrew P. Sutor, IV
Title: Senior Vice President

Accepted and agreed to by:

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Rondal J. Freitay
Name: Rondal J. Freitay
Title: Chief Financial Officer

[Signature Page to Guarantee]

EXECUTION FORM

EXHIBIT 2.02

TERMS OF

SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

Section 1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the “Series A Convertible Preferred Stock,” par value $0.01 per share (the “Series A Preferred Stock”). Such series shall consist of eleven (11) authorized shares, each of which shall be non-transferrable except by operation of law or as provided in Section 16.

Section 2. Ranking. The Series A Preferred Stock will, with respect to dividend rights, rights on liquidation, winding-up and dissolution and redemption and repurchase rights, rank (a) on a parity with any Qualifying Future Parity Stock and (b) senior to the Common Stock and each other class or series of capital stock of the Company outstanding or established after the Date of First Issuance by the Company the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A Preferred Stock as to dividend rights, rights on liquidation, winding-up and dissolution of the Company and redemption and repurchase rights (collectively referred to as “Junior Securities”).

Section 3. Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

(a) “Acquirer” has the meaning set forth in Section 8(a)(i).

(b) “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities by contract or otherwise.

(c) “Beneficial Owner”, “Beneficially Own” and “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 and 13d-5 of the rules and regulations promulgated under the Exchange Act.

(d) “Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board of directors.

(e) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York, New York, United States of America, are required by law to be closed.

(f) “Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into any such equity interests.

(g) “Charter” means the Amended and Restated Articles of Incorporation of the Company (as such may be amended, modified or restated from time to time).

(h) “Close of Business” means 5:00 p.m. (New York City time).

(i) “Closing Price” of any Capital Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States national or regional securities exchange on which the Capital Stock is traded or, if the Capital Stock is not listed for trading on a United States national or regional securities exchange on the relevant date, the Closing Price shall be the last quoted bid price for the Capital Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Capital Stock is listed on the New York Stock Exchange, such Closing Price shall be determined by reference to the website of the New York Stock Exchange. In the absence of such a quotation, the Closing Price shall be the average of the mid-points of the last bid and ask prices for the Capital Stock on the relevant date from each of at least three (3) nationally recognized independent investment banking firms selected by the Company for this purpose.

(j) “Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company, the Class B Common Stock, par value $0.01 per share, of the Company and the Class C Common Stock, par value $0.01 per share, of the Company.

(k) “Company” means Entercom Communications Corp.

(l) “Conversion Date” has the meaning set forth in Section 9(b)(i).

(m) “Conversion Notice” has the meaning set forth in Section 9(b)(i).

(n) “Conversion Price” means $[ — ]1, subject to adjustment pursuant to Section 10 hereof.

(o) “Current Market Price” means, on any date of determination, the volume-weighted average of the daily Closing Price per share of Class A Common Stock over the ten (10) completed Trading Days immediately prior to such date.

(p) “Date of First Issuance” means the date on which shares of the Series A Preferred Stock are first issued.

(q) “Dividend” has the meaning set forth in Section 4(a).

(r) “Dividend Payment Date” means [ — ]; provided that if any such date is not a Business Day, then payment shall be made on the immediately succeeding Business Day and such immediately succeeding Business Day shall be the applicable “Dividend Payment Date” for purposes hereof.2

[1]	The Conversion Price shall be the amount equal to 125% of the volume-weighted average of the daily Closing Price per share of Class A Common Stock over the twenty (20) completed Trading Days immediately prior to the Date of First Issuance, subject to adjustment pursuant to Section 10 hereof.
[2]	The Dividend Payment Dates shall be on the three, six, nine and twelve month anniversaries of the Date of First Issuance.

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(s) “Dividend Period” means the period from, and including, each Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date, except for the initial Dividend Period, which shall be the period from, and including, the Date of First Issuance to, but excluding, the first succeeding Dividend Payment Date.

(t) “Dividend Rate” means the following rate per annum, as applicable:

(i)	from and after the Date of First Issuance to but not including the one (1) year anniversary of the Date of First Issuance, 6.0%;

(ii)	from and after the one (1) year anniversary of the Date of First Issuance to, but excluding, the two (2) year anniversary of the Date of First Issuance, 8.0%;

(iii)	from and after the two (2) year anniversary of the Date of First Issuance to, but excluding, the three (3) year anniversary of the Date of First Issuance, 10.0%; and

(iv)	from and after the three (3) year anniversary of the Date of First Issuance, 12.0%.

Notwithstanding the foregoing or anything to the contrary contained herein, in the event that (A) the Company consummates a consolidation, merger, statutory share exchange, business combination, recapitalization or similar transaction which does not constitute a Fundamental Change, unless the Common Stock outstanding immediately prior to such transaction is converted or exchanged, as applicable, into shares that represent more than 50% of the voting power of the outstanding Voting Stock of the surviving Person in such transaction (or its ultimate parent company) or (B) the shares of Class A Common Stock cease to be listed for trading or traded on a United States national securities exchange or quotation system, the Dividend Rate in effect at all times from and after the consummation of such transaction or delisting shall be 12.0%; provided, in the case of clause (B), that if the shares of Class A Common Stock are subsequently re-listed for trading on a United States national securities exchange or quotation system, the Dividend Rate in effect from and after such relisting shall be as provided in Sections 3(t)(i)-(iv), as applicable.

(u) “Equity Interests” means, with respect to any Person, all of the shares of capital stock or membership or partnership interests of (or other ownership interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or membership or partnership interests of (or other ownership interests in) such

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Person, all of the securities convertible into or exchangeable for shares of capital stock of or membership or partnership interests of (or other ownership interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(w) “Ex-Date” when used with respect to any issuance, dividend or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10, means the first date on which the Class A Common Stock or other securities trade without the right to receive the issuance, dividend or distribution.

(x) “Fundamental Change” shall be deemed to have occurred at such time as any of the following events shall occur:

(i)	any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act, but excluding the Permitted Holders, any employee benefit plan of such person or its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the Beneficial Owner, directly or indirectly, of 35% or more of the voting power of the Voting Stock of the Company on a fully-diluted basis (taking into account all securities that such Person or group has the right to acquire pursuant to any option right);

(ii)	a majority of the seats on the Board of Directors become occupied by Persons who were not nominated by the Board of Directors or appointed by directors so nominated;

(iii)	any sale, transfer, lease or conveyance to another Person, in one or a series of related transactions, of all or substantially all of the property and assets of the Company; or

(iv)	any Person or group of Persons acting in concert (other than Permitted Holders) acquire, by contract or otherwise, the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company or control 35% or more of the voting power of the Voting Stock of the Company on a fully-diluted basis (taking into account all securities that such Person or group has the right to acquire pursuant to any option right).

(y) “Fundamental Change Effective Date” means, with respect to any Fundamental Change, the date on which a person or group becomes the Beneficial Owner, a majority of the seats on the Board of Directors become occupied, a sale, transfer, lease or conveyance occurs or a Person or group of Persons acting in concert acquire control, as applicable, in each case as described in the foregoing clause (y).

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(z) “Fundamental Change Notice” has the meaning set forth in Section 8(a)(ii).

(aa) “Fundamental Change Offer” has the meaning set forth in Section 8(a)(i).

(bb) “Fundamental Change Price” has the meaning set forth in Section 8(a)(i).

(cc) “Fundamental Change Purchase Date” means, with respect to any Fundamental Change, the date specified in the Fundamental Change Notice with respect to such Fundamental Change.

(dd) “Junior Securities” has the meaning set forth in Section 2.

(ee) “Lincoln” means The Lincoln National Life Insurance Company and its successors, or any Affiliate thereof to which The Lincoln National Life Insurance Company may transfer its shares of Series A Preferred Stock and assign its rights hereunder pursuant to Section 16, in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Company as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment, settling the related conversions and for all other purposes.

(ff) “Liquidation Preference” means, on any date of determination, with respect to each share of Series A Preferred Stock, the sum of (i) $2,500,000 and (ii) all Dividends or portions thereof, if any, that remain unpaid as of the date of determination, whether or not declared, which unpaid Dividends or portions thereof shall compound on each subsequent Dividend Payment Date at the applicable Dividend Rate pursuant to Section 4(a).

(gg) “Permitted Holders” means, collectively, (a) Joseph M. Field and David J. Field and their immediate families, including their wives, their children or grandchildren, the spouses of their children and their grandchildren, or trusts created for the benefit of any of, or the estates of, the foregoing or (b) entities controlled by Joseph M. Field or David J. Field by virtue of their beneficial ownership of more than 50% of the weighted voting power of the Equity Interests of such entities.

(hh) “Person” means a legal person, including, without limitation, any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(ii) “Qualifying Future Parity Stock” means any preferred stock that ranks on a parity with the Series A Preferred Stock with respect to dividend rights, rights on liquidation, winding-up and dissolution and redemption and repurchase rights.

(jj) “Redemption” has the meaning set forth in Section 7(b)(iii).

(kk) “Redemption Date” has the meaning set forth in Section 7(a)(ii).

(ll) “Redemption Notice” has the meaning set forth in Section 7(a)(ii).

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(mm) “Redemption Price” has the meaning set forth in Section 7(a)(i).

(nn) “Reorganization Event” means (i) any consolidation or merger of the Company with or into another Person, in each case pursuant to which the Class A Common Stock will be converted into cash, securities or other property of the Company or another Person; (ii) any sale, transfer, lease or conveyance to another Person, in one or a series of related transactions, of all or substantially all of the property and assets of the Company, in each case pursuant to which the Class A Common Stock will receive a distribution that includes securities of another Person; (iii) any recapitalization involving or reclassification of the Class A Common Stock; or (iv) any statutory share exchange of the Company with another Person.

(oo) “Senior Stock” has the meaning set forth in Section 11(b).

(pp) “Series A Preferred Stock” has the meaning set forth in Section 1.

(qq) “Subsidiary” of any Person (for purposes of this definition, the “Controlling Company”) means any other Person (i) of which a majority of the outstanding Voting Stock, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company, and/or (ii) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member.

(rr) “Survivor of a Fundamental Change” means the surviving entity upon the consummation of a Fundamental Change.

(ss) “Trading Day” means a day during which trading in the Class A Common Stock generally occurs on the New York Stock Exchange or, if the Class A Common Stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Class A Common Stock is then listed or, if the Class A Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Class A Common Stock is then listed or admitted for trading. If the Class A Common Stock is not so listed or admitted for trading, Trading Day means a Business Day.

(tt) “Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Section 4. Dividends.

(a) Lincoln shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Company out of funds legally available therefor, cumulative cash dividends (“Dividends”) on each share of Series A Preferred Stock at the Dividend Rate multiplied by the Liquidation Preference, as determined on the Dividend Payment Date with respect to such Dividend, divided by four. The Dividend amount payable for any period other than a full Dividend Period shall be appropriately prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. To the extent that the Company does not, with respect to any shares of Series A Preferred Stock, pay the Dividend for a particular Dividend Period in cash in full on the applicable Dividend Payment Date, the amount of such Dividend not

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paid, whether or not declared, shall be added to the Liquidation Preference of such shares in accordance with the definition thereof and shall compound on each subsequent Dividend Payment Date at the applicable Dividend Rate (i.e., Dividends shall accrue on such unpaid Dividends until paid in full). The Company shall not (and shall not permit its Subsidiaries to), directly or indirectly, declare or pay dividends or distributions with respect to, or redeem, purchase or acquire any of, its Common Stock or other Junior Securities or Qualifying Future Parity Stock (other than, in the case of Common Stock, a stock split, spin-off, the declaration or payment of a stock dividend or a deemed repurchase relating to tax withholding in connection with vesting of equity compensation) unless all Dividends payable pursuant to this Section 4(a) on all shares of Series A Preferred Stock, including for the last completed Dividend Period, have been declared and paid in cash in full and all amounts required to be paid by the Company to redeem the Series A Preferred Stock pursuant to Section 8, if applicable, have been paid to Lincoln in cash in full; provided that the Company shall be able to declare or pay dividends with respect to, or redeem, purchase or acquire any of, its Common Stock or other Junior Securities or Qualifying Future Parity Stock upon payment in cash in full (including all accumulated Dividends as of the immediately preceding Dividend Payment Date) of all such Dividends and amounts payable pursuant to this Section 4(a) and Section 8, if applicable.

(b) Dividends shall accrue from the Date of First Issuance, whether or not the Company has funds legally available therefor or such Dividends are declared. Each Dividend shall be payable in arrears on each Dividend Payment Date. Dividends on shares of Series A Preferred Stock shall cease to accrue upon any liquidation, redemption, repurchase or conversion of such shares pursuant to the terms hereof.

(c) The Series A Preferred Stock shall not be entitled to participate in any cash dividends that may from time to time be paid on the Common Stock.

Section 5. Liquidation.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company’s affairs, Lincoln shall be entitled to receive liquidating distributions, out of assets legally available for distribution to the Company’s shareholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities, in the amount per share of Series A Preferred Stock equal to the greater of (i) the Liquidation Preference, plus all accrued but unpaid Dividends, whether or not declared, that have not previously been added to the Liquidation Preference and (ii) if such liquidation, dissolution or winding up occurs after the three (3) year anniversary of the Date of First Issuance, the cash value (at the Current Market Price) Lincoln would have received upon such event if Lincoln had converted its shares of Series A Preferred Stock into shares of Class A Common Stock pursuant to Section 9 immediately prior to such event. After payment in full of such liquidating distributions, Lincoln shall not be entitled to participate in any further distributions of the remaining assets of the Company as a holder of Series A Preferred Stock.

(b) In the event that the assets of the Company available for distribution to shareholders upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and Qualifying Future Parity Stock, Lincoln

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and the holders of such shares of Qualifying Future Parity Stock shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) For the purposes of this Section 5, a Fundamental Change (in and of itself) shall be deemed not to be a liquidation, dissolution or winding-up of the Company subject to this Section 5 (it being understood that an actual liquidation, dissolution or winding up of the Company in connection with a Fundamental Change will be subject to this Section 5).

Section 6. Maturity. The Series A Preferred Stock shall be perpetual unless redeemed, repurchased or converted in accordance with these Terms of Series A Cumulative Convertible Preferred Stock.

Section 7. Redemption.

(a) Redemption at the Option of the Company.

(i) On and after the Date of First Issuance and to but not including the three (3) year anniversary of the Date of First Issuance, and on and after the six (6) year anniversary of the Date of First Issuance, the Company, at its option, may redeem (out of funds legally available therefor) all or any portion of the outstanding shares of Series A Preferred Stock, in aggregate increments of $2,500,000 at a purchase price per share in cash equal to the sum, determined as of (but excluding) the Redemption Date, of the Liquidation Preference, plus all accrued and unpaid Dividends, whether or not declared, that have not previously been added to the Liquidation Preference, (the “Redemption Price”); provided, that in the event the Redemption Price for all of the outstanding shares of Series A Preferred Stock is less than $2,500,000, the Company may redeem such lesser aggregate amount. On and after the three (3) year anniversary of the Date of First Issuance and to but not including the six (6) year anniversary of the Date of First Issuance, the Company shall not redeem all or any portion of the outstanding shares of Series A Preferred Stock.

(ii) If the Company elects to redeem all or any portion of the outstanding shares of Series A Preferred Stock pursuant to Section 7(a)(i), the “Redemption Date” shall be the date on which the Company elects to consummate such redemption. The Company shall deliver to Lincoln a written notice of such redemption (a “Redemption Notice”) not less than: (A) if the Redemption Date occurs prior to but not including the three (3) year anniversary of the Date of First Issuance, five (5) Business Days prior to the Redemption Date, or (B) if the Redemption Date occurs on or after the three (3) year anniversary of the Date of First Issuance, fifteen (15) Business Days prior to the Redemption Date. The Redemption Notice must state the following: the aggregate number of shares of Series A Preferred Stock to be redeemed, the Redemption Date, the Redemption Price and that Dividends, if any, on the shares to be redeemed will cease to accrue on such Redemption Date, provided that the Redemption Price shall have been paid in full on the Redemption Date.

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(b) Mechanics of Redemption.

(i) Upon the Redemption Date, the Company shall pay the Redemption Price to Lincoln by wire transfer of immediately available funds. The Company shall remain liable for the payment of the Redemption Price to the extent such amounts are not paid as provided herein.

(ii) Shares of Series A Preferred Stock to be redeemed on the Redemption Date will, on and after such date, no longer be deemed to be outstanding and all powers, designations, preferences and other rights of such shares (except the right to receive from the Company the Redemption Price) shall cease and terminate; provided that in the event that any shares of Series A Preferred Stock are not redeemed due to a default in payment by the Company or because the Company is otherwise unable to or fails to pay the Redemption Price in cash in full on the Redemption Date, such shares will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights (including but not limited to the accrual and payment of Dividends) as provided herein.

(iii) Any redemption of the Series A Preferred Stock pursuant to this Section 7 (any “Redemption”) shall be payable out of cash legally available therefor. The Company shall not be permitted to effect a Redemption if the Company has insufficient funds to redeem the shares of Series A Preferred Stock to be so redeemed upon the Redemption.

Section 8. Fundamental Change.

(a) Repurchase at Lincoln’s Option.

(i) In connection with any Fundamental Change, Lincoln shall have the right, at its option, to require the Company to, or to cause the Survivor of a Fundamental Change (such Survivor of a Fundamental Change, the “Acquirer”) to, purchase each and every share of Series A Preferred Stock held by Lincoln, but not less than each and every share (the “Fundamental Change Offer”), at a purchase price per share in cash, determined as of (but excluding) the Fundamental Change Effective Date, equal to: (A) if the Fundamental Change occurs prior to but not including the three (3) year anniversary of the Date of First Issuance, the sum of the Liquidation Preference, plus all accrued and unpaid Dividends, whether or not declared, that have not previously been added to the Liquidation Preference; or (B) if the Fundamental Change occurs on or after the three (3) year anniversary of the Date of First Issuance, the greater of (x) the Liquidation Preference, plus all accrued and unpaid Dividends, whether or not declared, that have not previously been added to the Liquidation Preference and (y) the Current Market Price of the Class A Common Stock that Lincoln would have received if it had converted each and every share of its Series A Preferred Stock into shares of Class A Common Stock pursuant to Section 9 immediately prior to the Fundamental Change Effective Date (as applicable, the “Fundamental Change Price”).

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(ii) On or before 30 days prior to any Fundamental Change Effective Date, or in the event the Company is not aware of such Fundamental Change at least 30 days prior to the Fundamental Change Effective Date, as soon as otherwise practicable, the Company shall deliver to Lincoln a written notice of such Fundamental Change (the “Fundamental Change Notice”). Such Fundamental Change Notice must state: (A) the Fundamental Change Purchase Date (which shall be no earlier than 30 days nor later than 60 days from the date notice is mailed); (B) that the Fundamental Change Offer may be accepted by delivery, no later than five (5) Business Days prior to the Fundamental Change Purchase Date, of a written revocable notice specifying that the shares of Series A Preferred Stock are to be repurchased; (C) the Fundamental Change Price, specifying the individual components thereof; (D) that any shares of Series A Preferred Stock not tendered for payment shall continue to be outstanding and Lincoln shall remain entitled to, among other things, the payment of Dividends thereon and the ability to exercise their conversion rights thereto and the Conversion Price following such Fundamental Change; and (E) the circumstances and material facts regarding such Fundamental Change.

(b) Mechanics of Repurchase.

(i) On the Fundamental Change Purchase Date, the Company shall pay to Lincoln the Fundamental Change Price in respect of each share of Series A Preferred Stock to be repurchased as specified in Lincoln’s notice delivered pursuant to Section 8(a)(ii) by wire transfer of immediately available funds. The Company shall remain liable for the payment of the Fundamental Change Price to the extent such amounts are not paid as provided herein.

(ii) On and after the Fundamental Change Purchase Date, shares of the Series A Preferred Stock to be repurchased on such Fundamental Change Purchase Date shall no longer be deemed to be outstanding and all powers, designations, preferences and other rights of Lincoln as a holder of such shares (except the right to receive from the Company the Fundamental Change Price) shall cease and terminate with respect to such shares; provided, that in the event that any shares of Series A Preferred Stock are not repurchased due to a default in payment by the Company or because the Company is otherwise unable to or fails to pay the Fundamental Change Price in full on the Fundamental Change Purchase Date, such shares will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights (including but not limited to the payment of Dividends and the conversion rights) as provided herein.

(iii) Notwithstanding anything in this Section 8 to the contrary, Lincoln shall retain the right, through to the Close of Business three (3) days prior to the Fundamental Change Purchase Date, to withdraw an election to have its shares of Series A Preferred Stock repurchased or any tender of such shares in the Fundamental Change Offer; provided, however, that where it exercises such right, the shares pertaining thereto shall not be repurchased pursuant to this Section 8.

(iv) The Company shall not be required to make a Fundamental Change Offer if an Affiliate in control of the Company makes a Fundamental Change Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 8 and purchases all shares of Series A Preferred Stock validly tendered and not withdrawn under such Fundamental Change Offer.

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(v) The Company will not enter into any agreement providing for or otherwise authorize, and the Company shall not have the corporate power to effect, a Fundamental Change unless the Acquirer agrees in writing to cause the Company to make the repurchases contemplated in and to otherwise comply in all respects with this Section 8 and agrees, for the benefit of Lincoln (including making it an express beneficiary of such agreement), that to the extent the Company is not legally able to repurchase the Series A Preferred Stock, the Acquirer or an Affiliate of the Acquirer will purchase the Series A Preferred Stock on the terms set forth in this Section 8.

(vi) Any repurchase of the Series A Preferred Stock pursuant to this Section 8 shall be payable out of any cash legally available therefor, and if there is not a sufficient amount of cash available, then the Company shall or shall cause its Subsidiaries to, to the extent necessary, sell remaining assets of the Company or of its Subsidiaries, as applicable, legally available therefor for cash and shall use the proceeds therefrom to fund the repurchase of Series A Preferred Stock pursuant to this Section 8. To the extent that the Company has insufficient funds, after the sale of assets contemplated by the preceding sentence, to repurchase all of the shares of Series A Preferred Stock pursuant to this Section 8, the Company shall repurchase as many of such shares as it has cash legally available therefor and shall thereafter from time to time, as soon as it shall have cash (including upon the future sale of assets by the Company or by its Subsidiaries as contemplated by the preceding sentence) legally available therefor, make payment of as much of the remaining amount as it legally may until it has made such payment in its entirety. For the avoidance of doubt, such partial payments shall not reduce or waive the rights of Lincoln hereunder.

Section 9. Optional Conversion.

(a) Conversion at the Option of Lincoln.

(i) At any time on or after the three (3) year anniversary of the Date of First Issuance, Lincoln shall have the right, at its option, to convert each and every share of its Series A Preferred Stock, but not less than each and every share, as set forth in this Section 9. Upon such an election, on the Conversion Date, Lincoln’s shares of Series A Preferred Stock shall convert into, at the option of the Company, either (A) a number of shares of Class A Common Stock equal to the Liquidation Preference plus all accrued and unpaid Dividends, whether or not declared, that have not previously been added to the Liquidation Preference divided by the then applicable Conversion Price, plus cash in lieu of any fractional share as determined in accordance with Section 12 hereof, or (B) the cash value of such shares of Class A Common Stock at the Current Market Price as of the Conversion Date.

(ii) Prior to the delivery of any shares of Class A Common Stock pursuant to this Section 9, the Company shall use its commercially reasonable efforts to (A) comply with all federal and state laws and regulations thereunder requiring the registration of

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such shares with, or any approval of or consent to the delivery thereof by, any governmental authority and (B) to the extent that the Class A Common Stock is traded on a United States national or regional securities exchange, list such shares on such exchange.

(b) Mechanics of Optional Conversion.

(i) For Lincoln to convert its Series A Preferred Stock into Class A Common Stock pursuant to this Section 9, it must deliver written notice (the “Conversion Notice”) to the Company that it elects to do so. The date of actual receipt of the Conversion Notice by the Company shall be the “Conversion Date.”

(ii) Within three (3) Trading Days of receiving a Conversion Notice, the Company shall send a confirmation of receipt of such notice to Lincoln. On or before the fifth (5th) Trading Day following the date of receipt by the Company of a Conversion Notice, the Company shall issue and deliver to Lincoln, at the option of the Company, either: (A) a certificate, registered in the name of Lincoln or its designee, for the number of shares of Class A Common Stock to which Lincoln shall be entitled, as well as any cash owed in lieu of fractional shares to Lincoln as determined in accordance with Section 12 hereof, or (B) the cash value of such Class A Common Stock at the Current Market Price as of the Conversion Date.

(iii) Effective immediately prior to the Close of Business on the Conversion Date, Dividends shall no longer be declared or accrued on the converted shares of Series A Preferred Stock and such converted shares of Series A Preferred Stock shall cease to be outstanding, subject to the right of Lincoln to receive any payments to which it is otherwise entitled pursuant to Section 9 or Section 12 hereof, as applicable.

(iv) Prior to the Conversion Date, shares of Class A Common Stock issuable upon conversion of any shares of Series A Preferred Stock shall not be deemed outstanding for any purpose, and Lincoln shall have no rights with respect to the Class A Common Stock (including voting rights, rights to respond to tender offers for the Class A Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Class A Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series A Preferred Stock.

(v) Shares of Series A Preferred Stock duly converted in accordance with this Section 9, or otherwise reacquired by the Company, will resume the status of authorized and unissued preferred stock, undesignated as to series and, subject to any consent or vote required pursuant to Section 11 hereof, available for future issuance. The Company may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock; provided, however, that the Company shall not take any such action if it would reduce the authorized number of shares of Series A Preferred Stock below the number of shares of Series A Preferred Stock then outstanding.

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Section 10. Anti-Dilution Adjustments.

(a) The Conversion Price shall be subject to the following adjustments:

(i) Stock Dividends and Distributions. If the Company pays dividends or other distributions on the Class A Common Stock in shares of Class A Common Stock (which, for the avoidance of doubt, does not include securities convertible into or exchangeable for, directly or indirectly, Class A Common Stock, which are otherwise provided for in Section 10(a)(iv)), then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at the Close of Business on the Trading Day immediately prior to the Ex-Date for such dividend or distribution by the following fraction:

OS0
OS1

Where,

OS0 = the number of shares of Class A Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1 = the sum of the number of shares of Class A Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Class A Common Stock constituting such dividend or distribution.

The adjustment pursuant to this clause (i) shall become effective at 9:00 a.m., New York City time on the Ex-Date for such dividend or distribution. For the purposes of this clause (i), the number of shares of Class A Common Stock at the time outstanding shall not include shares held in treasury by the Company.

(ii) Subdivisions, Splits and Combination of the Class A Common Stock. If the Company subdivides, splits or combines the shares of Class A Common Stock, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at the Close of Business on the Trading Day immediately prior to the effective date of such share subdivision, split or combination by the following fraction:

OS0
OS1

Where,

OS0 = the number of shares of Class A Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 = the number of shares of Class A Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

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The adjustment pursuant to this clause (ii) shall become effective at 9:00 a.m., New York City time on the effective date of such subdivision, split or combination. For the purposes of this clause (ii), the number of shares of Class A Common Stock at the time outstanding shall not include shares held in treasury by the Company.

(iii) Issuance of Stock Purchase Rights. If the Company issues to all or substantially all holders of the shares of Class A Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan, shareholder rights plan, share purchase plan or other similar plans) entitling them to subscribe for or purchase shares of Class A Common Stock (which, for the avoidance of doubt, does not include securities convertible into or exchangeable for, directly or indirectly, Class A Common Stock, which are otherwise provided for in Section 10(a)(iv)) at less than the Current Market Price on the date fixed for the determination of shareholders entitled to receive such rights or warrants, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at the Close of Business on the Trading Day immediately prior to the Ex-Date for such issuance by the following fraction:

OS0 + Y
OS0 + X

Where,

OS0 = the number of shares of Class A Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X = the total number of shares of Class A Common Stock issuable pursuant to such rights or warrants.

Y = the number of shares of Class A Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price on such date fixed for the determination of shareholders entitled to receive such rights or warrants.

Any adjustment pursuant to this clause (iii) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Date for such issuance. For the purposes of this clause (iii), the number of shares of Class A Common Stock at the time outstanding shall not include shares held in treasury by the Company. The Company shall not issue any such rights or warrants in respect of shares of the Class A Common Stock held in treasury by the Company. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Class A Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price that

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would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Class A Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Class A Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be reasonably determined in good faith by the Board of Directors).

(iv) Debt or Asset Distributions. If the Company distributes to all or substantially all holders of shares of Class A Common Stock evidences of indebtedness, shares of Capital Stock, securities (including securities convertible into or exchangeable for, directly or indirectly, Class A Common Stock), cash or other assets, including any dividend or distribution in excess of $1 million in the aggregate for all shares of Common Stock (on a per annum basis) (excluding (A) any dividend or distribution referred to in clause (i) above, (B) any rights or warrants referred to in clause (iii) above, (C) any dividend or distribution paid exclusively in cash for an amount that is not in excess of $1 million in the aggregate for all shares of Common Stock (on a per annum basis), (D) any consideration payable in connection with a tender or exchange offer made by the Company or any of its Subsidiaries referred to in clause (v) below, and (E) any dividend of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit in the case of certain spin-off transactions as described below in this clause (iv)), then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at the Close of Business on the Trading Day immediately prior to the Ex-Date for such distribution by the following fraction:

SP0 - FMV
SP0

Where,

SP0 = the Current Market Price per share of Class A Common Stock on such date.

FMV = the cash (in the case of cash dividends or distributions giving rise to an adjustment, the amount of such cash dividends or distributions in excess of $1 million, in the aggregate) or fair market value of the portion of the distribution applicable to one share of Class A Common Stock on such date as reasonably determined in good faith by the Board of Directors. Notwithstanding the foregoing, if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, as reasonably determined in good faith by the Board of Directors, the Company shall be prohibited from making such dividend or distribution.

In a “spin-off’, where the Company makes a distribution to all or substantially all holders of shares of Class A Common Stock consisting of capital stock of any class or series, or similar equity

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interests of, or relating to, a Subsidiary or other business unit, the Conversion Price will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such 15th Trading Day by the following fraction:

MP0
MP0 + MPs

Where,

MP0 = the volume-weighted average of the Closing Prices of the Class A Common Stock over the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MPS = the volume-weighted average of the Closing Prices of the Capital Stock or equity interests representing the portion of the distribution applicable to one share of Class A Common Stock over the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Class A Common Stock on such date as reasonably determined in good faith by the Board of Directors.

Any adjustment pursuant to this clause (iv) (other than with respect to spin-off transactions as described above, which shall become effective as described therein) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Date for such distribution.

(v) Self-Tender Offers and Exchange Offers. If the Company or any of its Subsidiaries successfully completes a tender or exchange offer for the Class A Common Stock where the cash and the value of any other consideration included in the payment per share of the Class A Common Stock exceeds the Closing Price of the Class A Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at the Close of Business on the expiration date of the offer by the following fraction:

OS0 x SP0
AC + (SP0 x OS1)

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Where,

SP0 = the Closing Price per share of Class A Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 = the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1 = the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer.

AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as reasonably determined in good faith by the Board of Directors with respect to such other consideration.

Any adjustment made pursuant to this clause (v) shall become effective immediately prior to 9:00 a.m., New York City time, on the Trading Day immediately following the Trading Day immediately succeeding the expiration of the tender or exchange offer. In the event that the Company or one of its Subsidiaries is obligated to purchase shares of Class A Common Stock pursuant to any such tender offer or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(vi) Rights Plans. To the extent that the Company has a rights plan in effect with respect to the Class A Common Stock on the Conversion Date, upon conversion of the shares of the Series A Preferred Stock, Lincoln will receive, in addition to the shares of Class A Common Stock, the rights under the rights plan, unless, prior to the Conversion Date, the rights have separated from the shares of Class A Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Company had made a distribution to all holders of the Class A Common Stock as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(vii) Issuances Below the Current Market Price. If, prior to the three (3) year anniversary of the Date of First Issuance the Company issues or sells, or agrees to issue or sell, to any of its Affiliates, excluding equity compensation, any Class A Common Stock (or securities convertible into or exchangeable for, directly or indirectly, Class A Common Stock) for consideration per share (in the case of convertible or exchangeable securities, on an as-converted basis) less than the Current Market Price, then, unless the Company shall offer Lincoln the right to participate in such sale or issuance at the same price and otherwise on the same terms as such Affiliate

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on a pro rata basis (measured assuming the conversion by Lincoln of each share of Series A Preferred Stock at the Conversion Price then in effect, whether or not the Series A Preferred Stock is then convertible), the Conversion Price in effect immediately prior to each such issuance will be reduced, effective immediately after such issuance, to the price determined by multiplying the Conversion Price in effect immediately prior to such issuance by the following fraction:

OS0 + (AC/SP)
OS1

Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to such issuance.

AC = the aggregate consideration paid or payable for such shares of Class A Common Stock or convertible securities.

SP = the Current Market Price.

OS1 = the number of shares of Common Stock outstanding immediately after such issuance (including, in the case of convertible or exchangeable securities, on an as-converted basis

(b) The Company may make such decreases in the Conversion Price, in addition to any other decreases required by this Section 10, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of the Class A Common Stock resulting from any dividend or distribution of shares of Class A Common Stock (or issuance of rights or warrants to acquire shares of Class A Common Stock) or from any event treated as such for income tax purposes or for any other reason.

(c) All adjustments to the Conversion Price shall be calculated to the nearest 1/10th of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that effective on the Conversion Date in the case of conversion pursuant to Section 9 hereof, adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date. If one or more events occurs requiring an adjustment to be made to the Conversion Price during the same time period, adjustments to the Conversion Price shall be made to reflect the combined impact of all Conversion Price adjustment events during such period.

(d) Whenever the Conversion Price is to be adjusted in accordance with Section 10(a) or Section 10(b), the Company shall: (i) compute the Conversion Price in accordance with Section 10(a) or Section 10(b), taking into account the $0.01 threshold set forth in Section 10(c) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b), taking into

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account the $0.01 threshold set forth in Section 10(c) hereof, provide, or cause to be provided, a written notice to Lincoln of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a) or Section 10(b) hereof, provide, or cause to be provided, a written notice to Lincoln setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price and the number of shares of Class A Common Stock issuable upon conversion of each and every share of Series A Preferred Stock at such revised Conversion Price.

(e) The Company will not take any action of the type described in Section 10(a) with respect to any other class of Capital Stock of the Company, including Class B Common Stock, unless such action is taken on a pro rata basis with respect to each share of Common Stock. Notwithstanding the foregoing prohibition, if any such action is taken with respect to shares of any class of Common Stock, including Class B Common Stock, but is not taken on a pro rata basis with respect to each share of Class A Common Stock, such adjustment shall be made to the Conversion Price as may be necessary or appropriate to effectuate the intent of this Section 10 and to avoid unjust or inequitable results to Lincoln.

Section 11. Voting Rights. Lincoln shall not have any voting rights, including the right to elect any directors, except for voting rights, if any, required by law and as set forth in this Section 11. If at any time following the Date of First Issuance any shares of Series A Preferred Stock remain outstanding, the Company shall not, without the prior written consent of Lincoln:

(a) Amend, alter, waive or repeal any provision of its Charter, bylaws or the terms of any series of preferred stock, including these Terms of Series A Cumulative Convertible Preferred Stock, in any manner that adversely affects the rights, powers, privileges or preferences of the Series A Preferred Stock, or increase the authorized number of shares of the Series A Preferred Stock, or issue any additional shares of Series A Preferred Stock, including debt or other securities that are convertible into Series A Preferred Stock by their terms;

(b) Amend, alter, waive or repeal any provision of its Charter, bylaws or the terms of any preferred stock, including these Terms of Series A Cumulative Convertible Preferred Stock, to authorize or create, or increase the authorized amount of, any shares of Capital Stock of the Company ranking senior to the Series A Preferred Stock with respect to either or both the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Company (“Senior Stock”), or issue, or reclassify into, any Senior Stock, including debt or other securities that are convertible into Senior Stock by their terms;

(c) Consummate a Reorganization Event, unless such Reorganization Event complies with Section 15 hereof; or

(d) Authorize, commit or agree to take any of the actions set forth in Sections 11(a), 11(b) or 11(c).

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Section 12. Fractional Shares.

(a) No fractional shares of Class A Common Stock will be issued as a result of the conversion of shares of Series A Preferred Stock. In lieu of any fractional share of Class A Common Stock otherwise issuable in respect of a conversion pursuant to Section 9 hereof, the Company shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Conversion Price.

(b) If more than one share of the Series A Preferred Stock is surrendered for conversion at one time, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

Section 13. Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized and unissued Class A Common Stock, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in Section 9 hereof, free from any preemptive or other similar rights, such number of shares of Class A Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding.

Section 14. Certificates and Book-Entry. No certificates representing the Series A Preferred Stock shall be issued. Instead, Lincoln and the Company shall maintain records showing (i) the number of shares of Series A Preferred Stock held by Lincoln, (ii) the number of shares of Series A Preferred Stock that have been redeemed, repurchased or converted in accordance with these Terms of Series A Cumulative Convertible Preferred Stock and (iii) the date(s) of such redemption(s), repurchase(s) and/or conversion(s).

Section 15. Reorganization Events. The Company shall not effect any Reorganization Event unless (i) the surviving Person in such Reorganization Event, if other than the Company, is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and following such Reorganization Event the Series A Preferred Stock remains outstanding or, in the event such surviving Person is not the Company, the outstanding shares of Series A Preferred Stock are converted into or exchanged for preference securities of the surviving Person, in each case having such rights, powers, privileges, and preferences that are not less favorable to Lincoln than the rights, powers, privileges, and preferences of the Series A Preferred Stock immediately prior to such Reorganization Event (and that otherwise comply with these Terms of Series A Cumulative Convertible Preferred Stock) and (ii) the Company gives Lincoln at least 30 days’ written notice prior to consummating such Reorganization Event, including the terms of such Reorganization Event, and the surviving Person in such Reorganization Event (if other than the Company) expressly assumes by written instrument delivered to Lincoln the obligations of the Company set forth herein.

Section 16. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, addressed: (i) if to the Company, to Entercom Communications Corp., 401 E. City Avenue, Suite 809, Bala Cynwyd, PA 19004, Attention: Andrew Sutor, Senior Vice President

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and General Counsel; (ii) if to Lincoln, to Lincoln National Corporation, Legal Dept. – Contract Law, 150 N. Radnor Chester Road, Radnor, PA 19087, Attention: Vice President – Contract Law; (iii) if to a holder of shares of Class A Common Stock, to the address listed in the stock record books of the Company; or (iv) to such other address as the Company, Lincoln or any such holder, as the case may be, shall have designated by notice similarly given. Notice to the Company or to Lincoln may be sent via email, and shall be deemed to have been given upon the acknowledgement of the recipient, addressed: if to the Company, to Andrew Sutor at asutor@entercom.com; if to Lincoln, to Charles.Brawley@lfg.com.

(b) The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery pursuant hereto of shares of Series A Preferred Stock or shares of Class A Common Stock or certificates representing such shares. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Class A Common Stock in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(c) From time to time, Lincoln, and each subsequent holder of the shares of Series A Preferred Stock, as applicable, shall be permitted to transfer all of its shares of Series A Preferred Stock to an Affiliate of Lincoln and to assign to such Affiliate all of its rights hereunder.

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EXECUTION FORM

EXHIBIT 5.18

FORM OF REGISTRATION RIGHTS AGREEMENT

dated as of [—]

between

ENTERCOM COMMUNICATIONS CORP.

and

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

EXECUTION FORM

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is dated as of [—], between Entercom Communications Corp. a Pennsylvania corporation (the “Company”), and The Lincoln National Life Insurance Company, an Indiana corporation (the “Investor”).

RECITALS

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of December 7, 2014 (the “Purchase Agreement”), by and among the Investor, Entercom Radio, LLC and the Company, the Company has issued to the Investor shares of Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), which three (3) years after issuance will become convertible into shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Shares”) and has agreed to enter into this Agreement to provide the Investor with certain registration rights in respect of such Shares; and

WHEREAS, the parties hereto hereby desire to set forth the Company’s obligations to cause the registration of the Registrable Securities (as defined below) pursuant to the Securities Act (as defined below) and applicable state securities laws.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions and Usage.

As used in this Agreement:

1.1. Definitions.

“Agent” means the principal placement agent on an agented placement of Registrable Securities.

“Agreement” shall have the meaning set forth in the Preamble.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York, New York, United States of America, are required by law to be closed.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, of the Company, the Class B Common Stock, par value $0.01 per share, of the Company and the Class C Common Stock, par value $0.01 per share, of the Company.

“Company” shall have the meaning set forth in the Preamble.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Holder” shall mean the Investor and any Transferee of any Registrable Securities from a Holder, to the extent that such Transferee shall have been assigned rights under this Agreement in accordance with Section 7, in each case at such times as such Person shall own any Registrable Securities.

“Investor” shall have the meaning set forth in the Preamble.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“Piggyback Registration” shall have the meaning set forth in Section 2.1(i).

“Purchase Agreement” shall have the meaning set forth in the Recitals.

“Register,” “registered,” and “registration” shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering by the Commission of effectiveness of such registration statement or document.

“Registrable Securities” shall mean, subject to Section 7: (i) the Shares acquired by the Investor pursuant to the conversion or exchange of the Investor’s Series A Preferred Stock, (ii) any shares of Common Stock or other securities of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange generally for, or in replacement by the Company generally of, such Shares (or other Registrable Securities); and (iii) any securities issued in exchange for Shares (or other Registrable Securities) in any merger, reorganization, consolidation, share exchange, recapitalization, restructuring or other comparable transaction of the Company; provided, however, that Registrable Securities shall not include (1) any securities which have theretofore been registered and sold pursuant to the Securities Act, or (2) at any time when the Investor is not, and has not for a period of at least three months been, an “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company, any securities which may be immediately sold under Rule 144 under the Securities Act without volume or any other restrictions. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the then-exercisable right to acquire such Registrable Securities (by conversion, purchase or otherwise), whether or not such acquisition has actually been effected.

“Registrable Securities then outstanding” shall mean, with respect to a specified determination date, the Registrable Securities owned by all Holders on such date.

“Registration Expenses” shall have the meaning set forth in Section 5.1.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Holders” shall mean, with respect to a specified registration pursuant to this Agreement, Holders of Registrable Securities whose Registrable Securities are included in such registration.

“Series A Preferred Stock” shall have the meaning set forth in the Recitals.

“Shares” shall have the meaning set forth in the Recitals.

“Shelf Registration” shall have the meaning set forth in Section 2.2(i).

“Shelf Registration Statement” shall have the meaning set forth in Section 2.2(i).

“Shelf Registration Termination Date” shall have the meaning set forth in Section 3.2.

“Shelf Takedown” shall have the meaning set forth in Section 2.2(iv).

“Transfer” shall mean the sale, conveyance, transfer, or other disposition of Registrable Securities.

“Underwriters’ Representative” shall mean the managing underwriter, or, in the case of a co-managed underwriting, the managing underwriter designated as the underwriters’ representative by the co-managers.

“Violation” shall have the meaning set forth in Section 6.1.

1.2. Usage.

(i) References to a Person (other than a natural person) are also references to its assigns and successors in interest (by means of merger, consolidation or sale of all or substantially all of the assets of such Person or otherwise, as the case may be).

(ii) References to Registrable Securities “owned” or “held” by a Holder shall include Registrable Securities beneficially owned by such Person but which are held of record in the name of a nominee, trustee, custodian, or other agent, but shall exclude shares of Common Stock held by a Holder in a fiduciary capacity for customers of such Person.

(iii) References to a document are to such document as amended, waived and otherwise modified from time to time and references to a statute or other governmental rule are to each such statute or rule as amended and otherwise modified from time to time (and references to any provision thereof shall include references to any successor provision).

(iv) References to Sections or to Schedules or Exhibits are to sections hereof or schedules or exhibits hereto, unless the context otherwise requires.

(v) The definitions set forth herein are equally applicable both to the singular and plural forms and the feminine, masculine and neuter forms of the terms defined.

(vi) The term “including” and correlative terms shall be deemed to be followed by “without limitation” whether or not followed by such words or words of like import.

(vii) The term “hereof” and similar terms refer to this Agreement as a whole.

(viii) The “date of” any notice or request given pursuant to this Agreement shall be determined in accordance with Section 12.3.

Section 2. Piggyback and Shelf Registration.

2.1. Piggyback Registration.

(i) If at any time when Holders own Registrable Securities, the Company determines to file with the Commission a registration statement (whether or not for its own account and including, for this purpose, a registration effected by the Company for shareholders of the Company other than the Holders) covering any securities that may be used to register Registrable Securities held by the Investor (other than pursuant to a registration statement on Form S-4 or S-8), or the Company proposes to effect a Shelf Takedown pursuant to an already effective registration statement, the Company shall promptly give each Holder of Registrable Securities written notice of such registration (a “Piggyback Registration”). Upon the written request of each Holder given within twenty (20) days following the date of such notice, the Company shall cause to be included in such registration statement and use its reasonable best efforts to be registered under the Securities Act all of the Registrable Securities that each such Holder shall have requested to be registered. The Company shall have the right to withdraw or cease to prepare or file any registration statement for any offering referred to in this Section 2.1 prior to the effectiveness of such registration statement or the completion of such a Shelf Takedown.

(ii) If the Underwriters’ Representative or Agent shall advise the Company in writing that, in its opinion, the amount of Registrable Securities requested to be included in such registration would materially adversely affect such offering, or the timing thereof, then the Company will include in such registration, to the extent of the amount and class which the Company is so advised can be sold without such material adverse effect on such offering: (A) first, all securities proposed to be sold by the Company for its own account; or, if such registration is being effected for the account of any securityholder of the Company pursuant to demand registration rights comparable to the rights granted in Section 2.2 below, all securities proposed to be sold by such securityholder, (B) second, if such registration is being effected for the account of any securityholder of the Company pursuant to demand registration rights comparable to the rights granted in Section 2.2 below, all securities proposed to be sold by the Company for its own account (C) third, the Registrable Securities requested to be included in such registration pursuant to this Section 2.1 and all other securities being registered pursuant to the exercise of contractual rights comparable to the rights granted in this Section 2.1; pro rata based on the amount of such securities then proposed to be sold by such Persons, and (D) fourth, all other securities requested to be included in such registration allocated in accordance with the priorities then existing among such Persons.

(iii) Each Holder shall be entitled to have Registrable Securities included in an unlimited number of Piggyback Registrations pursuant to this Section 2.1.

2.2. Shelf Registration and Takedowns.

(i) A Holder may request that the Company prepare and file with the Commission, and the Company shall, within thirty (30) days following such request, prepare and file with the Commission, a shelf registration statement on Form S-3 or any similar short-form or other appropriate registration statement that may be available at such time, which, if the Company is a “well-known seasoned issuer” (as such term is defined in Rule 405 of the Securities Act), shall be an “Automatic Shelf Registration Statement,” (as such term is defined in Rule 405 of the Securities Act) for the purpose of registering under the Securities Act (the “Shelf Registration Statement”) the offer and sale of all or a portion of the Registrable Securities by the Holders from time to time in accordance with the methods of distribution elected by such Holders and set forth in the Shelf Registration Statement (the “Shelf Registration”). The Shelf Registration Statement shall indicate that the Registrable Securities are to be offered and sold on a continuous basis pursuant to Rule 415 under the Securities Act.

(ii) If the Shelf Registration Statement is not automatically effective upon filing, the Company shall use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof, but in any event not later than ninety (90) days following the date of the Holder’s request.

(iii) If prior to the Shelf Registration Termination Date, the number of Registrable Securities at any time exceeds the number of securities then registered for sale in the Shelf Registration Statement, the Company shall file as soon as practicable an additional Shelf Registration Statement covering the offer and sale by the Holders of not less than the number of such Registrable Securities.

(iv) The Holders shall be entitled, at any time and from time to time when there is an effective Shelf Registration Statement, to sell such Registrable Securities as are then registered pursuant to such Shelf Registration Statement in an underwritten offering if, based on the then-current market prices, the number of Registrable Securities included in such underwritten offering would yield gross proceeds of at least $10 million (each, a “Shelf Takedown”), but only upon not less than twenty (20) days prior written notice (which shall include the number of Registrable Securities proposed to be sold by the Holders) to the Company; provided, that the Holders shall only be entitled to a maximum of two (2) Shelf Takedowns under this Agreement and one (1) Shelf Takedown in any twelve (12)-month period. The Selling Holders shall give the Company prompt written notice of the consummation of a Shelf Takedown.

(v) If the Underwriters’ Representative or Agent shall advise the Company in writing (with a copy to each Selling Holder) that, in its opinion, the amount of

Registrable Securities requested to be included in such Shelf Takedown would materially adversely affect such offering, then the Company will include in such Shelf Registration, to the extent of the amount and class which the Company is so advised can be sold without such material adverse effect on such offering, (A) first, all of the Registrable Securities proposed to be sold by such Holder; (B) second, all securities proposed to be sold by the Company for its own account; (C) third, all securities required to be registered pursuant to the exercise of registration rights held by other Persons, pro rata based on the amount of such securities then proposed to be sold by such Persons and allocated in accordance with the priorities then existing among such Persons.

(vi) If any of the Registrable Securities are to be sold in a Shelf Takedown, the Company shall have the right to select the underwriters or Agent for each Shelf Takedown, subject to the reasonable approval of the Holders.

Section 3. Registration Procedures. Whenever required under Section 2 to effect the registration of any Registrable Securities, the Company shall take each of the actions set forth in this Section 3, as expeditiously as reasonably practicable.

3.1. In the case of any Piggyback Registration, the Company shall prepare and file with the Commission a registration statement with respect to such Registrable Securities and use the Company’s reasonable best efforts to cause such registration statement to become effective. With respect to either a Piggyback Registration or Shelf Registration, before filing a registration statement or prospectus or any amendments or supplements thereto, including documents incorporated by reference after the initial filing of the registration statement and prior to effectiveness thereof, the Company shall furnish to one (1) firm of counsel for the Selling Holders and, in the case of an underwritten or agented offering, one (1) firm of counsel for the underwriters or Agent, copies of all such documents in the form substantially as proposed to be filed with the Commission at least four (4) business days prior to filing for review and comment by such counsel.

3.2. With respect to either a Piggyback Registration or Shelf Registration, the Company shall prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act and rules thereunder with respect to the disposition of all of the securities covered by such registration statement. If the registration is for an underwritten offering, the Company shall amend the applicable registration statement or supplement the prospectus whenever required by the terms of the applicable underwriting agreement. Subject to Rule 415 under the Securities Act, if the registration statement is a Shelf Registration Statement, the Company shall amend the registration statement or supplement the prospectus so that it will remain current and in compliance with the requirements of the Securities Act for three (3) years after its effective date, provided, that in the case of the Shelf Registration, the Company shall be required to use its reasonable best efforts to keep the Shelf Registration Statement continuously effective under the Securities Act until such time as there are no Registrable Securities remaining (the “Shelf Registration Termination Date”), and if during such period any event or development occurs as a result of which the registration statement or prospectus contains a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, the Company shall promptly notify each Selling Holder, amend the registration statement or supplement the prospectus so that each will thereafter comply with the Securities Act and furnish to each Selling Holder of Registrable Securities such amended or supplemented prospectus, which each such Holder shall thereafter use in the Transfer of Registrable Securities covered by such registration statement. Pending such amendment or supplement (and following written notice of the need therefor) each such Holder shall cease making offers or Transfers of Registrable Securities pursuant to the prior prospectus. In the event that any Registrable Securities included in a registration statement subject to, or required by, this Agreement remain unsold at the end of the period during which the Company is obligated to use its reasonable best efforts to maintain the effectiveness of such registration statement, the Company may file a post-effective amendment to the registration statement for the purpose of removing such Registrable Securities from registered status.

3.3. The Company shall furnish to each Selling Holder of Registrable Securities, without charge, such numbers of copies of the registration statement, any pre-effective or post-effective amendment thereto, the prospectus, including each preliminary prospectus and any amendments or supplements thereto, in each case in conformity with the requirements of the Securities Act and the rules thereunder, and such other related documents as any such Selling Holder may reasonably request in order to facilitate the disposition of Registrable Securities owned by such Selling Holder.

3.4. The Company shall use the Company’s reasonable best efforts (i) to register and qualify the securities covered by such registration statement under all applicable securities or blue sky laws of such states or jurisdictions as may be necessary to enable the Holders to offer and sell the Registrable Securities or as shall be reasonably requested by the Underwriters’ Representative or Agent, and (ii) to obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of the offer and transfer of any of the Registrable Securities in any jurisdiction, as soon as practicable; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions in which it is not already so qualified or subject to service.

3.5. In the event of any underwritten or agented offering, the Company (and any other Person who wishes to include securities in such registration statement) shall enter into and perform its obligations under an underwriting or agency agreement (including indemnification and contribution obligations of underwriters or agents), in usual and customary form (including containing customary covenants, representations and warranties, including provision for delivery of customary legal and disclosure opinions, auditor’s comfort letters and closing documents), with the managing underwriter or underwriters of or agents for such offering along with such other customary documents and agreements as such underwriters or agents may request. Whether or not an underwriting agreement is entered into, the Company shall make such representations and warranties to the Selling Holders in form, substance and scope as are customarily made in connection with an offering of common stock or other equity securities pursuant to any appropriate agreement. The Company and any other Person who wishes to include securities in any Shelf Registration shall agree to sell its securities at the same price and on the same terms and conditions as the Selling Holders.

3.6. The Company shall promptly notify each Selling Holder of any comments by the Commission or any other governmental authority with respect to the registration statement or any requests for supplements or amendments thereto, or any stop order issued or threatened to be issued by the Commission in connection therewith, and shall take all reasonable actions required to respond as promptly as practicable to any such comment or request and to prevent the entry of such stop order or to remove it if entered, and shall promptly notify the Selling Holders when such action has been taken and such order has been removed.

3.7. The Company shall make generally available to the Holders, the underwriters or agents (if applicable) and their respective counsel copies of all of the periodic reports, proxy statements, and other information filed with the Commission or referred to in Section 9.1.

3.8. The Company shall make available for inspection by any Selling Holder, any underwriter or agent participating in such offering and the representatives of such Selling Holder and underwriters or agents (but not more than one firm of counsel to such Selling Holder), all financial and other information as shall be reasonably requested by them, and provide such Selling Holder, any underwriter or agent participating in such offering and the representatives of such Selling Holder and underwriters or agents the opportunity to discuss the business affairs of the Company with its principal executives and independent public accountants who have certified the audited financial statements included in such registration statement, in each case as reasonably necessary to enable them to exercise their due diligence responsibility under the Securities Act; provided, however, that information that the Company determines, in good faith, to be confidential and which the Company advises such Person in writing is confidential shall not be disclosed unless such Person signs a customary confidentiality agreement. If requested by the Selling Holders or the underwriters or agents in any underwritten or agented offering, the Company shall cause management to participate in a reasonable number of presentations of management and road shows.

3.9. The Company shall provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement.

3.10. The Company shall use all reasonable best efforts to cause the Registrable Securities covered by such registration statement (i) if the Common Stock is then listed on a securities exchange or included for quotation in a recognized trading market, to continue to be so listed or included for a reasonable period of time after the offering, and (ii) to be registered with or approved by such other United States or state governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Selling Holders of Registrable Securities to consummate the disposition of such Registrable Securities.

3.11. The Company shall use the Company’s reasonable best efforts to provide a CUSIP number for the Registrable Securities prior to the effective date of the first registration statement including Registrable Securities.

3.12. The Company shall take such other actions as are reasonably requested in order to expedite or facilitate the disposition of Registrable Securities included in each such registration.

Section 4. Holders’ Obligations. In connection with the registration of Registrable Securities, each Selling Holder shall:

4.1. furnish to the Company such information regarding such Selling Holder, the number of the Registrable Securities owned by it and the intended method of disposition of such securities as shall be required to effect the registration of such Selling Holder’s Registrable Securities, and to cooperate with the Company in preparing such registration; and

4.2. in the case of a Piggyback Registration, agree to sell its Registrable Securities to the underwriters at the same price and on the same terms and conditions as the Company or the other Persons on whose behalf the registration statement was being filed have agreed to sell their securities, and to enter into and perform its obligations under an underwriting or agency agreement, in usual and customary form with the managing underwriter or underwriters of or agents for such offering, provided, that the Selling Holders shall not be required to make any representation or warranty or agree to any covenant that is more extensive or burdensome than those made by any other Person that is registering securities.

Section 5. Expenses of Registration. Expenses in connection with registrations pursuant to this Agreement shall be allocated and paid as follows:

5.1. The Company shall bear and pay all expenses incurred in connection with any registration, filing, or qualification of Registrable Securities for each Selling Holder (which right may be Transferred to any Person to whom Registrable Securities are Transferred as permitted by Section 7), including all registration, filing and Financial Industry Regulatory Authority, Inc. fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the reasonable fees and disbursements of counsel for the Company, and of the Company’s independent public accountants, including the expenses of comfort letters required by or incident to such performance and compliance, and the reasonable fees and disbursements of one (1) firm of counsel for the Selling Holders of Registrable Securities (the “Registration Expenses”), but excluding underwriting discounts and commissions relating to Registrable Securities (which shall be paid on a pro rata basis by the Selling Holders).

5.2. Any failure of the Company to pay any Registration Expenses as required by this Section 5 shall not relieve the Company of its obligations under this Agreement.

Section 6. Indemnification; Contribution. If any Registrable Securities are included in a registration statement under this Agreement:

6.1. To the extent permitted by applicable law, the Company shall indemnify and hold harmless each Selling Holder, each underwriter or Agent in any underwritten or agented offering, each Person, if any, who controls such Selling Holder, underwriter or Agent within the meaning of the Securities Act, and each officer, director, partner and employee, of such Selling Holder, underwriter, Agent and such controlling Persons, against any and all losses, claims, damages, liabilities and expenses (joint or several), including attorneys’ fees and disbursements and expenses of investigation, incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing Persons may become subject under the Securities Act, the Exchange Act or other federal or state laws, insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or prospectus, including any preliminary prospectus or final prospectus or any “issuer free writing prospectus” as such term is defined in Rule 433 under the Securities Act, or any amendments or supplements thereto; or

(ii) the omission or alleged omission to state in any such registration statement or prospectus, including any preliminary prospectus or final prospectus or “issuer free writing prospectus”, or any amendments or supplements thereto, a material fact required or allegedly required to be stated therein, or necessary or allegedly necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

provided, however, that the indemnification required by this Section 6.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or expense solely to the extent that it arises out of or is based upon (x) a Violation which occurs in reliance upon and in conformity with written information furnished to the Company by the indemnified party for use in connection with such registration, or (y) the failure of any person entitled to indemnification hereunder to deliver or make available to a purchaser of Registrable Securities (to the extent required by law), a copy of any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto (if the same was required by applicable law to be delivered or made available), provided, that the Company shall have timely delivered to the applicable Selling Holder such registration statement, including such preliminary prospectus or final prospectus contained therein and any amendments or supplements thereto. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers, directors, agents and employees and each person who controls such persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided above with respect to the indemnification of the Selling Holders.

6.2. To the extent permitted by applicable law, each Selling Holder shall indemnify and hold harmless the Company, each of its directors, each of its officers who shall have signed the registration statement, each Person who controls the Company within the meaning of the Securities Act, each underwriter or Agent in any underwritten or agented offering and each Person who controls such underwriter or Agent within the meaning of the Securities Act, and each officer, director, partner and employee of such underwriter or Agent or such controlling Person, against any and all losses, claims, damages, liabilities and expenses (joint and several), including attorneys’ fees and disbursements and expenses of investigation, incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing Persons may otherwise become subject under the Securities Act, the Exchange Act or other federal or state laws, insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon any Violation, in each case solely to the extent that such Violation occurs in reliance upon and in conformity with written information furnished by such Selling Holder or its Representatives or controlling persons expressly for use in connection with such registration; provided, however, that (x) the indemnification required by this Section 6.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense if settlement is effected without the consent of the relevant Selling Holder of Registrable Securities, which consent shall not be unreasonably withheld, conditioned or delayed, and (y) in no event shall the amount of any indemnity under this Section 6.2 exceed the gross proceeds from the applicable offering received by such Selling Holder.

6.3. Promptly after receipt by an indemnified party under this Section 6 of notice of the commencement of any action, suit, proceeding, investigation or threat thereof made in writing for which such indemnified party may make a claim under this Section 6, such indemnified party shall deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly given notice, to assume the defense thereof with counsel reasonably satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain separate counsel in any such action, claim or proceeding and to participate in the defense thereof, provided, that the indemnified party shall be responsible for its own fees and disbursements and expenses unless representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding (in which case the indemnifying party shall pay such fees and disbursements and expenses of the indemnified party and shall not have the right to assume the defense of such action, claim or proceeding on behalf of such indemnified party). The failure to deliver written notice to the indemnifying party within a reasonable time following the commencement of any such action, if and only to the extent prejudicial to the indemnifying party, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6 to the extent of such prejudice. Notwithstanding the foregoing, the indemnified party will have the absolute right to conduct and control, through counsel of its choosing (with the fees and disbursements and expenses to be paid by the indemnifying party) the defense, compromise and settlement of any such action, claim or proceeding if the indemnifying party does not elect to assume control of the defense within thirty (30) days after receiving notice thereof; provided, that the indemnifying party shall be permitted to participate in the defense thereof with its own counsel and at its own expense. No indemnifying party shall be liable to an indemnified party for any settlement of any action, proceeding or claim without the written consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed. No indemnifying party shall consent to any settlement of any action, proceeding or claim without the written consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed, that does not include the giving to such indemnified party of an unconditional release from all liability in respect of such action, proceeding or claim or that requires an admission of wrongdoing by any indemnified party.

6.4. If the indemnification required by this Section 6 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to in this Section 6:

(i) The indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any Violation has been committed by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 6.1 and Section 6.2, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.4 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 6.4(i). No Person that is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

6.5. If indemnification is available under this Section 6, the indemnifying parties shall indemnify each indemnified party to the full extent provided in this Section 6 without regard to the relative fault of such indemnifying party or indemnified party or any other equitable consideration referred to in Section 6.4.

6.6. The obligations of the Company and the Selling Holders of Registrable Securities under this Section 6 shall survive the completion of any offering of Registrable Securities pursuant to a registration statement under this Agreement, and otherwise until the expiration of the applicable statute of limitations.

Section 7. Transfer of Registration Rights. All rights of a Holder with respect to Registrable Securities pursuant to this Agreement may be Transferred by such Holder to any other Person in connection with the Transfer of Registrable Securities to such Person, in all cases, if and only if (x) any such Transferee that is not a party to this Agreement shall have executed and delivered to the Secretary of the Company a properly completed agreement substantially in the form of Exhibit A, and (y) the Transferor shall have delivered to the Secretary of the Company, no later than fifteen (15) days following the date of the Transfer, written notification of such Transfer setting forth the name of the Transferor, name and address of the Transferee, and the number of Registrable Securities that shall have been so Transferred.

Section 8. Holdback. Each Holder entitled pursuant to this Agreement to have Registrable Securities included in a Piggyback Registration statement prepared pursuant to Section 2.1 of this Agreement, and each of the Company and any other Person who requests the inclusion of securities in any Shelf Registration, if so requested by the Underwriters’ Representative or Agent in connection with an offering of any Registrable Securities, shall not effect any public sale or distribution of shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock, including a sale pursuant to Rule 144 under the Securities Act (except as part of such underwritten or agented registration), during the fifteen (15)-day period prior to, and up to ninety (90)-day period beginning on (but in any event not longer than the period applicable to the Company’s directors and executive officers who are required by the Underwriters’ Representative or Agent to be subject to similar restrictions), the date such registration statement is declared effective under the Securities Act by the Commission; provided, that such Holder is timely notified of such effective date in writing by the Company or such Underwriters’ Representative or Agent. In order to enforce the foregoing covenant, the Company shall be entitled to impose stop-transfer instructions with respect to the Registrable Securities until the end of such period.

Section 9. Covenants.

9.1. The Company shall file as and when applicable, on a timely basis, all reports required to be filed by it under the Exchange Act. If the Company is not required to file reports pursuant to the Exchange Act, upon the request of any Holder of Registrable Securities, the Company shall make publicly available the information specified in subparagraph (c)(2) of Rule 144 of the Securities Act, and take such further action as may be reasonably required from time to time and as may be within the reasonable control of the Company, to enable the Holders to Transfer Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act or any similar rule or regulation hereafter adopted by the Commission.

9.2. The Company shall be entitled, upon written notice to the Holders, to postpone (but not more than once in any fiscal year) for a reasonable period not in excess of ninety (90) calendar days, the filing or initial effectiveness of, or suspend the use of, a Piggyback Registration statement or a Shelf Registration Statement if the Company delivers to the Selling Holders a certificate signed by an executive officer of the Company certifying that in the good faith judgment of such officer such registration, offering or use would reasonably be expected to materially and adversely affect or to materially interfere with any material financing of the Company or any material transaction under consideration by the Company or would require the disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially and adversely affect the Company.

No postponement or suspension shall apply during any period in which the directors and executive officers of the Company are not also generally prohibited from selling shares of Common Stock (other any sales made pursuant to 10b5-1 plans then in existence). The Holders shall maintain in confidence the existence and content of such notice or certificate. Notwithstanding anything to the contrary in this Section 9.2, no such suspension notice may be given from the time of the first bona fide offer of Registrable Securities pursuant to a registration hereunder as long as a prospectus is required to be delivered in respect of such offer under the Securities Act.

9.3. The Company has not granted, and shall not grant, to any Person any registration rights that are inconsistent with the provisions of this Agreement.

Section 10. Amendment, Modification and Waivers; Further Assurances.

(i) This Agreement may be amended with the consent of the Company and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent of the Investor to such amendment, action or omission to act.

(ii) No waiver of any terms or conditions of this Agreement shall operate as a waiver of any other breach of such terms and conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. No written waiver hereunder, unless it by its own terms explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provisions being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.

(iii) Each of the parties hereto shall execute all such further instruments and documents and take all such further action as any other party hereto may reasonably require in order to effectuate the terms and purposes of this Agreement.

Section 11. Assignment; Benefit. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, assigns, executors, administrators or successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by the Company or Investor without the prior written consent of the other; provided, however, that Investor may assign all of its rights, interests and obligations hereunder to an affiliate of Investor in connection with the Transfer of all of its shares of Series A Preferred Stock pursuant to the terms thereof. A Holder may Transfer its rights hereunder to a successor in interest to the Registrable Securities owned by such assignor as permitted by Section 7.

Section 12. Miscellaneous.

12.1. Governing Law. This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York(including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute hereunder) without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws rules of the State of New York. Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any State or Federal court sitting in the State of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or Federal court), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each party agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

12.2. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

12.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile (subject to written confirmation of receipt by the recipient) or registered or certified mail (postage prepaid, return receipt requested) to the address specified on Schedule 1 to this Agreement or in the relevant agreement in the form of Exhibit A whereby such party became bound by the provisions of this Agreement. Notice to the Company or to Lincoln may be sent via email, and shall be deemed to have been given upon the acknowledgement of the recipient, addressed: if to the Company, to Andrew Sutor at asutor@entercom.com; if to Lincoln, to Charles Brawley at Charles.Brawley@lfg.com.

12.4. Entire Agreement; Integration. This Agreement supersedes all prior agreements hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof, other than the Purchase Agreement, the TBA (as defined in the Purchase Agreement) and the Confidentiality Agreement (as defined in the Purchase Agreement).

12.5. Injunctive Relief. The parties hereto agree that irreparable damage to the parties would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that any party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any other remedy to which such party is entitled at law or in equity.

12.6. Section Headings. Section headings are for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

12.7. Counterparts. This Agreement may be executed and delivered (including by email or facsimile transmission) in one (1) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one (1) and the same agreement.

12.8. Severability. If any term or other provision of this Agreement is deemed by any court to be violative of law or public policy and therefore invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

12.9. Filing. A copy of this Agreement and of all amendments thereto shall be filed at the principal executive office of the Company with the corporate recorder of the Company.

12.10. Termination. This Agreement may be terminated at any time by a written instrument signed by the parties hereto. Unless sooner terminated in accordance with the preceding sentence, this Agreement (other than Section 6 hereof) shall terminate in its entirety on such date following the issuance of the Shares upon the conversion of the Series A Preferred Stock as there shall be no Registrable Securities then outstanding, provided, that any shares of Common Stock previously subject to this Agreement shall not be Registrable Securities following the sale of any such shares in an offering registered pursuant to this Agreement.

12.11. Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees (including any fees incurred in any appeal) in addition to its costs and expenses and any other available remedy.

12.12. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first written above.

ENTERCOM COMMUNICATIONS CORP.

By:
Name:
Title:

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By:
Name:
Title:

EXECUTION FORM

Schedule 1

Address for Notices

Notice to the Company

Entercom Communications Corp.
401 City Avenue, Suite 809
Bala Cynwyd, PA 19004

Facsimile:	(610) 660-5662
Attention:	Andrew Sutor,
Senior Vice President and General Counsel

with a copy to:

Latham & Watkins LLP
330 N. Wabash St., Suite 2800
Chicago, IL 60611

Facsimile:	(312) 993-9767
Attention:	Zachary A. Judd

Notice to the Investor

Lincoln National Corporation
Legal Dept. – Contract Law
150 N. Radnor Chester Road
Radnor, PA 19087

Facsimile:	(484) 583-8141
Attention:	Vice President – Contract Law

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Facsimile:	(212) 403-2000
Attention:	Nicholas G. Demmo

EXHIBIT A

to

Registration

Rights Agreement

AGREEMENT TO BE BOUND

BY THE REGISTRATION RIGHTS AGREEMENT

The undersigned, being the transferee of         shares of Class A common stock, par value $0.01 per share (the “Registrable Securities”), of Entercom Communications Corp., a Pennsylvania corporation (the “Company”), as a condition to the receipt of such Registrable Securities, acknowledges that matters pertaining to the registration of such Registrable Securities are governed by the Registration Rights Agreement dated as of [—], initially among the Company and The Lincoln National Life Insurance Company referred to therein (the “Agreement”), and the undersigned hereby (1) acknowledges receipt of a copy of the Agreement, and (2) agrees to be bound as a Holder by the terms of the Agreement, as the same has been or may be amended from time to time.

Agreed to this     day of             ,         .

*

*

*	Include address for notices.

A-1